Exhibit 10.1

EXECUTION COPY

U.S. $175,000,000

(with an option to increase up to $200,000,000)

FIFTH AMENDED AND RESTATED LOAN AND SERVICING AGREEMENT

by and among

NEWSTAR CP FUNDING LLC,

as the Borrower,

NEWSTAR FINANCIAL, INC.,

as the Originator and as the Servicer,

EACH OF THE CONDUIT LENDERS AND INSTITUTIONAL LENDERS FROM TIME

TO TIME PARTY HERETO,

as the Lenders,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as the Swingline Bank,

WELLS FARGO SECURITIES, LLC

as the Administrative Agent,

and

U.S. BANK NATIONAL ASSOCIATION,

as the Trustee

Amended and Restated as of November 5, 2012

i

(continued)

(continued)

(continued)

(continued)

v

EXHIBITS

EXHIBIT A-1	Form of Borrowing Notice (Advance Request)

EXHIBIT A-2	Form of Repayment Notice (Reduction of Advances Outstanding/Facility Amount)

EXHIBIT A-3	Form of Borrowing Notice (Reinvestment of Principal Collections)

EXHIBIT A-4	Form of Borrowing Notice (Unfunded Exposure Account Disbursement)

EXHIBIT A-5	Form of Borrowing Base Certificate

EXHIBIT A-6	Form of Approval Notice

EXHIBIT B-1	Form of Variable Funding Note (VFN)

EXHIBIT B-2	Form of Swingline Note

EXHIBIT C	Form of Servicing Report

EXHIBIT D	Form of Joinder Supplement

EXHIBIT E-1	Form of Officer’s Certificate to Solvency (NewStar CP Funding LLC)

EXHIBIT E-2	Form of Officer’s Certificate to Solvency (NewStar Financial, Inc.)

EXHIBIT F-1	Form of Officer’s Closing Certificate (NewStar CP Funding LLC)

EXHIBIT F-2	Form of Officer’s Closing Certificate (NewStar Financial, Inc.)

EXHIBIT G-1	Form of Power of Attorney (NewStar CP Funding LLC)

EXHIBIT G-2	Form of Power of Attorney (NewStar Financial, Inc.)

EXHIBIT H	Form of Release of Required Loan Documents

EXHIBIT I	Form of Servicer’s Certificate

EXHIBIT J	Form of Transferee Letter

SCHEDULES

SCHEDULE I	Condition Precedent Documents

SCHEDULE II	Concentration Account Bank and Concentration Account

SCHEDULE III	Location of Required Loan Documents

SCHEDULE IV	Credit and Collection Policy

SCHEDULE V	Agreed-Upon Procedures For Independent Public Accountants

SCHEDULE VI	Moody’s Industry Classification Groups

SCHEDULE VII	Moody’s RiskCalc

SCHEDULE VIII	Asset Quality Matrix

SCHEDULE IX	Advance Rates

ANNEXES

ANNEX A	Addresses

FIFTH AMENDED AND RESTATED LOAN AND SERVICING AGREEMENT

THIS FIFTH AMENDED AND RESTATED LOAN AND SERVICING AGREEMENT (as amended, modified, waived, supplemented, restated or replaced from time to time, the “Agreement”) is made as of this November 5, 2012, by and among:

(1) NEWSTAR CP FUNDING LLC, a Delaware limited liability company, as the seller (together with its successors and assigns in such capacity, the “Borrower”);

(2) NEWSTAR FINANCIAL, INC., a Delaware corporation (the “Company”), as the originator (together with its successors and assigns in such capacity, the “Originator”), and as the servicer (together with its successors and assigns in such capacity, the “Servicer”);

(3) WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association (together with its successors and assigns, “Wells Fargo”), as a Lender;

(4) EACH OF THE CONDUIT LENDERS FROM TIME TO TIME PARTY HERETO (each, together with its successors and assigns in such capacity, a “Conduit Lender” and a “Lender”);

(5) EACH OF THE INSTITUTIONAL LENDERS FROM TIME TO TIME PARTY HERETO (each, together with its successors and assigns in such capacity, an “Institutional Lender” and a “Lender” and collectively with the Conduit Lenders, the “Lenders”);

(6) WELLS FARGO SECURITIES, LLC a Delaware limited liability company (together with its successors and assigns, “WFS”), as the administrative agent (together with its successors and assigns in such capacity, the “Administrative Agent”); and

(7) U.S. BANK NATIONAL ASSOCIATION, a national banking association (together with its successors and assigns, “US Bank”), not in its individual capacity but as the trustee (together with its successors and assigns in such capacity, the “Trustee”).

R E C I T A L S

WHEREAS, certain parties hereto previously entered into the Fourth Amended and Restated Loan and Servicing Agreement dated as of July 12, 2011 (such agreement, as amended, modified or waived prior to the date hereof, the “Existing Agreement”);

WHEREAS, the parties hereto now wish to amend and restate the Existing Agreement in its entirety in order to make certain additional changes agreed to by the parties hereto; and

WHEREAS, all other conditions precedent to the execution of this Agreement have been complied with.

NOW, THEREFORE, based upon the foregoing Recitals, the mutual promises and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.1. Certain Defined Terms.

Certain capitalized terms used throughout this Agreement are defined above or in this Section 1.1. As used in this Agreement and its schedules, exhibits and other attachments, unless the context requires a different meaning, the following terms shall have the following meanings:

“1940 Act”: The Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“Account”: Any of the Collection Account, the Principal Collections Account, the Interest Collections Account, the Custodial Account, the Unfunded Exposure Account and any sub-accounts thereof deemed appropriate or necessary by the Administrative Agent for convenience in administering such accounts.

“Accreted Interest”: Interest accrued on a Loan that is added to the principal amount of such Loan instead of being paid as it accrues.

“Accrual Period”: With respect to each Advance (or portion thereof), (i) with respect to the first Payment Date, the period from and including the Initial Closing Date to and including the last day of the calendar month preceding the first Payment Date, and (ii) with respect to any subsequent Payment Date, the period ending on the last day of the calendar month immediately preceding the month in which the Payment Date occurs and commencing on the first day of the calendar month in which the preceding Payment Date occurred; provided, that the final Accrual Period hereunder shall end on and include the day prior to the payment in full of the Advances hereunder.

“Additional Amount”: Defined in Section 2.17(a).

“Adjusted Borrowing Value”: For any Loan as of any date of determination, an amount equal to the least of (i) the OLB of such Loan, (ii) the Purchase Price of such Loan multiplied by the OLB thereof at such time, and (iii) the Assigned Value of such Loan multiplied by the OLB thereof at such time; provided that the “Adjusted Borrowing Value” of any Loan that (x) is no longer an Eligible Loan or (y) constitutes an Equity Security shall be zero.

“Administrative Agent”: WFS, in its capacity as administrative agent for the Lenders, together with its successors and assigns, including any successor appointed pursuant to Article XII.

“Advance”: Each funding by the Lenders (including the Swingline Lender) hereunder (including each Loan Advance, Swingline Advance and each advance made for the purpose of refunding the Swingline Lender for any Swingline Advances pursuant to Section 2.14(a) and funding the Unfunded Exposure Account pursuant to Section 2.3(e)).

“Advance Rate”: With respect to any Loan on any Measurement Date, the corresponding percentage for the type of Loan (such type to be determined as of the Cut-Off Date of each Loan) set forth on Schedule IX hereto.

“Advances Outstanding”: On any day, the aggregate principal amount of all Advances outstanding on such day, after giving effect to all repayments of Advances and the making of new Advances on such day.

“Affected Party”: The Administrative Agent, each Hedge Counterparty, each Lender, each Liquidity Bank, all assignees and participants of each Lender and each Liquidity Bank, and any sub-agent of the Administrative Agent.

“Affiliate”: With respect to a Person, means any other Person that, directly or indirectly, controls, is controlled by or under common control with such Person, or is a director or officer of such Person; provided that for purposes of determining whether any Loan is an Eligible Loan or any Obligor is an Eligible Obligor, the term Affiliate shall not include any Affiliate relationship which may exist solely as a result of direct or indirect ownership of, or control by, a common Financial Sponsor. For purposes of this definition, “control” (including the terms “controlling,” “controlled by” and “under common control with”) when used with respect to any specified Person means the possession, direct or indirect, of the power to vote 20% or more of the voting securities of such Person or to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agent’s Account”: Means, with respect to any applicable Lender, the special account established in the name of such Lender or any agent on such Lender’s behalf and identified as such to the Borrower and Servicer in writing (or any other account from time to time notified to the Borrower and the Servicer in writing by such Lender).

“Agent’s Fee”: The “agent fee” set forth in the agent fee letter agreement between the Borrower, the Servicer and Wells Fargo.

“Agented Loan”: Any Loan which is agented by a Person as part of a syndicated loan transaction or is agented by the Company.

“Aggregate Exposure Amount”: As of any date of determination, the sum of the Exposure Amounts of all Delayed Draw Term Loans and Revolving Loans included in the Collateral on such date.

“Aggregate Funded Spread”: As of any date of determination, the sum of:

(a) in the case of each Eligible Loan (other than any Floor Obligation) included in the Collateral that is a Floating Rate Loan that bears interest at a spread over the Company LIBOR Rate, (i) the stated interest rate spread on such Eligible Loan (including, for any Permitted PIK Loan, only the required current cash pay interest rate thereon) above the Company LIBOR Rate on such date multiplied by (ii) the Adjusted Borrowing Value of such Eligible Loan; and

(b) in the case of each Floor Obligation and each other Eligible Loan included in the Collateral that is a Floating Rate Loan that bears interest at a spread over an index other than the

Company LIBOR Rate, (i) the excess of the sum of such spread and such index (including in the case of each Floor Obligation, the “floor” rate) on such Eligible Loan (including, for any Permitted PIK Loan, only the required current cash pay interest rate thereon) above the Company LIBOR Rate on such date multiplied by (ii) the Adjusted Borrowing Value of such Eligible Loan.

“Aggregate Unfunded Exposure Equity Amount”: As of any date of determination, an amount equal to the sum of the Unfunded Exposure Equity Amounts with respect to the Delayed Draw Term Loans and Revolving Loans in the Collateral on such date.

“Aggregate Unpaids”: At any time, an amount equal to the sum of all unpaid Advances Outstanding, Interest, Breakage Costs, Hedge Breakage Costs and all other amounts owed by the Borrower to the Lenders, the Administrative Agent, any applicable Hedge Counterparty and the Trustee hereunder (including, without limitation, all Indemnified Amounts, other amounts payable under Article XI and amounts required under Section 2.10, Section 2.11, Section 2.16 and Section 2.17 to the Affected Parties or Indemnified Parties) or under any Hedging Agreement (including, without limitation, payments in respect of the termination of any such Hedging Agreement) or by the Borrower or any other Person under any fee letter (including, without limitation, the Lender Fee Letter and the Trustee Fee Letter) delivered in connection with the transactions contemplated by this Agreement, in each case whether due or accrued.

“Applicable Law”: For any Person or property of such Person, all existing and future applicable laws, rules, regulations (including proposed, temporary and final income tax regulations), statutes, treaties, codes, ordinances, permits, certificates, orders and licenses of and interpretations by any Governmental Authority which are applicable to such Person or property (including, without limitation, and to the extent applicable, usury laws, the Federal Truth in Lending Act, and Regulation Z and Regulation B of the Board of Governors of the Federal Reserve System), and applicable judgments, decrees, injunctions, writs, awards or orders of any court, arbitrator or other administrative, judicial, or quasi-judicial tribunal or agency of competent jurisdiction.

“Approval Notice”: With respect to any Eligible Loan, the written notice, substantially in the form attached hereto as Exhibit A-6, evidencing the approval by the Administrative Agent, in its sole discretion, of the acquisition of such Eligible Loan by the Borrower.

“Approved Valuation Firm”: Each of (i) Houlihan Lokey Howard & Zukin, (ii) Lincoln International LLC (f/k/a Lincoln Partners LLC), (iii) Duff & Phelps Corp., (iv) Valuation Research Corporation, (v) FTI Consulting, Inc., (vi) American Appraisal Associates, Inc., (vii) Deloitte LLP, (viii) Ernst & Young LLP, (ix) KPMG LLP, (x) Capstone Advisory Group, LLC and (xi) any other nationally recognized accounting firm or valuation firm, in each case as approved by the Administrative Agent in its sole discretion.

“Asset Quality Matrix”: The chart set forth on Schedule VIII used to determine which of the row/column combinations are applicable for purposes of determining the Maximum Moody’s Rating Factor Test and the Minimum Weighted Average Spread Test.

“Assigned Value”: With respect to each Loan included in the Collateral, as of any date of determination, the value (expressed as a percentage of such Loan’s par value) assigned to such Loan by the Administrative Agent in its sole discretion as of the Closing Date or the applicable Cut-Off Date (in the case of a Loan added to the Collateral after the Closing Date), in each case subject to the following terms:

(a) If an Assigned Value Adjustment Event of the type described in clauses (i), (iii), (iv) or (viii) (solely with respect to a Material Modification described in clause (a) therein) of the definition thereof with respect to such Loan occurs, the Assigned Value of such Loan will, automatically and without further action by the Administrative Agent, be zero;

(b) If an Assigned Value Adjustment Event not described in clause (a) hereof with respect to such Loan (other than a Broadly Syndicated Loan) occurs, the Assigned Value of such Loan may be amended by the Administrative Agent, in its sole discretion. In the event the Borrower disagrees with the Administrative Agent’s determination of the Assigned Value of a Loan, the Borrower may (at its expense) retain any single Approved Valuation Firm to value such Loan and if the value (expressed as a percentage of par) determined by such firm is greater than the Administrative Agent’s determination of the Assigned Value, such firm’s valuation shall be the Assigned Value; provided that (a) the Assigned Value of such Loan shall be the value (expressed as a percentage of par) assigned by the Administrative Agent until such valuation firm has determined its value and (b) the Assigned Value shall not be based upon the practices set forth in FASB No. 157 or any pronouncement, statement, rule or amendment with respect to GAAP mandated mark to market requirements, but rather shall be based on the amortized cost adjusted for any credit deterioration of such Loan;

(c) Following an Assigned Value Adjustment Event not described in clause (a) hereof with respect to a Broadly Syndicated Loan, the Assigned Value of such Broadly Syndicated Loan may be amended by the Administrative Agent, in its sole discretion, but such Assigned Value shall not be less than the price (expressed as a percentage of par) of (w) the average of the published bid side prices based upon information from three secondary loan market dealers (selected by the Servicer in a commercially reasonable manner) active in the trading of such Loan or obligations or securities similar thereto or pricing services (one of which must be Loan-X Mark-It Partners or Loan Pricing Corporation if a bid side price from Loan-X Mark-It Partners is unavailable), (x) if a price cannot be obtained pursuant to the means contemplated by clause (w) hereof, the price determined as the average of the published bid side prices based upon information from two secondary loan market dealers (selected by the Servicer in a commercially reasonable manner) active in the trading of such Loan or obligations or securities similar thereto or pricing services (one of which shall be Loan-X Mark-It Partners or Loan Pricing Corporation if a bid side price from Loan-X Mark-It Partners is unavailable), (y) if a price cannot be obtained pursuant to the means contemplated by clauses (w) or (x) hereof, the price determined by Loan-X Mark-It Partners or Loan Pricing Corporation if a bid side price from Loan-X Mark-It Partners is unavailable or (z) if a price cannot be obtained pursuant to the means contemplated by clauses (w), (x) or (y) hereof (including on account of the Administrative Agent determining that pricing is not current or accurate or is not available as described in the following proviso), the price determined pursuant to clause (b) above; provided, that the Administrative Agent, in its sole discretion, may determine that any single published bid side price obtained from any applicable secondary loan market dealer or pricing service is not current or accurate or is not available, and, upon such determination, such price will not be eligible for consideration in clauses (w), (x) or (y) above.

(d) The Assigned Value of any Loan will be re-evaluated at the sole discretion of the Administrative Agent for any Loan whose Assigned Value was decreased following the occurrence of an Assigned Value Adjustment Event upon the improvement in the Senior Net Leverage Ratio or the Interest Coverage Ratio that gave rise to the decrease in the Assigned Value; and

(e) The Administrative Agent shall promptly notify the Servicer of any change effected by the Administrative Agent in the Assigned Value of any Loan.

“Assigned Value Adjustment Event”: With respect to any Loan, the occurrence of any one or more of the following events after the related Cut-Off Date:

(i) a default in the payment of principal or interest under such Loan (after giving effect to any applicable grace or cure periods, but in any case not to exceed five (5) Business Days, in accordance with the Underlying Instruments);

(ii) a default as to all or any portion of one or more payments of principal or interest has occurred in relation to any other pari passu obligation for borrowed money of the related Obligor (giving effect to any grace period applicable thereto but in no event exceeding five (5) Business Days past the applicable due date);

(iii) an Insolvency Event with respect to the related Obligor;

(iv) the Servicer has determined in accordance with the Collateral Management Standard that such Loan is on non-accrual status or not collectible;

(v) the failure to deliver any financial reporting package monthly (to the extent required by the Underlying Instruments), quarterly or annually with respect to such Loan pursuant to Section 6.13(f) no later than 45 days after the end of each month, 60 days after the end of each quarter and 120 days after the end of each fiscal year (or such greater number of days as allowed by the Underlying Instruments (including any grace periods thereunder), but which, in the case of annual financials, shall in no case exceed 150 days after the end of each fiscal year), unless otherwise agreed to by the Administrative Agent in its sole discretion;

(vi) the Interest Coverage Ratio (calculated solely with respect to interest payable in cash) for any Relevant Test Period with respect to such Loan is (A) less than 85% of the Interest Coverage Ratio with respect to such Loan as of the Cut-Off Date for such Loan and (B) less than 1.50 to 1.00;

(vii) the Senior Net Leverage Ratio for any Relevant Test Period of the related Obligor with respect to such Loan is (A) more than 0.50x higher than such Senior Net Leverage Ratio with respect to such Loan as of the Cut-Off Date for such Loan and (B) greater than 3.50 to 1.00; or

(viii) the occurrence of a Material Modification with respect to such Loan.

“Availability”: At any time, an amount equal to the positive excess, if any, of (i) the Maximum Availability over (ii) the Advances Outstanding on such day; provided that at all times on and after the Termination Date, the Availability shall be zero.

“Available Funds”: With respect to any Payment Date, all amounts received in the Collection Account (including, without limitation, any Collections on Loans included in the Collateral and earnings from Permitted Investments in the Collection Account) during the Collection Period that ended on the Determination Date immediately preceding the calendar month in which such Payment Date occurs.

“Average Life”: As of any date of determination with respect to any Loan, the quotient obtained by dividing (i) the sum of the products of (a) the number of years (rounded up to the nearest one hundredth thereof) from such date of determination to the respective dates of each successive Scheduled Payment of principal on such Loan and (b) the respective amounts of principal of such Scheduled Payments by (ii) the sum of all successive Scheduled Payments of principal on such Loan.

“Bankruptcy Code”: The United States Bankruptcy Reform Act of 1978 (11 U.S.C. § 101, et seq.), as amended from time to time.

“Base Rate”: On any date, a fluctuating per annum interest rate equal to the higher of (a) the Prime Rate or (b) the Federal Funds Rate plus 1.5%.

“Benefit Plan”: Any employee benefit plan as defined in Section 3(3) of ERISA in respect of which the Borrower or any ERISA Affiliate of the Borrower is, or at any time during the immediately preceding six years was, an “employer” as defined in Section 3(5) of ERISA.

“Borrower”: Defined in the Preamble of this Agreement.

“Borrower ISDA Guaranty”: That certain limited guaranty, in the form agreed by the Borrower, NewStar and Wells Fargo, made by the Borrower in favor of Wells Fargo, guaranteeing the obligations of NewStar under the ISDA Master Agreement between the Administrative Agent and the Originator dated as of November 12, 2004, as the same may be amended from time to time in accordance with its terms.

“Borrowing Base”: As of any Measurement Date, an amount equal to the aggregate Adjusted Borrowing Value of all Eligible Loans in the Collateral after giving effect to all Eligible Loans added to and removed from the Collateral on such date.

“Borrowing Base Certificate”: Each certificate, in the form of Exhibit A-5, required to be delivered by the Borrower along with each Borrowing Notice and on each Measurement Date.

“Borrowing Base Deficiency”: As of any Measurement Date, an amount equal to the positive difference, if any, of (a) the Advances Outstanding on such day over (b) the Maximum Availability on such day.

“Borrowing Notice”: Each notice required to be delivered by the Borrower in respect of (a) each Advance, in the form of Exhibit A-1 or (b) any reinvestment of Principal Collections under Section 2.10(c), in the form of Exhibit A-3 or under Section 2.10(d), in the form of Exhibit A-4.

“Breakage Costs”: Means, with respect to any applicable Lender, any amount or amounts as shall compensate such Lender for any loss, cost or expense incurred by such Lender (as determined by such Lender, in such Lender’s sole discretion) as a result of a prepayment by the Borrower of Advances Outstanding or Interest. All Breakage Costs shall be due and payable hereunder on each Payment Date in accordance with Section 2.10 and Section 2.11 or as otherwise specified herein. The determination by the applicable Lender of the amount of any such loss, cost or expense shall be conclusive absent manifest error.

“Broadly Syndicated Loan”: Any commercial loan that is (i) a broadly syndicated commercial loan, (ii) has first priority right of payments and is not (and cannot by its terms become) subordinate in right of payment to any obligation of the Obligor in any bankruptcy, reorganization, insolvency, moratorium or liquidation proceedings, (iii) is secured by a pledge of collateral, which security interest is validly perfected and first priority under Applicable Law (subject to liens permitted under the applicable credit agreement), (iv) the Servicer has determined in good faith that the value of the collateral securing the loan (or the enterprise value of the underlying business) on or about the time of origination equals or exceeds the outstanding principal balance of the loan plus the aggregate outstanding balances of all other loans of equal or higher seniority secured by the same collateral, (v) has a tranche size of $250,000,000 or greater, (vi) has a trailing twelve month EBITDA (as reported in the most recent financial statements or covenant compliance certificate of the Obligor) of $50,000,000 or greater, and (vii) is rated by both S&P and Moody’s (or the Obligor is rated by S&P and Moody’s) at the time of acquisition by the Borrower and such ratings are not lower than B3 by Moody’s and B- by S&P. For avoidance of doubt, the reference to “tranche size” in clause (v) hereof is to the tranche currently held or contemplated for purchase by the Borrower. To the extent, there are multiple pari passu tranches issued by the Obligor, such other tranches shall be included in the calculation of tranche size if they carry the same material terms and are each widely distributed. Additionally, the calculation of tranche size shall also include any last out component, but not any second lien component.

“BSL Excess”: As of any date of determination, the sum of (i) the aggregate of all BSL Obligor Excess Amounts and (ii) the BSL Sub-Limit Excess Amount.

“BSL Obligor Excess Amount”: As of any date of determination, for each Obligor with a Loan included in part of the Collateral, the greater of (i)(a) the sum of the Adjusted Borrowing Value of all Broadly Syndicated Loans made to such Obligor (including any Affiliate thereof) by the Borrower minus (b) $8,000,000 and (ii) zero.

“BSL Sub-Limit”: $90,000,000.

“BSL Sub-Limit Excess Amount”: As of any date of determination, the greater of (i)(a) the sum of the Adjusted Borrowing Value of all Broadly Syndicated Loans included in the Collateral minus (b) the aggregate of all BSL Obligor Excess Amounts minus (c) the BSL Sub-Limit and (ii) zero.

“Business Day”: Any day (other than a Saturday or a Sunday) on which (a) banks are not required or authorized to be closed in New York City, New York, Boston, Massachusetts, Minneapolis, Minnesota, Charlotte, North Carolina or Florence, South Carolina and (b) if the term “Business Day” is used in connection with the determination of the LIBOR Rate, dealings in United States dollar deposits are carried on in the London interbank market.

“Capital Lease Obligations”: With respect to any entity, the obligations of such entity to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such entity under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash”: Such currency or coin of the United States as at the time shall be legal tender for payment of all public and private debts.

“Certificated Security”: The meaning specified in Section 8-102(a)(4) of the UCC.

“Change-in-Control”: Any of the following:

(a) Any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding (i) Permitted Holders, and (ii) any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of such plan) becomes the “beneficial owner” (as defined under Rule 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of stock or other equity interests or any interest convertible into any such interest in the Originator or the initial Servicer having more than fifty percent (50%) of the voting power for the election of directors of the Originator or the initial Servicer, if any, under ordinary circumstances;

(b) the creation or imposition of any Lien on any limited liability company membership interest in the Borrower; other than a pledge of the membership interests in the Borrower to secure the Fortress Notes pursuant to the pledge agreement which has already been approved by the Administrative Agent; or

(c) the failure by Originator to own all of the limited liability company membership interests in the Borrower.

“Clearing Agency”: An organization registered as a “clearing agency” pursuant to Section 17A of the Exchange Act.

“Clearing Corporation”: The meaning specified in Section 8-102(a)(5) of the UCC.

“Closing Date”: July 12, 2011.

“Code”: The Internal Revenue Code of 1986, as amended from time to time.

“Collateral”: All right, title, and interest (whether now owned or hereafter acquired or arising, and wherever located) of the Borrower in all accounts, cash and currency, chattel paper, tangible chattel paper, electronic chattel paper, copyrights, copyright licenses, equipment, fixtures, general intangibles, instruments, commercial tort claims, deposit accounts, inventory, investment property, letter-of-credit rights, software, supporting obligations, accessions, and other property of the Borrower, including, without limitation, all right, title and interest of the Borrower in the following (in each case excluding the Retained Interest and any fee permitted to be retained by the Originator in connection with the origination of any Loan under clause (b)(iii) of the definition of Excluded Amounts):

(i) all Loans in which the Borrower has an interest, and all monies due or to become due in payment under such Loans on and after the related Cut-Off Date, including, but not limited to, all Collections;

(ii) all Related Security with respect to the Loans referred to in clause (i);

(iii) for the avoidance of doubt, all “Collateral” under and as defined in the Existing Agreement; and

(iv) all income and Proceeds of the foregoing.

For the avoidance of doubt, the term “Collateral” shall, for all purposes of this Agreement, be deemed to include any Loan acquired directly by the Borrower from a third party in a transaction arranged and underwritten by the Originator or any transaction in which the Borrower is the designee of the Originator under the instruments of conveyance relating to the applicable Loan.

“Collateral Quality Test”: means each of the tests set forth below:

(i)	the Minimum Weighted Average Spread Test;

(ii)	the Maximum Weighted Average Life Test; and

(iii)	the Maximum Weighted Average Rating Factor Test.

“Collection Account”: Defined in Section 6.4(h).

“Collection Date”: The date following the Termination Date on which the Aggregate Unpaids have been reduced to zero and indefeasibly paid in full.

“Collection Period”: With respect to the first Payment Date, the period from and including the Initial Closing Date to and including the Determination Date preceding the first Payment Date; and thereafter, the period from but excluding the Determination Date preceding the previous Payment Date to and including the Determination Date preceding the current Payment Date.

“Collections”: (a) All Cash collections and other Cash proceeds of any Loan, including, without limitation, any Interest Collections, Principal Collections, Prepayments, Insurance Proceeds, interest earnings in the Collection Account, and all other amounts received in respect of any Loan but excluding any Excluded Amounts and amounts attributable to any Retained Interests, (b) any Cash proceeds or other funds received by the Borrower or the Servicer with respect to any Related Security, including from any guarantors and (c) all payments received pursuant to any Hedging Agreement or Hedge Transaction.

“Commercial Paper Notes”: On any day, any short-term promissory notes of any Conduit Lender issued by such Conduit Lender in the commercial paper market.

“Commitment”: With respect to each Lender, the commitment of such Lender to make Advances in accordance herewith in an amount not to exceed (i) prior to the end of the Revolving Period, the dollar amount set forth opposite such Lender’s signature on the signature pages hereto under the heading “Commitment” (as adjusted for assignments thereof) and (ii) on or after the Revolving Period, with respect to each Lender, such Lender’s Pro-Rata Share of the Advance Outstanding.

“Commitment Fee”: With respect to any applicable Lender and each Accrual Period, the “commitment fee” set forth in the Lender Fee Letter.

“Company”: Defined in the Preamble of this Agreement.

“Company LIBOR Rate”: The posted rate for one-month, two-month or three-month, as applicable, deposits in Dollars appearing on the applicable Telerate Page (3750 for Dollars, which is known as Telerate Successor Page 37507) or the applicable Reuters Screen Page, or, if such Telerate Page is not available, in such other manner, as and when determined in accordance with the applicable Underlying Instruments.

“Company Prime Rate”: The rate designated by the Company (or the Person serving as agent on a Loan if other than the Company) from time to time and/or pursuant to the related Underlying Instruments as its prime rate in the United States, such rate to change as and when the designated rate changes; provided that the Company Prime Rate is not intended to be the lowest rate of interest charged by the Company (or such agent) in connection with extensions of credit to debtors.

“Concentration Account”: The account maintained at the Concentration Account Bank for the purpose of receiving Collections, the details of which are contained in Schedule II, as such schedule may be amended from time to time.

“Concentration Account Bank”: Either (i) US Bank or (ii) Wells Fargo, as applicable.

“Concentration Limits”: For the purposes of determining the Excess Concentration Amount and the Maximum Availability, the following concentration limits shall apply during the Revolving Period (and, for the avoidance of doubt, the Concentration Limits shall not apply after the Revolving Period):

(i) the aggregate Adjusted Borrowing Value of all Eligible Loans to Obligors in the same Moody’s Industry Classification Group shall not exceed the greater of (a) $17,500,000 and (b) 17.5% of the Borrowing Base; provided that the aggregate Adjusted Borrowing Value of all Eligible Loans to Obligors in the largest Moody’s Industry Classification Group may exceed the greater of (a) $17,500,000 and (b) 17.5% of the Borrowing Base but shall not exceed the greater of (a) $25,000,000 and (b) 25.0% of the Borrowing Base and the aggregate Adjusted Borrowing Value of all Eligible Loans to Obligors in the second largest Moody’s Industry Classification Group may exceed the greater of (a) $17,500,000 and (b) 17.5% of the Borrowing Base but shall not exceed the greater of (a) $20,000,000 and (b) 20.0% of the Borrowing Base;

(ii) the aggregate Adjusted Borrowing Value of all Eligible Loans to the same Obligor shall not exceed $12,500,000; provided that up to three obligors (including any Affiliate thereof) may, collectively, have an Adjusted Borrowing Value in an amount up to $20,000,000 each for the first 90 days after acquisition by the Borrower;

(iii) the aggregate Adjusted Borrowing Value of all Eligible Loans that are Fixed Rate Loans shall not exceed $15,000,000;

(iv) the aggregate Adjusted Borrowing Value of all Eligible Loans where the related Obligor is organized under the law of Canada shall not exceed the greater of (a) $15,000,000 and (b) 15.0% of the Borrowing Base; and

(v) the aggregate Adjusted Borrowing Value of all Eligible Loans rated “Caa1” or lower shall not exceed the greater of (a) $25,000,000 and (b) 25.0% of the Borrowing Base.

“Conduit Lender”: Each commercial paper conduit from time to time party hereto as a Lender.

“Continued Errors”: Defined in Section 6.19(e).

“Contractual Obligation”: With respect to any Person, any provision of any securities issued by such Person or any indenture, mortgage, deed of trust, contract, undertaking, agreement, instrument or other material document to which such Person is a party or by which it or any of its property is bound or to which either is subject.

“Credit and Collection Policy”: The written credit policies and procedures manual of the Originator and the initial Servicer set forth on Schedule IV, as may be as amended or supplemented from time to time in accordance with Section 5.1(h) and Section 5.4(f).

“Custodial Account”: The securities account designated as the Custodial Account and established in the name of the Trustee pursuant to Section 6.4(i).

“Cut-Off Date”: With respect to each Loan, the date such Loan is acquired by the Borrower.

“Defaulted Loan”: Any Loan which has been accelerated after an “Event of Default” as defined in the Required Loan Documents, which acceleration has not been waived, and any Loan classified as a Defaulted Loan by the Servicer in accordance with the Credit and Collection Policy and the Servicing Standard.

“Defaulting Lender”: Any Revolving Lender that (i) has failed to fund any portion of the Advances (including participations in Swingline Advances) required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (ii) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless such amount is the subject of a good faith dispute, (iii) has notified the Borrower, the Administrative Agent or any other Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply or has failed to comply with its funding obligations under this Agreement or generally under other agreements in which it commits or is obligated to extend credit or (iv) has become or is insolvent or has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.

“Delayed Draw Term Loan”: A Loan that is fully committed on the initial funding date of such Loan and is required to be fully funded in one or more installments on draw dates to occur within one year of the initial funding of such Loan but which, once all such installments have been made has the characteristics of a Term Loan.

“Derivatives”: Any exchange-traded or over-the-counter (i) forward, future, option, swap, cap, collar, floor or foreign exchange contract or any combination thereof, whether for physical delivery or Cash settlement, relating to any interest rate, interest rate index, currency, currency exchange rate, currency exchange rate index, debt instrument, debt price, debt index, depository instrument, depository price, depository index, equity instrument, equity price, equity index, commodity, commodity price or commodity index, (ii) any similar transaction, contract, instrument, undertaking or security, or (iii) any transaction, contract, instrument, undertaking or security containing any of the foregoing.

“Determination Date”: The last day of each calendar month.

“Discretionary Sale”: Defined in Section 2.21(a).

“Discretionary Sale Date”: The Business Day identified by the Borrower to the Administrative Agent in a Discretionary Sale Notice as the proposed date of a Discretionary Sale.

“Discretionary Sale Notice”: Defined in Section 2.21(a)(i).

“Diversity Score”: A single number that indicates collateral concentration in terms of both issuer and industry calculation, calculated as set forth below:

(a)	An Issuer Par Amount is calculated for each issuer of a Loan, and is equal to the aggregate principal balance of all the Loans issued by that issuer and all affiliates.

(b)	An Average Par Amount is calculated by summing the Issuer Par Amounts for all issuers, and dividing by the number of issuers.

(c)	An Equivalent Unit Score is calculated for each issuer, and is equal to the lesser of (x) one and (y) the Issuer Par Amount for such issuer divided by the Average Par Amount.

(d)	An Aggregate Industry Equivalent Unit Score is then calculated for each of the Moody’s Industry Classification Groups and is equal to the sum of the Equivalent Unit Scores for each issuer in such Moody’s Industry Classification Group.

(e)	An Industry Diversity Score is then established for each Moody’s Industry Classification Group by reference to the following table for the related Aggregate Industry Equivalent Unit Score; provided that if any Aggregate Industry Equivalent Unit Score falls between any two such scores, the applicable Industry Diversity Score will be the lower of the two Industry Diversity Scores:

Aggregate Industry Equivalent Unit Score	Industry Diversity Score	Aggregate Industry Equivalent Unit Score	Industry Diversity Score	Aggregate Industry Equivalent Unit Score	Industry Diversity Score	Aggregate Industry Equivalent Unit Score	Industry Diversity Score
0.0000	0.0000	5.0500	2.7000	10.1500	4.0200	15.2500	4.5300
0.0500	0.1000	5.1500	2.7333	10.2500	4.0300	15.3500	4.5400
0.1500	0.2000	5.2500	2.7667	10.3500	4.0400	15.4500	4.5500
0.2500	0.3000	5.3500	2.8000	10.4500	4.0500	15.5500	4.5600
0.3500	0.4000	5.4500	2.8333	10.5500	4.0600	15.6500	4.5700
0.4500	0.5000	5.5500	2.8667	10.6500	4.0700	15.7500	4.5800
0.5500	0.6000	5.6500	2.9000	10.7500	4.0800	15.8500	4.5900
0.6500	0.7000	5.7500	2.9333	10.8500	4.0900	15.9500	4.6000
0.7500	0.8000	5.8500	2.9667	10.9500	4.1000	16.0500	4.6100
0.8500	0.9000	5.9500	3.0000	11.0500	4.1100	16.1500	4.6200
0.9500	1.0000	6.0500	3.0250	11.1500	4.1200	16.2500	4.6300
1.0500	1.0500	6.1500	3.0500	11.2500	4.1300	16.3500	4.6400
1.1500	1.1000	6.2500	3.0750	11.3500	4.1400	16.4500	4.6500
1.2500	1.1500	6.3500	3.1000	11.4500	4.1500	16.5500	4.6600
1.3500	1.2000	6.4500	3.1250	11.5500	4.1600	16.6500	4.6700
1.4500	1.2500	6.5500	3.1500	11.6500	4.1700	16.7500	4.6800
1.5500	1.3000	6.6500	3.1750	11.7500	4.1800	16.8500	4.6900
1.6500	1.3500	6.7500	3.2000	11.8500	4.1900	16.9500	4.7000
1.7500	1.4000	6.8500	3.2250	11.9500	4.2000	17.0500	4.7100
1.8500	1.4500	6.9500	3.2500	12.0500	4.2100	17.1500	4.7200
1.9500	1.5000	7.0500	3.2750	12.1500	4.2200	17.2500	4.7300
2.0500	1.5500	7.1500	3.3000	12.2500	4.2300	17.3500	4.7400
2.1500	1.6000	7.2500	3.3250	12.3500	4.2400	17.4500	4.7500
2.2500	1.6500	7.3500	3.3500	12.4500	4.2500	17.5500	4.7600
2.3500	1.7000	7.4500	3.3750	12.5500	4.2600	17.6500	4.7700
2.4500	1.7500	7.5500	3.4000	12.6500	4.2700	17.7500	4.7800
2.5500	1.8000	7.6500	3.4250	12.7500	4.2800	17.8500	4.7900

Aggregate Industry Equivalent Unit Score	Industry Diversity Score	Aggregate Industry Equivalent Unit Score	Industry Diversity Score	Aggregate Industry Equivalent Unit Score	Industry Diversity Score	Aggregate Industry Equivalent Unit Score	Industry Diversity Score
2.6500	1.8500	7.7500	3.4500	12.8500	4.2900	17.9500	4.8000
2.7500	1.9000	7.8500	3.4750	12.9500	4.3000	18.0500	4.8100
2.8500	1.9500	7.9500	3.5000	13.0500	4.3100	18.1500	4.8200
2.9500	2.0000	8.0500	3.5250	13.1500	4.3200	18.2500	4.8300
3.0500	2.0333	8.1500	3.5500	13.2500	4.3300	18.3500	4.8400
3.1500	2.0667	8.2500	3.5750	13.3500	4.3400	18.4500	4.8500
3.2500	2.1000	8.3500	3.6000	13.4500	4.3500	18.5500	4.8600
3.3500	2.1333	8.4500	3.6250	13.5500	4.3600	18.6500	4.8700
3.4500	2.1667	8.5500	3.6500	13.6500	4.3700	18.7500	4.8800
3.5500	2.2000	8.6500	3.6750	13.7500	4.3800	18.8500	4.8900
3.6500	2.2333	8.7500	3.7000	13.8500	4.3900	18.9500	4.9000
3.7500	2.2667	8.8500	3.7250	13.9500	4.4000	19.0500	4.9100
3.8500	2.3000	8.9500	3.7500	14.0500	4.4100	19.1500	4.9200
3.9500	2.3333	9.0500	3.7750	14.1500	4.4200	19.2500	4.9300
4.0500	2.3667	9.1500	3.8000	14.2500	4.4300	19.3500	4.9400
4.1500	2.4000	9.2500	3.8250	14.3500	4.4400	19.4500	4.9500
4.2500	2.4333	9.3500	3.8500	14.4500	4.4500	19.5500	4.9600
4.3500	2.4667	9.4500	3.8750	14.5500	4.4600	19.6500	4.9700
4.4500	2.5000	9.5500	3.9000	14.6500	4.4700	19.7500	4.9800
4.5500	2.5333	9.6500	3.9250	14.7500	4.4800	19.8500	4.9900
4.6500	2.5667	9.7500	3.9500	14.8500	4.4900	19.9500	5.0000
4.7500	2.6000	9.8500	3.9750	14.9500	4.5000
4.8500	2.6333	9.9500	4.0000	15.0500	4.5100
4.9500	2.6667	10.0500	4.0100	15.1500	4.5200

(f)	The Diversity Score is then calculated by summing each of the Industry Diversity Scores for each Moody’s Industry Classification Group.

(g)	For purposes of calculating the Diversity Score, affiliated issuers in the same industry are deemed to be a single issuer.

“Dollars”: Means, and the conventional “$” signifies, the lawful currency of the United States.

“EBITDA”: With respect to any period and any Loan, the meaning of “EBITDA,” “Adjusted EBITDA” or any comparable definition in the Underlying Instruments for each such Loan, and in any case that “EBITDA,” “Adjusted EBITDA” or such comparable definition is not defined in such Underlying Instruments, an amount, for the principal obligor on such Loan and any of its parents or Subsidiaries that are obligated pursuant to the Underlying Instruments for such Loan (determined on a consolidated basis without duplication in accordance with GAAP) equal to earnings from continuing operations for such period plus interest expense, income taxes and unallocated depreciation and amortization for such period (to the extent deducted in determining earnings from continuing operations for such period), and any other item the Borrower and the Administrative Agent mutually deem to be appropriate.

“Eligible Asset”: A financial asset, either fixed or revolving, that by its terms converts into cash within a finite time period plus any rights or other assets designed to assure the servicing or timely distribution of proceeds to securityholders.

“Eligible Bid”: A bid made in good faith (and acceptable as a valid bid in the Administrative Agent’s commercially reasonable discretion) by a bidder for all or any portion of the Collateral in connection with a sale of Collateral in whole or in part pursuant to Section 10.2.

“Eligible Loan”: On any Measurement Date thereof, each Loan that satisfies each of the following eligibility requirements (unless any such eligibility requirement with respect to such Loan is expressly waived by the Administrative Agent (with the prior written consent of a Supermajority of the Lenders in their sole discretion) at the written request of the Servicer (for the avoidance of doubt, the normal-course approval of a Loan pursuant to clause (a) below shall not be deemed to be a waiver of any other eligibility requirements listed below):

(a) such Loan has been approved by the Administrative Agent in its sole discretion as evidenced by an Approval Notice delivered by the Administrative Agent with respect to such Loan;

(b) such Loan is a first lien loan and a Traditional Middle Market Loan, Large Middle Market Loan or Broadly Syndicated Loan;

(c) such Loan is an “eligible asset” as defined in Rule 3a-7 under the 1940 Act;

(d) such Loan is Registered;

(e) such Loan, together with the Related Security, has been purchased directly by or sold or assigned to the Borrower, in each case, pursuant to (and in accordance with) the Sale Agreement and the Borrower has good and marketable title, free and clear of all Liens (other than Permitted Liens), on such Loan and Related Security;

(f) the Loan (together with the Collections and Related Security related thereto) has been the subject of a Grant by the Borrower in favor of the Trustee, for the benefit of the Secured Parties, of a valid and perfected first priority security interest;

(g) the Obligor with respect to such Loan is an Eligible Obligor;

(h) such Loan is denominated and payable only in Dollars in the United States and does not permit the currency in which or country in which such Loan is payable to be changed;

(i) such Loan complies with each of the representations and warranties made by the Borrower and Servicer hereunder with respect thereto and all information provided by the Borrower or the Servicer with respect to the Loan is true and correct in all material respects;

(j) such Loan and any Related Security with respect thereto does not contravene any Applicable Laws (including, without limitation, laws, rules and regulations, if applicable, relating to usury, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices, licensing and privacy);

(k) all consents, licenses, approvals or authorizations of, or registrations or declarations with, any Governmental Authority or any other Person required to be obtained, effected or given in connection with the acquisition, transfer or performance (and, if originated by the Originator, the origination) by the Borrower or the Originator of such Loan have been duly obtained, effected or given and are in full force and effect;

(l) such Loan is eligible under its Underlying Instruments (giving effect to the provisions of Sections 9-406 and 9-408 of the UCC) to be sold to the Borrower and to have a security interest therein granted to the Trustee for the benefit of the Secured Parties;

(m) as of the applicable Cut-Off Date, such Loan is not the subject of an offer of exchange or tender by its issuer, for Cash, securities or any other type of consideration, and has not been called for redemption or tender into any other security or property that is not, on the date of such investment, a Loan;

(n) as of the applicable Cut-Off Date, such Loan (A) is not an Equity Security and (B) does not provide for the conversion or exchange into an Equity Security at any time on or after the date it is included as part of the Collateral;

(o) other than Permitted PIK Loans, such Loan is not a Loan with respect to which interest required by the Underlying Instrument to be paid in cash has previously been deferred or capitalized as principal and not subsequently paid in full;

(p) no selection procedure adverse to the interests of the Secured Parties was utilized by the Borrower or Originator in the selection of such Loan for inclusion in the Collateral;

(q) the repayment of such Loan is not subject to material non-credit related risk (for example, a Loan the payment of which is expressly contingent upon the nonoccurrence of a catastrophe), as reasonably determined by the Servicer in accordance with the Credit and Collection Policy and the Servicing Standard;

(r) the acquisition of such Loan will not cause the Borrower or the pool of Collateral to be required to register as an investment company under the 1940 Act;

(s) such Loan is not principally secured by Margin Stock;

(t) such Loan provides for a fixed amount of principal payable in Cash no later than its stated maturity;

(u) such Loan provides for periodic payments of interest in Cash no less frequently than quarterly;

(v) such Loan is not subject to withholding tax unless the Obligor thereon is required under the terms of the related Underlying Instrument to make “gross-up” payments that cover the full amount of such withholding tax on an after-tax basis;

(w) (i) the funding obligations for such Loan have been fully satisfied and all sums available thereunder have been fully advanced or (ii) such Loan is a Revolving Loan or a Delayed Draw Term Loan and the inclusion of such Loan in the Collateral does not result in the aggregate commitments of the Borrower under all Revolving Loans and the aggregate unfunded commitments of the Borrower under all Delayed Draw Term Loans included in the Collateral exceeding $25,000,000;

(x) as of the applicable Cut-Off Date, such Loan is not principally secured by real estate;

(y) such Loan is evidenced by a promissory note (other than in the case of a Noteless Loan), a credit agreement containing an express promise to pay, a security agreement or instrument and related loan documents that have been duly authorized and executed, are in full force and effect and constitute the legal, valid, binding and absolute and unconditional payment obligation of the related Obligor, enforceable against such Obligor in accordance with their terms (subject, as to enforcement only, to applicable bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally and to general principles of equity, whether considered in a suit at law or in equity), and there are no conditions precedent to the enforceability or validity of the Loan that have not been satisfied or validly waived;

(z) as of the applicable Cut-Off Date, all parties that have had any interest in the Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (i) in compliance with any and all applicable licensing requirements of the laws of the state wherein any Related Property is located, and (ii)(A) organized under the laws of such state, (B) qualified to do business in such state, (C) federal savings and loan associations or national banks having principal offices in such state or (D) not doing business in such state;

(aa) such Loan (i) was originated and underwritten, or purchased and re-underwritten, by the Originator including, without limitation, the completion of a due diligence audit and collateral assessment, (ii) is fully documented, and (iii) is being serviced by the Servicer, in each case in accordance with the Credit and Collection Policy and the Servicing Standard;

(bb) if such Loan was acquired by the Borrower after the Closing Date, such Loan has an original term to maturity that does not exceed 84 months;

(cc) all of the original or certified Required Loan Documents with respect to such Loan have been, or will be, delivered to the Trustee as provided in Section 3.2(c) or Section 3.3(b), as applicable, and all Servicing Files are being or shall be maintained at the principal place of business of the Servicer in accordance with the Credit and Collection Policy;

(dd) as of the date such Loan is first included as part of the Collateral, such Loan is not in payment default;

(ee) as of the applicable Cut-Off Date, there is no default, breach, violation or event or condition which would give rise to a right of acceleration existing under the Underlying Instruments and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event or condition which would give rise to a right of acceleration;

(ff) as of the applicable Cut-Off Date, such Loan is not a Materially Modified Loan and such Loan is not a loan (including, without limitation, a new loan that replaced a prior loan by the Originator or any of its Affiliates to the Obligor that was delinquent or defaulted) or extension of credit by the Originator to the Obligor for the purpose of making any past due principal, interest or other payments due on such Loan;

(gg) other than for Permitted PIK Loans, such Loan does not permit interest to be capitalized;

(hh) such Loan is not subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury, by the related Obligor (including any account debtor or Person obligated to make payments on such Loan to such Obligor), nor will the operation of any of the terms of the Underlying Instruments, or the exercise of any right thereunder, render the Underlying Instruments unenforceable in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury, no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto, and the Underlying Instruments with respect to the Loan provide for an affirmative waiver by the related Obligor of all rights of rescission, set-off and counterclaim against the Originator and its assignees;

(ii) such Loan does not contain a confidentiality provision that restricts or purports to restrict the ability of the Administrative Agent or any Secured Party to exercise their rights under this Agreement, including, without limitation, their rights to review the Loan File;

(jj) as of the applicable Cut-Off Date, if the Loan is one of a number of loans made to the same Obligor at the same seniority in such Obligor’s capital structure, such Loan and any other loans to the same Obligor contain standard cross-collateralization and cross-default provisions;

(kk) the rights to service, administer and enforce all rights and remedies under the applicable Underlying Instruments inure to the benefit of the holder of such Loan or its designee (including the administrative agent for such Loan) and neither the sale, transfer or assignment of such Loan to the Borrower, nor the granting of a security interest hereunder to the Trustee, on behalf of the Secured Parties, violates, conflicts with or contravenes any Applicable Law or any contractual or other restriction, limitation or encumbrance;

(ll) the master computer records of the Originator and the Servicer relating to such Loan have been clearly and unambiguously marked to show that such Loan has been sold to and is owned by the Borrower;

(mm) such Loan has not been sold, transferred, assigned or pledged by the Borrower to any person other than the Trustee, on behalf of the Secured Parties;

(nn) such Loan is not a financing to a debtor-in-possession in any insolvency proceeding; and

(oo) such Loan is not a participation interest.

“Eligible Obligor”: On any Measurement Date, any Obligor that:

(i) is a business organization (and not a natural person) duly organized and validly existing under the laws of its jurisdiction of organization,

(ii) is a legal operating entity or holding company,

(iii) has not entered into the Loan primarily for personal, family or household purposes,

(iv) is not a Governmental Authority,

(v) is not an Affiliate of the Borrower, the Originator or the Servicer (so long as the Servicer is an Affiliate of the Borrower),

(vi) such Obligor is organized under the federal or provincial laws of, or its principal office is located in, and the Related Property with respect to which the Loan is principally underwritten is located in, the United States or Canada, and

(vii) is not (and has not been for at least three years) the subject of an Insolvency Event, and, as of the date on which such Loan became part of the Collateral, such Obligor is not in financial distress and has not experienced a material adverse change in its condition, financial or otherwise, as determined by the Servicer, unless approved in writing by the Administrative Agent (with the prior written consent of a Supermajority of the Lenders in their sole discretion).

“Eligible Repurchase Obligations”: Repurchase obligations with respect to any security that is a direct obligation of, or fully guaranteed by, the United States or any agency or instrumentality thereof the obligations of which are backed by the full faith and credit of the United States, in either case entered into with a depository institution or trust company (acting as principal) described in clauses (iii)(c) and (iii)(d) of the definition of Permitted Investments.

“Entitlement Holder”: The meaning specified in Section 8-102(a)(7) of the UCC.

“Environmental Laws”: Any and all foreign, federal, state and local laws, statutes, ordinances, rules, regulations, permits, licenses, approvals, interpretations and orders of courts or

Governmental Authorities, relating to the protection of human health or the environment, including, but not limited to, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials. Environmental Laws include, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Material Transportation Act (49 U.S.C. § 331 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300, et seq.), the Environmental Protection Agency’s regulations relating to underground storage tanks (40 C.F.R. Parts 280 and 281), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), and the rules and regulations thereunder, each as amended or supplemented from time to time.

“Equity Security”: (i) Any equity security or any other security that is not eligible for purchase by the Borrower as a Loan, (ii) any security purchased as part of a “unit” with a Loan and that itself is not eligible for purchase by the Borrower as a Loan, and (iii) any obligation that, at the time of commitment to acquire such obligation, qualified as a Loan (because of its characterization as indebtedness) but that, as of any subsequent date of determination, no longer satisfies the requirements of a Loan, for so long as such obligation fails to satisfy such requirements.

“ERISA”: The United States Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate”: (a) Any corporation that is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Borrower, (b) a trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the Code) with the Borrower, or (c) a member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as the Borrower, any corporation described in clause (a) above or any trade or business described in clause (b) above.

“Errors”: Defined in Section 6.19(e).

“Eurodollar Disruption Event”: The occurrence of any of the following: (a) Wells Fargo shall have notified the Borrower of its determination that it would be contrary to law or to the directive of any central bank or other Governmental Authority (whether or not having the force of law) to obtain Dollars in the London interbank market to fund any Advance, (b) Wells Fargo shall have notified the Borrower of its determination that the rate at which deposits of Dollars are being offered to it in the London interbank market does not accurately reflect the cost of making, funding or maintaining any Advance or (c) Wells Fargo shall have notified the Borrower of the inability of it or any of its assignees or participants to obtain Dollars in the London interbank market to make, fund or maintain any Advance.

“Excepted Persons”: Defined in Section 13.13(a).

“Excess Concentration Amount”: As of any date of determination prior to the end of the Revolving Period, with respect to all Eligible Loans included in the Collateral, the amount by which the sum of the Adjusted Borrowing Value of such Eligible Loans exceeds any applicable Concentration Limits, to be calculated without duplication after giving effect to any sales, purchases or substitutions of Loans as of such date.

“Exchange Act”: The United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Amounts”: (a) Any amount received in the Concentration Account with respect to any Loan included as part of the Collateral, which amount is attributable to the payment of any tax, fee or other charge imposed by any Governmental Authority on such Loan or on any Related Property, and (b) any amount received into the Collection Account or other Account representing (i) any amount representing a reimbursement of insurance premiums, (ii) any escrows relating to taxes, insurance and other amounts in connection with Loans which are held in an escrow account for the benefit of the Obligor and the secured party pursuant to escrow arrangements under the Underlying Instruments, (iii) any fee retained by the Originator in connection with the origination of any Loan, (iv) any fees or similar charges which are permitted to be retained by the Servicer under this Agreement, and (v) any amount with respect to any Loan retransferred or substituted for upon the occurrence of a Warranty Event or that is otherwise replaced by a Substitute Loan, or that is otherwise sold by the Borrower pursuant to Section 2.19, Section 2.20 or Section 2.21, to the extent such amount is attributable to a time after the effective date of such replacement or sale.

“Exposure Amount”: As of any date of determination, with respect to any Delayed Draw Term Loan or Revolving Loan included in the Collateral, the excess, if any, of (i) the maximum commitment of the Borrower under the terms of the Underlying Instruments to make loans (and, for the avoidance of doubt, the Borrower’s commitment in respect of a Loan as to which the commitment to make additional loans has been terminated shall be zero) over (ii) the outstanding principal balance (exclusive of any interest and Accreted Interest) of such Delayed Draw Term Loan or Revolving Loan, as the case may be, on such date of determination.

“Facility Amount”: $175,000,000; provided that the Facility Amount may be increased upon the request of the Borrower and approval of the Administrative Agent in its sole discretion in an amount up to $200,000,000 pursuant to Section 2.25; provided further that on or after the Termination Date, the Facility Amount shall mean the Advances Outstanding.

“Facility Margin”: As set forth in the Lender Fee Letter.

“Facility Termination Date”: Means November 5, 2017.

“Fair Market Value” With respect to any Loan, if such Loan and Related Property is to be sold to the Originator or any other Affiliate of the Borrower, (i) the offered price quoted by Markit or Loan Pricing Corporation or (ii) if such price quotation is not available, the price that would be paid by a willing buyer to a willing seller of such Loan and Related Property in an expedited sale on an arm’s-length basis determined by the Servicer (x) by obtaining bids for such Loan and Related Property from three unaffiliated market participants (or, if the Servicer is unable to obtain bids from three such participants, then such lesser number of unaffiliated loan market participants from which the Servicer can obtain bids using efforts consistent with the Servicing Standard), or (y) if the Servicer is unable to obtain any bids for such Loan and Related Property from an unaffiliated loan market participant, the price determined by an analysis performed by a recognized valuation firm with experience valuing assets of the applicable type to establish a fair market value of such Loan and Related Property which reflects the price that would be paid by a willing buyer to a willing seller of such Loan and Related Property in an expedited sale on an arm’s-length basis.

“FDIC”: The Federal Deposit Insurance Corporation, and any successor thereto.

“Federal Funds Rate”: For any period, a fluctuating interest rate per annum equal, for each day during such period, to the weighted average of the overnight federal funds rates as in Federal Reserve Board Statistical Release H.15(519) or any successor or substitute publication selected by the Administrative Agent (or, if such day is not a Business Day, for the next preceding Business Day), or, if, for any reason, such rate is not available on any day, the rate determined, in the sole opinion of the Administrative Agent, to be the rate at which overnight federal funds are being offered in the national federal funds market at 9:00 a.m. (Charlotte, North Carolina time) on such day.

“Fifth Amendment and Restatement Closing Date”: November 5, 2012.

“Finance Charges”: With respect to any Loan, any interest or finance charges owing by an Obligor pursuant to or with respect to such Loan.

“Financial Asset”: The meaning specified in Section 8-102(a)(9) of the UCC.

“Financial Sponsor”: Any Person, including any Subsidiary of such Person, whose principal business activity is acquiring, holding, and selling investments (including controlling interests) in otherwise unrelated companies that each are distinct legal entities with separate management, books and records and bank accounts, whose operations are not integrated with one another and whose financial condition and creditworthiness are independent of the other companies so owned by such Person.

“Fitch”: Fitch, Inc. or any successor thereto.

“Fixed Rate Loan”: A Loan that is an Eligible Loan other than a Floating Rate Loan.

“Floating Rate Loan”: A Loan that is an Eligible Loan where the interest rate payable by the Obligor thereof is based on the Company Prime Rate or the Company LIBOR Rate, plus some specified interest percentage in addition thereto, and the Loan provides that such interest rate will reset immediately upon any change in the related Company Prime Rate or Company LIBOR Rate.

“Floor Obligation”: As of any date, a Floating Rate Loan (a) for which the related Underlying Instruments allow a floating rate option, (b) that provides that such floating rate is (in effect) calculated as the greater of (i) a specified “floor” rate per annum and (ii) the London interbank offered rate or other floating rate for the applicable interest period for such Loan and

(c) that, as of such date, bears interest based on such floating rate option, but only if as of such date such London interbank offered rate or other floating rate for the applicable interest period is less than the “floor” rate.

“Fortress Notes”: Any promissory note made by the Company in favor of Fortress Credit Corp. or any Affiliate thereof, in a principal amount not to exceed $100,000,000.

“Fronting Exposure”: At any time there is a Defaulting Lender, such Defaulting Lender’s Pro-Rata Share of Swingline Advances other than Swingline Advances as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders, repaid by the Borrower or for which cash collateral or other credit support acceptable to the Swingline Lender shall have been provided in accordance with the terms hereof.

“Funding Date”: With respect to (i) in the case of any Loan Advance, the proposed Business Day on which a Loan Advance is to be made which is at least one Business Day after the receipt by the Administrative Agent and Lenders of a Funding Notice and other required deliveries in accordance with Section 2.3, and (ii) in the case of any Swingline Advance, the proposed Business Day on which such Swingline Advance is to be made after the receipt by the Administrative Agent and Swingline Lender of a Funding Notice and other required deliveries in accordance with Section 2.3.

“GAAP”: Generally accepted accounting principles as in effect from time to time in the United States.

“Governmental Authority”: With respect to any Person, any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any body or entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator having jurisdiction over such Person.

“Grant”: To grant, bargain, sell, warrant, alienate, remise, demise, release, convey, assign, transfer, mortgage, pledge, create and grant a security interest in and right of set-off against, deposit, set over and confirm. A Grant of any instrument, shall include all rights, powers and options (but none of the obligations) of the granting party thereunder, including without limitation, the immediate and continuing right to claim for, collect, receive and give receipt for principal and interest payments in respect thereof, and all other monies payable thereunder, to give and receive notices and other communications, to make waivers or other agreements, to exercise all rights and options, to bring any suit in equity, action at law or other judicial or administrative proceeding in the name of the granting party or otherwise, and generally to do and receive anything that the granting party may be entitled to do or receive thereunder or with respect thereto.

“H.15”: Federal Reserve Statistical Release H.15.

“Hazardous Materials”: All materials subject to regulation under any Environmental Law, including, without limitation, materials listed in 49 C.F.R. §172.101, materials defined as hazardous pursuant to § 101(14) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, flammable, explosive or radioactive materials, hazardous or toxic wastes or substances, lead-based materials, petroleum or petroleum distillates or asbestos or material containing asbestos, polychlorinated biphenyls, radon gas, urea formaldehyde and any substances classified as being “in inventory”, “usable work in process” or similar classification that would, if classified as unusable, be included in the foregoing definition.

“Hedge Breakage Costs”: For any Hedge Transaction, any amount payable by the Borrower for the early termination of that Hedge Transaction or any portion thereof.

“Hedge Collateral”: Defined in Section 5.3(b).

“Hedge Counterparty”: Wells Fargo Bank, National Association, Capital One, National Association or any other entity approved in writing by the Administrative Agent (in its commercially reasonable discretion), which has entered into a Hedging Agreement in connection with this Agreement. For the avoidance of doubt, unless a Hedge Counterparty has an outstanding Hedge Transaction with the Borrower, no consent or approval of such Hedge Counterparty shall be required in connection herewith.

“Hedge Transaction”: Each interest rate swap, cap or collar transaction or other comparable derivative arrangements as the Administrative Agent may approve in writing in its commercially reasonable discretion between the Borrower and a Hedge Counterparty that is entered into pursuant to Section 5.3(a) and is governed by a Hedging Agreement.

“Hedging Agreement”: Each agreement between the Borrower and a Hedge Counterparty that governs one or more Hedge Transactions entered into pursuant to Section 5.3(a), which agreement shall consist of a “Master Agreement” in a form published by the International Swaps and Derivatives Association, Inc., together with a “Schedule” thereto and each “Confirmation” thereunder confirming the specific terms of each such Hedge Transaction; provided that the “Schedule” and the form of each “Confirmation” to any Hedging Agreement shall be subject to the written approval of the Administrative Agent, in its commercially reasonable discretion.

“Highest Required Investment Category”: (i) With respect to ratings assigned by Moody’s, “Aa2” or “P-1” for one month instruments, “Aa2” or “P-1” for three-month instruments, “Aa3” and “P-1” for six-month instruments and “Aa2” and “P-1” for instruments with a term in excess of six months, (ii) with respect to rating assigned by S&P, “A-1” for short-term instruments and “A” for long-term instruments, and (iii) with respect to rating assigned by Fitch (if such investment is rated by Fitch), “F-1+” for short-term instruments and “AAA” for long-term instruments.

“Increased Costs”: Any amounts required to be paid by the Borrower to an Affected Party pursuant to Section 2.16.

“Indebtedness”: (i) With respect to any Obligor under any Loan, the meaning of “Indebtedness” or any comparable definition in the Underlying Instruments for each such Loan, and in any case that “Indebtedness” or such comparable definition is not defined in such Underlying Instruments, without duplication, (a) all obligations of such entity for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such entity evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such entity under conditional sale or other title retention agreements relating to property acquired by such entity, (d) all obligations of such entity in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (e) all indebtedness of others secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such entity, whether or not the indebtedness secured thereby has been assumed, (f) all guarantees by such entity of indebtedness of others, (g) all Capital Lease Obligations of such entity, (h) all obligations, contingent or otherwise, of such entity as an account party in respect of letters of credit and letters of guaranty and (i) all obligations, contingent or otherwise, of such entity in respect of bankers’ acceptances; and

(ii) for all other purposes, with respect to any Person at any date, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current liabilities incurred in the ordinary course of business and payable in accordance with customary trade practices) or that is evidenced by a note, bond, debenture or similar instrument or other evidence of indebtedness customary for indebtedness of that type, (b) all obligations of such Person under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (c) all obligations of such Person in respect of acceptances issued or created for the account of such Person, (d) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof, (e) all indebtedness, obligations or liabilities of that Person in respect of derivatives, and (f) all obligations under direct or indirect guaranties in respect of obligations (contingent or otherwise) to purchase or otherwise acquire, or to otherwise assure a creditor against loss in respect of, indebtedness or obligations of others of the kind referred to in clauses (a) through (e) of this clause (ii).

“Indemnified Amounts”: Defined in Section 11.1.

“Indemnified Parties”: Defined in Section 11.1.

“Independent Manager”: Means a natural person who, (A) for the five-year period prior to his or her appointment as Independent Manager, has not been, and during the continuation of his or her service as Independent Manager is not: (i) an employee, director, stockholder, member, manager, partner or officer of the Borrower or any of its respective Affiliates (other than his or her service as an Independent Manager of the Borrower or other Affiliates that are structured to be “bankruptcy remote”); (ii) a customer or supplier (other than as a supplier of registered agent or registered office services) of the Borrower or any of its Affiliates (other than his or her service as an Independent Manager of the Borrower); or (iii) any member of the immediate family of a person described in clauses (i) or (ii) above, and (B) has, (i) prior experience as an Independent Manager for a corporation or limited liability company whose charter documents required the unanimous consent of all Independent Managers thereof before such corporation or limited liability company could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy and (ii) at least three years of employment experience with one or more entities that provide, in the ordinary course of their respective businesses, advisory, management or placement services to issuers of securitization or structured finance instruments, agreements or securities.

“Indorsement”: The meaning specified in Section 8-102(a)(11) of the UCC; and “Indorsed” has a corresponding meaning.

“Initial Closing Date”: August 11, 2004.

“Insolvency Event”: With respect to a specified Person, (a) the filing of a decree or order for relief by a court having jurisdiction in respect of such Person or any substantial part of its property in an involuntary case under any applicable Insolvency Law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or ordering the winding-up or liquidation of such Person’s affairs, and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or (b) the commencement by such Person of a voluntary case under any applicable Insolvency Law now or hereafter in effect, or the consent by such Person to the entry of an order for relief in an involuntary case under any such law, or the consent by such Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or the making by such Person of any general assignment for the benefit of creditors, or the failure by such Person generally to pay its debts as such debts become due, or the taking of action by such Person in furtherance of any of the foregoing.

“Insolvency Laws”: The Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments, or similar debtor relief laws from time to time in effect affecting the rights of creditors generally.

“Insolvency Proceeding”: Any case, action or proceeding before any court or other Governmental Authority relating to any Insolvency Event.

“Institutional Lender”: Each financial institution which may from time to time become a Lender hereunder as an “Institutional Lender”.

“Instrument”: The meaning specified in Section 9-102(a)(47) of the UCC.

“Insurance Policy”: With respect to any Loan, an insurance policy covering liability and physical damage to or loss of the Related Property.

“Insurance Proceeds”: Any amounts received on or with respect to a Loan under any Insurance Policy or with respect to any condemnation proceeding or award in lieu of condemnation which is neither required to be used to restore, improve or repair the related real estate nor required to be paid to the Obligor.

“Intercreditor Agreement”: The Intercreditor and Concentration Account Administration Agreement (Wachovia Deposit Account), dated as of February 15, 2007 (as further amended, modified, waived, supplemented, restated or replaced from time to time), by and among U.S. Bank National Association, as account custodian and as secured party, Wachovia Capital Markets, LLC, as administrative agent of a credit facility, NewStar Financial, Inc., as originator, as original servicer, as collateral manager and as concentration account servicer, NewStar CP Funding LLC, as seller under a credit facility, U.S. Bank National Association, as trustee for various facilities, NewStar Trust 2005-1, as an issuer, NewStar Short-Term Funding LLC, as a borrower, NewStar Credit Opportunities Funding I Ltd., as seller under a credit facility, Natixis Financial Products Inc., as administrative agent of a credit facility and as an investor agent, NewStar Warehouse Funding 2005 LLC, as an issuer, NewStar Structured Finance Opportunities II, LLC, as an issuer, NewStar Commercial Loan Trust 2006-1, as an issuer, NewStar Concentration LLC, as account titleholder, NewStar Commercial Loan Trust 2007-1, as an issuer, NewStar DB Term Funding, LLC, as a financing SPE, NewStar Credit Opportunities Funding II Ltd., as an issuer, NewStar Commercial Loan Trust 2009-1, as an issuer, NewStar Loan Funding LLC, as a financing SPE, NewStar CRE Finance I LLC, as a financing SPE, NewStar Commercial Loan Funding 2012-1 LLC, as an issuer, each party that from time to time hereafter executes and delivers a joinder thereto and Wachovia Bank, National Association, as concentration account bank, as applicable.

“Interest”: For each Accrual Period and each Advance outstanding, the sum of the products (for each day during such Accrual Period) of:

where:

IR	=	the Interest Rate applicable on such day;

P	=	the principal amount of such Advance on such day; and

D	=	360 or, to the extent the Interest Rate is based on the Base Rate, 365 or 366 days, as applicable.

provided that (i) no provision of this Agreement shall require the payment or permit the collection of Interest in excess of the maximum permitted by Applicable Law and (ii) Interest shall not be considered paid by any distribution if at any time such distribution is rescinded or must otherwise be returned for any reason.

“Interest Collections”: Any and all amounts of Collections received in respect of interest (including, without limitation, the interest portion of any Scheduled Payment or of any repurchase amount paid by the Originator to repurchase a Loan pursuant to Section 6.1 of the Sale Agreement), fees (including, without limitation, collateral management fees, commitment fees, unused line fees and termination fees) or other similar charges (including any Finance Charges) on or with respect to a Loan and in each case from or on behalf of any Obligor that are deposited into the Collection Account, or received by or on behalf of the Borrower by the Servicer or Originator in respect of a Loan, in the form of Cash, checks, wire transfers, electronic transfers or any other form of Cash payment (net of any payment owed by the Borrower to, and including any receipts from, any Hedge Counterparties) plus any interest received on Permitted Investments.

“Interest Collections Account”: Defined in Section 6.4(h).

“Interest Coverage Ratio”: With respect to any Loan for any Relevant Test Period, the meaning of “Interest Coverage Ratio” or any comparable definition in the Underlying Instruments for such Loan, and in any case that “Interest Coverage Ratio” or such comparable definition is not defined in such Underlying Instruments, the ratio of (a) EBITDA to (b) Interest Obligations as calculated by the Borrower and the Servicer in good faith using information from and calculations consistent with the relevant compliance statements and financial reporting packages provided by the relevant Obligor as per the requirements of the Underlying Instruments.

“Interest Obligations”: With respect to any period and any Loan, for the Obligor thereon and, to the extent included in the corresponding calculation of EBITDA, any of its parents or Subsidiaries that are obligated pursuant to the Underlying Instruments for such Loan (determined on a consolidated basis without duplication in accordance with GAAP), the meaning of “Interest Obligations” or any comparable definition in the Underlying Instruments for each such Loan, and in any case that “Interest Obligations” or such comparable definition is not defined in such Underlying Instruments, all cash interest in respect of Indebtedness (including the interest component of any payments in respect of Capital Lease Obligations) accrued during such period (whether or not actually paid during such period).

“Interest Rate”: The applicable LIBOR Rate, plus the Facility Margin; provided that, upon and during the occurrence of an Eurodollar Disruption Event, “Interest Rate” shall mean the Base Rate, plus the Facility Margin.

“Investment”: With respect to any Person, any direct or indirect loan, advance or investment by such Person in any other Person, whether by means of share purchase, capital contribution, loan or otherwise, excluding the acquisition of Loans pursuant to the Sale Agreement and the Transfer Documents and excluding commission, travel and similar advances to officers, employees and directors made in the ordinary course of business.

“ISDA Definitions”: The 2000 ISDA Definitions as published by the International Swaps and Derivatives Association, Inc.

“Joinder Supplement”: An agreement among the Borrower, a Lender and the Agent in the form of Exhibit D to this Agreement (appropriately completed) delivered in connection with a Person becoming a Lender hereunder after the Fifth Amendment and Restatement Closing Date.

“Large Middle Market Loan”: Any commercial loan that is a syndicated commercial loan (but not a “club” syndication) that (i) meets the definition of “Broadly Syndicated Loan” other than with respect to clauses (i), (v) and (vi) of the definition thereof, and (ii) has a tranche size of $150,000,000 or greater and has an EBITDA for the prior twelve calendar months of $50,000,000 or greater.

“Lender”: (i) Wells Fargo and (ii) each financial institution which may from time to time become a Lender hereunder by executing and delivering a Joinder Supplement to the Administrative Agent and the Borrower as contemplated by Section 2.25, and/or any other Person to whom a Lender assigns any part of its rights and obligations under this Agreement and the other Transaction Documents in accordance with the terms of Section 13.16. For the avoidance of doubt, the Swingline Lender shall constitute a “Lender” with respect to the repayment of Swingline Advances for all purposes hereunder.

“Lender Fee Letter”: With respect to any Lender, the fee letter among such Lender, the Borrower and any other parties thereto relating to the upfront fees, commitment fees and prepayment fees payable to such Lender in connection with the transactions contemplated hereby.

“LIBOR Rate”: For any day during an Accrual Period, with respect to any Advance (or portion thereof), an interest rate per annum equal to:

(a) the posted rate for thirty (30) day deposits in United States dollars appearing on Reuters Screen LIBOR01 Page (or any successor page) as of 11:00 a.m. (London Time) on the Business Day which is the second (2nd) Business Day immediately preceding such day; or

(b) if no such rate appears on Reuters Screen LIBOR01 Page (or any successor page), at such time and day, then the LIBOR Rate appearing on the Bloomberg Screen BBAM as of 11:00 a.m. (London time) on the Business Day which is the second (2nd) Business Day immediately preceding such day; or

(c) if no such rate appears on either screen referenced in clause (a) or (b), then the LIBOR Rate shall be determined by Wells Fargo Bank, National Association at its principal office in Charlotte, North Carolina as its rate (each such determination, absent manifest error, to be conclusive and binding on all parties hereto and their assignees) at which thirty (30) day deposits in United States dollars are being, have been, or would be offered or quoted by Wells Fargo Bank, National Association to major banks in the applicable interbank market for Eurodollar deposits at or about 11:00 a.m. on such day.

“Lien”: Any mortgage, lien, pledge, charge, right, claim, security interest or encumbrance of any kind of or on any Person’s assets or properties in favor of any other Person (including any UCC financing statement or any similar instrument filed against such Person’s assets or properties).

“Liquidation Expenses”: With respect to any Loan, the aggregate amount of all out-of-pocket expenses reasonably incurred by the Servicer (including amounts paid to any subservicer) in accordance with the Servicer’s customary procedures in connection with the repossession, refurbishing and disposition of any related assets securing such Loan upon or after the expiration or earlier termination of such Loan and other out-of-pocket costs related to the liquidation of any such assets, including the attempted collection of any amount owing pursuant to such Loan if it is a Defaulted Loan and, if requested by the Administrative Agent, the Servicer must provide to the Administrative Agent a breakdown of the Liquidation Expenses for such Loan, along with any supporting documentation therefor.

“Liquidity”: As of any date of determination, the sum of (a) the Originator’s Unrestricted Cash Balance, (b) amounts available for advance to the Originator in accordance with

Indebtedness available to the Originator, (c) cash available for distribution to the Originator from any consolidated subsidiary thereof and (d) amounts available for advance to any consolidated subsidiary of the Originator in accordance with Indebtedness available to any such consolidated subsidiary.

“Liquidity Agreement”: Means any agreement pursuant to which a Liquidity Bank agrees to make purchases from or advances to or purchase assets from or cause third parties to purchase assets from any Conduit Lender in order to provide liquidity for such Conduit Lender’s Advances hereunder.

“Liquidity Bank”: The Person or Persons who provide liquidity support to each Conduit Lender, respectively, pursuant to a Liquidity Agreement in connection with the issuance by such Lender of Commercial Paper Notes.

“Loan”: Any commercial loan or note originated or acquired by the Originator and sold to the Borrower or acquired by the Borrower in the ordinary course of its respective business, which loan includes, without limitation, (i) the Required Loan Documents and Loan File, and (ii) all right, title and interest of the Borrower in and to the loan and any Related Property excluding, however, the Retained Interest and Excluded Amounts set forth in clause (b)(iii) of the definition thereof.

“Loan Advance”: The meaning specified in Section 2.1(c).

“Loan Checklist”: With respect to a Loan, an electronic or hard copy, as applicable, list delivered by or on behalf of the Borrower to the Trustee that identifies each of the items which constitute the Required Loan Documents, specifies whether such document is an original or a copy and includes the identification number and name of the Obligor with respect to such Loan.

“Loan Files”: With respect to any Loan and Related Security, copies of each of the Required Loan Documents and duly executed originals (to the extent required by the Credit and Collection Policy and the Servicing Standard) and copies of any other Records relating to such Loan and Related Security.

“Loan Pricing Corporation”: Loan Pricing Corporation, or any successor thereto.

“Loan Tape”: With respect to each Measurement Date, the loan tape with respect to the Loans included in the Collateral, which tape shall include (but not be limited to) the aggregate OLB of all Loans and, with respect to each Loan, the following information:

(a) name and number of the related Obligor;

(b) calculation of the Senior Net Leverage Ratio as of the applicable Cut-Off Date for such Loan and for the most recent Relevant Test Period;

(c) calculation of the Total Net Leverage Ratio as of the applicable Cut-Off Date for such Loan and for the most recent Relevant Test Period;

(d) calculation of the Interest Coverage Ratio as of the applicable Cut-Off Date for such Loan and for the most recent Relevant Test Period;

(e) trailing twelve month EBITDA;

(f) collection status;

(g) loan status;

(h) scheduled maturity date;

(i) loan rate of interest (and reference rate);

(j) LIBOR floor (if applicable);

(k) OLB;

(l) any Exposure Amount (if applicable);

(m) par amount;

(n) Purchase Price;

(o) Cut-Off Date

(p) Assigned Value;

(q) Adjusted Borrowing Value;

(r) Moody’s asset and Obligor rating (if applicable);

(s) Moody’s Rating Factor;

(t) S&P asset and Obligor rating (if applicable);

(u) Loan type (Broadly Syndicated Loan, Large Middle Market Loan, or Traditional Middle Market Loan);

(v) NewStar risk rating;

(w) Obligor jurisdiction;

(x) Loan tranche size;

(y) Loan lien position;

(z) industry classification;

(aa) whether such Loan has been subject to an Assigned Value Adjustment Event (and of what type); and

(bb) whether such Loan has been subject to a Material Modification.

“Margin Stock”: “Margin Stock” as defined under Regulation U.

“Markit”: LoanX Markit Partners, or any successor thereto.

“Material Adverse Effect”: With respect to any event or circumstance, means a material adverse effect on (a) the business, condition (financial or otherwise), operations, performance, properties or prospects of the Originator, the Servicer or the Borrower, (b) the validity, enforceability or collectibility of this Agreement or any other Transaction Document or the validity, enforceability or collectibility of the Collateral generally or any material portion of the Collateral, (c) the rights and remedies of the Administrative Agent, the Trustee, the Lenders and the Secured Parties with respect to matters arising under this Agreement or any other Transaction Document, (d) the ability of the Borrower, the Servicer or the Trustee to perform its obligations under this Agreement or any Transaction Document, or (e) the status, existence, perfection, priority or enforceability of the Trustee’s interest on behalf of the Secured Parties in the Collateral.

“Material Modification”: Any amendment or waiver of, or modification or supplement to, an Underlying Instrument governing a Loan executed or affected on or after the Cut-Off Date for such Loan that:

(a) reduces or forgives any or all of the principal amount due under such Loan;

(b) extends or delays the maturity date of such Loan;

(c) waives one or more interest payments, permits any interest due in cash to be deferred or capitalized and added to the principal amount of such Loan (other than any deferral or capitalization permitted under the terms of the applicable Underlying Instruments of any Permitted PIK Loan) or reduces the amount of interest (including, without limitation, any spread or coupon) due when the Interest Coverage Ratio of the related Obligor for the most recent Relevant Test Period (calculated solely with respect to interest payable in cash) is less than 1.50 to 1.00 (prior to giving effect to such reduction in interest expense);

(d) contractually or structurally subordinates such Loan by operation of a priority of payments, turnover provisions, the transfer of assets in order to limit recourse to the related Obligor or the granting of Liens (other than Permitted Liens) on any of the Related Property securing such Loan;

(e) substitutes, alters or releases the Related Property securing such Loan, and any such substitution, alteration or release, as determined in the sole discretion of the Administrative Agent, materially and adversely affects the value of such Loan; provided, that the foregoing shall not apply to any release in conjunction with a relatively contemporaneous disposition by the Obligor accompanied by a mandatory reinvestment of net proceeds or mandatory repayment of the loan facility with the net proceeds; or

(f) amends, waives, forbears, supplements or otherwise modifies (i) the meaning of “Senior Net Leverage Ratio,” “Interest Coverage Ratio” or any respective comparable definitions in the Underlying Instruments for such Loan or (ii) any term or provision of such Underlying Instruments referenced in or utilized in the calculation of the “Senior Net Leverage Ratio,” “Interest Coverage Ratio” or any respective comparable definitions for such Loan, in either case in a manner that, in the commercially reasonable judgment of the Administrative Agent, is materially adverse to the Secured Parties.

“Materially Modified Loan”: Any Loan subject to a Material Modification, unless otherwise deemed not to constitute a Materially Modified Loan by the Administrative Agent in its sole discretion.

“Maximum Availability”: At any time, an amount equal to the least of:

(x) (i) the product of (the Borrowing Base minus the Excess Concentration Amount) and the Weighted Average Advance Rate, plus (ii) the amounts on deposit in the Principal Collections Account, plus (iii) the amount on deposit in the Unfunded Exposure Account (such amount not to exceed the Aggregate Exposure Amount), minus (iv) the Aggregate Unfunded Exposure Equity Amount,

(y) the Borrowing Base, minus the Minimum Equity Amount, minus the Excess Concentration Amount, plus the amounts in the Principal Collections Account, plus the amount on deposit in the Unfunded Exposure Account (such amount not to exceed the Aggregate Exposure Amount) minus the Aggregate Unfunded Exposure Equity Amount, and

(z) the Facility Amount.

“Maximum Weighted Average Life Test”: A test that will be satisfied on any Measurement Date if the Weighted Average Life of all Loans included in the Collateral is less than or equal to 5.0 years; provided that following a securitization in which the Administrative Agent is the sole or joint lead bookrunner, the Maximum Weighted Average Life Test will not apply hereunder until the aggregate Adjusted Borrowing Value is greater than $50,000,000.

“Maximum Weighted Average Rating Factor Test” means a test that will be satisfied as of any date of determination if the Moody’s Weighted Average Rating Factor of the Loans included in the Collateral is less than or equal to the number set forth in the Asset Quality Matrix at the intersection of the applicable row/column combination chosen by the Servicer (or interpolating between two adjacent rows or columns, as applicable).

“Measurement Date”: Each of the following: (i) the Fifth Amendment and Restatement Closing Date; (ii) each Determination Date; (iii) the date of any Borrowing Notice or Repayment Notice; (iv) any date on which a substitution or repurchase of a Loan occurs pursuant to Section 2.19; (v) any Optional Sale Date; (vi) the day as of which any Servicing Report, as provided for herein, is calculated; (vii) the date of any requested release of Principal Collections pursuant to Section 2.10(c); (viii) any Discretionary Sale Date; (ix) the date of any requested release of amounts on deposit in the Unfunded Exposure Account pursuant to Section 2.10(d) or Section 2.11(b); (x) the date on which an Assigned Value for any Eligible Loan is changed; and (xi) the date on which any Assigned Value Adjustment Event occurs.

“Minimum Equity Amount”: As of any Measurement Date, an amount equal to the greater of (i) $35,000,000 and (ii) the sum of the OLB of all Eligible Loans to the three largest Obligors included in the Collateral; provided, however, that immediately prior to or following a securitization where Wells Fargo is lead or joint lead bookrunner, the Servicer may propose a temporary alternative Minimum Equity Amount and the Supermajority may approve, amend or reject such proposal in its sole and absolute discretion.

“Minimum Weighted Average Spread”: The number set forth in the Asset Quality Matrix at the intersection of the applicable row/column combination chosen by the Servicer (or interpolating between two adjacent rows or columns, as applicable).

“Minimum Weighted Average Spread Test”: A test that will be satisfied on any date of determination if the Weighted Average Spread of all Loans included in the Collateral is equal to or greater than the Minimum Weighted Average Spread.

“Money”: The meaning specified in Section 1-201(24) of the UCC.

“Moody’s”: Moody’s Investors Service, Inc., and any successor thereto.

“Moody’s Industry Classification Group”: Any of the industry classification groups set forth in Schedule VI hereto, as such industry classification groups shall be updated with the consent of the Borrower and a Supermajority of the Lenders if Moody’s publishes revised industry classifications.

“Moody’s Rating”: With respect to any Loan as of any date of determination, the rating determined as follows:

(i) if the Obligor of such Loan has a “corporate family rating” (including any “senior implied rating”) published by Moody’s as of such date of determination, then such corporate family rating;

(ii) if not determined pursuant to subclause (i) above, if the Obligor of such Loan has a long-term issuer rating by Moody’s, then such long-term issuer rating;

(iii) if not determined pursuant to subclause (i) or (ii) above, if such Loan is publicly rated by Moody’s, such public rating; or

(iv) if not determined pursuant to subclause (i), (ii) or (iii) above, then the rating estimate assigned to such Loan based on Moody’s RiskCalc; provided that any Moody’s Rating based on Moody’s RiskCalc must be updated within 12 months of determination.

“Moody’s Rating Factor” With respect to any Loan, the number set forth in the table below opposite the Moody’s Rating of such Loan:

Moody’s Rating	Moody’s Rating Factor
Aaa	1
Aa1	10

Aa2	20
Aa3	40
A1	70
A2	120
A3	180
Baa1	260
Baa2	360
Baa3	610
Ba1	940
Ba2	1,350
Ba3	1,766
B1	2,220
B2	2,720
B3	3,490
Caa1	4,770
Caa2	6,500
Caa3	8,070
Ca (or lower)	10,000

“Moody’s RiskCalc”: Moody’s KMV RiskCalc®, as set forth in Schedule VII.

“Moody’s Weighted Average Rating Factor”: The number (rounded up to the nearest whole number) determined by dividing (a) the product of (i) the Adjusted Borrowing Value of each Eligible Loan included in the Collateral and (ii) the Moody’s Rating Factor of such Loan by (b) the aggregate Adjusted Borrowing Value of all Eligible Loans included in the Collateral.

“Multiemployer Plan”: A “multiemployer plan” as defined in Section 4001(a)(3) of ERISA that is or was at any time during the current year or the immediately preceding five years contributed to by the Borrower or any ERISA Affiliate on behalf of its employees.

“Noteless Loan”: A Loan with respect to which the related Required Loan Documents (i) do not require the Obligor to execute and deliver a promissory note to evidence the indebtedness created under such Loan and/or (ii) require any holder of the indebtedness created under such Loan to affirmatively request a promissory note from the related Obligor, so long as the Borrower has not requested and obtained a promissory note from such Obligor.

“Notice of Intended Sale”: Defined in Section 10.2(d).

“Obligor”: With respect to any Loan, any Person or Persons obligated to make payments pursuant to or with respect to such Loan, including any guarantor thereof. For purposes of determining whether a Loan is made to an Eligible Obligor, all Loans included as part of the Collateral or to be transferred to the Collateral the Obligor of which is an Affiliate of another Obligor shall be aggregated with all Loans of such other Obligor; for example, if Corporation A is an Affiliate of Corporation B, and the sum of the OLB of all of Corporation A’s Loans included as part of the Collateral equals $25,000,000, and the sum of the OLB of all of Corporation B’s Loans included as part of the Collateral equals $10,000,000, the OLB for Corporation A and Corporation B would be $35,000,000.

“Officer’s Certificate”: A certificate signed by a Responsible Officer of the Borrower or the Servicer, as the case may be, and delivered to the Trustee.

“OLB”: As of any Measurement Date, with respect to any Loan, the principal balance of such Loan outstanding (exclusive of any accrued interest and Accreted Interest).

“Opinion of Counsel”: A written opinion of counsel, which opinion and counsel are acceptable to the Administrative Agent in its sole discretion.

“Option Price”: Defined in Section 2.19(c).

“Optional Sale”: Defined in Section 2.20(a).

“Optional Sale Date”: The Business Day identified by the Borrower to the Administrative Agent, in such written notice as required by Section 2.20(a), as the proposed date of an Optional Sale.

“Originator”: Defined in the Preamble of this Agreement.

“Originator’s Unrestricted Cash Balance”: The Originator’s unencumbered cash balance and any encumbered cash balance that is available to be withdrawn and used for general corporate purposes or for the purpose of making a capital contribution to the Borrower or otherwise.

“Other Costs”: Defined in Section 13.9(c).

“Payment Duties”: Defined in Section 8.2(c)(iv).

“Payment Date”: Quarterly on the 15th day of each February, May, August and November and, if such day is not a Business Day, the next succeeding Business Day.

“Permitted Holders”: (a) Any of Corsair Capital, LLC and Capital Z Partners, Ltd., or (b) any Person or group of Persons that controls, is controlled by, or is under common control with, any of the foregoing, including without limitation, any fund that is an Affiliate of Corsair Capital, LLC or Capital Z Partners, Ltd. and/or managed by Corsair Capital, LLC or Capital Z Partners, Ltd. or any of their Affiliates.

“Permitted Investments”: Any one or more of the following types of investments:

(a) marketable obligations of the United States, the full and timely payment of which are backed by the full faith and credit of the United States of America and that have a maturity of not more than 270 days from the date of acquisition;

(b) marketable obligations, the full and timely payment of which are directly and fully guaranteed by the full faith and credit of the United States and that have a maturity of not more than 270 days from the date of acquisition;

(c) bankers’ acceptances and certificates of deposit and other interest-bearing obligations (in each case having a maturity of not more than 270 days from the date of acquisition) denominated in dollars and issued by any bank with capital, surplus and undivided profits aggregating at least $100,000,000, the short-term obligations of which are rated of least A-1 by S&P and P-1 by Moody’s;

(d) repurchase obligations with a term of not more than ten (10) days for underlying securities of the types described in clauses (a), (b) and (c) above entered into with any bank of the type described in clause (c) above;

(e) commercial paper rated at least A-1 by S&P and P-1 by Moody’s;

(f) demand deposits, time deposits or certificates of deposit (having original maturities of no more than 365 days) of depository institutions or trust companies incorporated under the laws of the United States of America or any state thereof (or domestic branches of any foreign bank) and subject to supervision and examination by federal or state banking or depository institution authorities; provided, however that at the time such investment, or the commitment to make such investment, is entered into, the short-term debt rating of such depository institution or trust company shall be at least A-1 by S&P and P-1 by Moody’s; and

(g) investments in money market funds (including funds for which the Trustee or an Affiliate thereof is the investment manager or advisor) rated AAAm/AAAm-G or higher by S&P or Aaa by Moody’s. Each of the Permitted Investments may be purchased by the Trustee or through an Affiliate of the Trustee.

“Permitted Liens”: Means

(i) with respect to the interest of the Originator and/or of the Borrower in the Loans and the Accounts: (a) Liens in favor of the Borrower created pursuant to the Sale Agreement and transferred to the Trustee for the benefit of the Secured Parties pursuant to this Agreement and (b) Liens in favor of the Trustee for the benefit of the Secured Parties pursuant to this Agreement; and

(ii) with respect to the interest of the Originator and/or of the Borrower in the other Collateral (including any Related Property): (a) materialmen’s, warehousemen’s, mechanics’ and other Liens arising by operation of law in the ordinary course of business for sums not due or sums that are being contested by an appropriate Person in good faith by appropriate proceedings, (b) purchase money security interests in specific items of equipment, (c) Liens for state, municipal and other local taxes if such taxes shall not at the time be due and payable or the validity or amount thereof is currently being contested by an appropriate Person in good faith by appropriate proceedings, (d) Liens in favor of the Borrower and transferred by the Borrower to the Trustee for the benefit of the Secured Parties pursuant to this Agreement, (e) Liens in favor of the Trustee for the benefit of the Secured Parties created pursuant to this Agreement, (f) Liens which have priority over first priority perfected security interests in such other Collateral or any portion thereof under the UCC or any other Applicable Law, and (g) with respect to Agented Loans, Liens in favor of the lead agent, the collateral agent or the paying agent for the benefit of all holders of indebtedness of such Obligor under the related facility.

“Permitted PIK Loan”: A Loan which provides for both (i) a portion of the interest that accrues thereon to be added to the principal amount of such Loan for some period of the time prior to such Loan requiring the current cash payment of such previously capitalized interest, which cash payment shall be treated as an Interest Collection at the time it is received and (ii) a portion of the interest that accrues thereon to be paid in cash, which cash portion shall not be less than (x) LIBOR plus 2.50% per annum, in the case of a Floating Rate Loan and (y) 8% per annum, in the case of a Fixed Rate Loan.

“Person”: An individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, sole proprietorship, joint venture, government (or any agency or political subdivision thereof) or other entity.

“Predecessor Servicer Work Product”: Defined in Section 6.19(e).

“Prepaid Loan”: Any Loan (other than a Defaulted Loan) that was terminated or has been prepaid in full or in part prior to its scheduled expiration date.

“Prepayment Amount”: Defined in Section 6.4(b).

“Prepayment Premium”: An amount payable to the Lenders upon any termination or permanent reduction (in whole or in part) of the Facility Amount on or prior to the first anniversary of the Fifth Amendment and Restatement Closing Date equal to the amount set forth in the Lender Fee Letter. For the avoidance of doubt, (i) no Prepayment Premium shall be payable in connection with a prepayment of Advances Outstanding that does not result in a permanent reduction in the Facility Amount pursuant to Section 2.05(a) and (ii) no Prepayment Premium shall be payable if such reduction in the Facility Amount is made in conjunction with a Term Securitization where Wells Fargo is the lead or joint lead book runner.

“Prepayments”: Any and all (i) partial or full prepayments on or with respect to a Loan (including, with respect to any Loan and any Collection Period, any Scheduled Payment, Finance Charge or portion thereof that is due in a subsequent Collection Period that the Servicer has received, and pursuant to the terms of Section 6.4(b) expressly permitted the related Obligor to make, in advance of its scheduled due date, and that will be applied to such Scheduled Payment on such due date), (ii) Recoveries, and (iii) Insurance Proceeds.

“Prime Rate”: The rate publicly announced by the Administrative Agent from time to time as its prime rate in the United States, such rate to change as and when such designated rate changes. The Prime Rate is not intended to be the lowest rate of interest charged by the Administrative Agent or any other specified financial institution in connection with extensions of credit to debtors.

“Principal Collections”: Any and all amounts of Collections received in respect of any principal due and payable under the Loans, from or on behalf of Obligors that are deposited into the Collection Account (including, without limitation, the principal portion of any Scheduled

Payment or of any repurchase amount paid by the Originator to repurchase a Loan pursuant to Section 6.1 of the Sale Agreement) or received by or on behalf of the Borrower by the Servicer or Originator in respect of Loans and all Recoveries, in the form of Cash, checks, wire transfers, electronic transfers or any other form of Cash payment.

“Principal Collections Account”: Defined in Section 6.4(h).

“Proceeds”: With respect to any Collateral, whatever is receivable or received when such Collateral is sold, liquidated, foreclosed, exchanged, or otherwise disposed of, whether such disposition is voluntary or involuntary, and includes all rights to payment with respect to any insurance relating to such Collateral.

“Pro-Rata Share”: With respect to a Lender, the percentage obtained by dividing the Commitment of such Lender (or, following the termination thereof, the outstanding principal amount of all Advances of such Lender) by the aggregate Commitments of all the Lenders (or, following the termination thereof, the aggregate Advances Outstanding).

“Purchase Date”: Defined in the Sale Agreement.

“Purchase Option”: Defined in Section 2.19(c).

“Purchase Price”: With respect to any Loan, an amount (expressed as a percentage) equal to (i) the purchase price paid by the Borrower for such Loan (exclusive of any accrued interest, Accreted Interest, original issue discount and upfront fees) divided by (ii) the principal balance of such Loan outstanding as of the date of such purchase (exclusive of any accrued interest, Accreted Interest, original issue discount and upfront fees). Any purchase of a Loan in the primary syndication thereof at a price equal to or greater than 95% of par (including any purchase at a premium) shall be treated as a par loan.

“Qualified Institution”: A depository institution or trust company organized under the laws of the United States of America or any one of the States thereof or the District of Columbia (or any domestic branch of a foreign bank), (i)(a) that has either (1) a long-term unsecured debt rating of “A” or better by S&P and “A2” or better by Moody’s or (2) a short-term unsecured debt rating or certificate of deposit rating of “A-1” or better by S&P or “P-1” or better by Moody’s, (b) the parent corporation of which has either (1) a long-term unsecured debt rating of “A” or better by S&P and “A2” or better by Moody’s or (2) a short-term unsecured debt rating or certificate of deposit rating of “A-1” or better by S&P and “P-1” or better by Moody’s or (c) that is otherwise acceptable to the Administrative Agent and (ii) whose deposits are insured by the Federal Deposit Insurance Corporation.

“Rating Agency”: Each of S&P and Moody’s.

“Records”: All documents relating to the Loans, including books, records and other information (including without limitation, computer programs, tapes, disks, punch cards, data processing software and related property and rights) executed in connection with the origination or acquisition of the Collateral or maintained with respect to the Collateral and the related Obligors that the Borrower, the Originator or the Servicer have generated, in which the Borrower or the Servicer have acquired an interest pursuant to the Sale Agreement or in which the Borrower, the Originator or the Servicer have otherwise obtained an interest.

“Recoveries”: As of the time any Related Property with respect to any Loan is sold, discarded or abandoned (after a determination by the Servicer that such Related Property has little or no remaining value) or otherwise determined to be fully liquidated by the Servicer in accordance with the Credit and Collection Policy and the Servicing Standard with respect to any Defaulted Loan, the proceeds from the sale of the Related Property or any other related property, the proceeds of any related Insurance Policy, any other recoveries with respect to such Defaulted Loan and the Related Property and amounts representing late fees and penalties, net of Liquidation Expenses and amounts, if any, received that are required under such Loan, to be refunded to the related Obligor.

“Registered”: With respect to any registration-required obligation within the meaning of Section 163(f)(2) of the Code, a debt obligation that was issued after July 18, 1984 and that is in registered form within the meaning of Section 5f.103-1(c) of the Treasury Regulations.

“Regulation U”: Regulation U of the Board of Governors of the Federal Reserve System, 12 C.F.R. §221, or any successor regulation.

“Related Property”: With respect to any Loan, any property or other assets designated and pledged or mortgaged as collateral to secure repayment of such Loan (including, without limitation, a pledge of the stock, membership or other ownership interests in the Obligor), including all Proceeds from any sale or other disposition of such property or other assets.

“Related Security”: As used in the Sale Agreement, all of the Originator’s right, title and interest in and to the items set forth in clauses (a) through (d) and clause (i) hereof and, as used herein, all of the Borrower’s right, title and interest in and to:

(a) any Related Property securing a Loan and all Recoveries related thereto;

(b) all Required Loan Documents and Loan Files related to any Loan, any Records, and the documents, agreements, and instruments included in the Loan File or Records including, without limitation, rights of recovery of the Borrower against the Originator;

(c) all Insurance Policies with respect to any Loan;

(d) all security interests, liens, guaranties, indemnities, warranties, letters of credit, accounts, bank accounts, mortgages or other encumbrances and property subject thereto from time to time purporting to secure or support payment of any Loan, together with all UCC financing statements or similar filings signed by an Obligor relating thereto;

(e) the Accounts and the Concentration Account as it relates to the Collateral, together with all Cash and investments in each of the foregoing other than amounts earned on investments therein;

(f) any Hedging Agreement;

(g) any payment from time to time due from a Hedge Counterparty under a Hedging Agreement;

(h) the Sale Agreement and the assignment to the Trustee for the benefit of the Secured Parties of all UCC financing statements filed by the Borrower against the Originator under or in connection with the Sale Agreement; and

(i) the proceeds of each of the foregoing.

“Relevant Test Period”: With respect to any Loan, the relevant test period for the calculation of Senior Net Leverage Ratio, Total Net Leverage Ratio or Interest Coverage Ratio, as applicable, for such Loan in the applicable Underlying Instruments or, if no such period is provided for therein, for Obligors delivering monthly financing statements, each period of the last twelve consecutive reported calendar months, and for Obligors delivering quarterly financing statements, each period of the last four consecutive reported fiscal quarters of the principal Obligor on such Loan; provided that, with respect to any Loan for which the relevant test period is not provided for in the applicable Underlying Instruments, if an Obligor is a newly-formed entity as to which twelve consecutive calendar months have not yet elapsed, “Relevant Test Period” shall initially include the period from the date of formation of such Obligor to the end of the twelfth calendar month or fourth fiscal quarter (as the case may be) from the date of formation, and shall subsequently include each period of the last twelve consecutive reported calendar months or four consecutive reported fiscal quarters (as the case may be) of such Obligor.

“Repayment Notice”: Each written notice required to be delivered by the Borrower in respect of (a) any reduction of the Advances Outstanding pursuant to Section 2.5(b), in the form of Exhibit A-2 or (b) any termination in whole or reduction in part of the Facility Amount pursuant to Section 2.5(a), in the form of Exhibit A-2.

“Replaced Loan”: Defined in Section 2.19(a)(i).

“Reporting Date”: The date that is two Business Days prior to the 15th of each calendar month.

“Required Lenders”: Revolving Lenders representing an aggregate of more than 50% of the aggregate Commitments of the Revolving Lenders then in effect; provided that the Commitment of, and the portion of any outstanding Advances, as applicable, held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Loan Documents”: For each Loan, originals (except as otherwise indicated) of the following documents or instruments:

(a) (i) other than in the case of a Noteless Loan, the original or, if accompanied by a “lost note” affidavit and indemnity, a copy of, the underlying promissory note, endorsed by the Borrower or the prior holder of record either in blank or to the Trustee for the benefit of the Secured Parties (and evidencing an unbroken chain of endorsements from the prior holder thereof evidenced in the chain of endorsements to the Trustee for the benefit of the

Secured Parties), with any such endorsement to the Trustee to be in the following form: “U.S. Bank National Association, as Trustee”, and (ii) in the case of a Noteless Loan, (x) a copy of each Transfer Document, and (y) a copy of the related credit agreement, note purchase agreement or sale and servicing agreement (or equivalent agreement as identified on the Loan Checklist), as applicable, together with, to the extent in the possession of the Originator or reasonably available to the Originator, copies of all other documents and instruments described in clauses (b) and (c) hereof with respect to such Noteless Loan;

(b) originals or copies of each of the following, to the extent applicable to the related Loan: any related loan agreement, credit agreement, note purchase agreement, security agreement, mortgage, sale and servicing agreement, acquisition agreement, subordination agreement, intercreditor agreement or similar instruments, guarantee, Insurance Policy, assumption or substitution agreement or similar material operative document, in each case together with any amendment or modification thereto, as set forth on the Loan Checklist;

(c) with respect to any Loan originated by the Originator, either (i) copies of the UCC-1 Financing Statements, if any, and any related continuation statements, each showing the Obligor as debtor and the Trustee as total assignee or showing the Obligor, as debtor and the Originator as secured party and each with evidence of filing thereon, together with (except for Agented Loans) a copy of each intervening UCC-2 or UCC-3 financing statement showing a complete chain of assignment from the secured party named in such UCC-1 Financing Statement to the Trustee with evidence of filing thereon disclosing the assignment to the Trustee or the Originator of the security interest in the personal property securing the Loan or (ii) copies of any such financing statements certified by the Servicer to be true and complete copies thereof in instances where the original financing statements have been sent to the appropriate public filing office for filing.

“Required Reports”: Collectively, the Servicing Report, the Servicer’s Certificate required pursuant to Section 6.13(c), the financial statements of the Servicer required pursuant to Section 6.13(d), the annual statements as to compliance required pursuant to Section 6.14, and the annual independent public accountant’s report required pursuant to Section 6.15.

“Responsible Officer”: With respect to any Person, any duly authorized officer of such Person or of the manager of such Person with direct responsibility for the administration of this Agreement and also, with respect to a particular matter, any other duly authorized officer of such Person or the manager of such Person to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject.

“Restricted Junior Payment”: (i) Any dividend or other distribution, direct or indirect, on account of any class of membership interests of the Borrower now or hereafter outstanding, except a dividend paid solely in interests of that class of membership interests or in any junior class of membership interests of the Borrower; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any class of the Borrower now or hereafter outstanding, (iii) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire membership interests of Borrower now or hereafter outstanding, and (iv) any payment of management fees by the Borrower (except for reasonable management fees to the Originator or its Affiliates in reimbursement of actual management services performed). For the avoidance of doubt, (i) payments and reimbursements due to the Servicer in accordance with this Agreement or any other Transaction Document do not constitute Restricted Junior Payments, (ii) distributions by the Borrower to its members of amounts received by the Borrower pursuant to clause ELEVENTH of Section 2.10(a), clause FIFTH of Section 2.10(b) or clause TENTH of Section 2.11(a) do not constitute Restricted Junior Payments, and (iii) distributions by the Borrower to its members of Loans or of cash or other proceeds relating thereto which have been repurchased or substituted by the Borrower in accordance with this Agreement do not constitute Restricted Junior Payments.

“Retained Interest”: With respect to any Loan arising as part of an agented or syndicated transaction that is transferred to the Borrower, (i) all of the rights and obligations, if any, of the agent(s) under the documentation evidencing such Loan arising under the related Underlying Instruments and (ii) the applicable portion of the interests, rights and obligations under the documentation evidencing any agented or syndicated transaction including such Loan that relate to such portion(s) of the indebtedness that is owned by another lender (which may be the Originator or an Affiliate thereof).

“Retransfer Date”: Defined in Section 2.19(b).

“Retransfer Price”: Defined in Section 2.19(b).

“Review Criteria”: Defined in Section 8.2(b)(i).

“Revolving Lender”: Each Lender with a Commitment to fund Advances other than Swingline Advances.

“Revolving Loan”: A Loan that is a line of credit or contains an unfunded commitment arising from an extension of credit to an Obligor, pursuant to the terms of which amounts borrowed may be repaid and subsequently reborrowed.

“Revolving Period”: The period commencing on the Closing Date and ending on the earlier to occur of (i) November 5, 2015 and (ii) the day immediately preceding the Termination Date.

“S&P”: Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“Sale Agreement”: The Second Amended and Restated Sale and Contribution Agreement, dated as of July 12, 2011, between the Originator and the Borrower, as amended, modified, waived, supplemented, restated or replaced from time to time.

“Scheduled Payment”: Each scheduled payment of principal and/or interest required to be made by an Obligor on the related Loan, as adjusted pursuant to the terms of the related Required Loan Documents.

“Secured Party”: (i) Each Lender, (ii) the Administrative Agent, and (iii) each Hedge Counterparty that at the time of entering into a Hedging Agreement with the Borrower is either a

Lender or an Affiliate of the Administrative Agent if that Affiliate is a Hedge Counterparty that executes a counterpart of this Agreement agreeing to be bound by the terms of this Agreement applicable to a Secured Party.

“Securities Account”: The meaning specified in Section 8-501 of the UCC.

“Securities Account Control Agreement”: The Second Amended and Restated Securities Account Control Agreement, dated as of July 12, 2011 (as further amended, modified, waived, supplemented, restated or replaced from time to time), among NewStar CP Funding LLC, as the debtor, the Servicer and US Bank, as Trustee and as the Securities Intermediary, as the same may be amended, modified, waived, supplemented or restated from time to time.

“Securities Act”: The U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Intermediary”: Means (i) a Clearing Corporation; or (ii) a Person, including a bank or broker, that in the ordinary course of its business maintains Securities Accounts for others and is acting in that capacity.

“Security”: The meaning specified in Section 9-102(a)(15) of the UCC.

“Security Certificate”: The meaning specified in Section 8-102(a)(16) of the UCC.

“Security Entitlement”: The meaning specified in Section 8-102(a)(17) of the UCC.

“Senior Net Leverage Ratio”: With respect to any Loan for any Relevant Test Period, the meaning of “Senior Net Leverage Ratio” or any comparable definition relating to first lien senior secured (or such applicable lien or applicable level within the capital structure) indebtedness in the Underlying Instruments for such Loan, and in any case that “Senior Net Leverage Ratio” or such comparable definition is not defined in such Underlying Instruments, the ratio of (a) first lien senior secured (or such applicable lien or applicable level within the capital structure) Indebtedness minus Unrestricted Cash to (b) EBITDA as calculated by the Borrower and the Servicer in good faith using information from and calculations consistent with the relevant compliance statements and financial reporting packages provided by the relevant Obligor as per the requirements of the Underlying Instruments.

“Servicer”: NewStar Financial, Inc., and each successor (in the same capacity) appointed as Successor Servicer pursuant to Section 6.19(a).

“Servicer Default”: Defined in Section 6.18.

“Servicer Termination Notice”: Defined in Section 6.18.

“Servicer’s Certificate”: Defined in Section 6.13(c).

“Servicing Fee”: Defined in Section 2.15(a).

“Servicing Fee Rate”: 0.625% per annum.

“Servicing File”: For each Loan, the following documents or instruments:

(a) copies of each of the Required Loan Documents; and

(b) any other portion of the Loan File which is not part of the Required Loan Documents.

“Servicing Report”: Defined in Section 6.13(b).

“Servicing Standard”: With respect to any Loans included in the Collateral, to service and administer such Loans in accordance with the Underlying Instruments and all customary and usual servicing practices (A) which are consistent with the higher of: (x) the customary and usual servicing practices that a prudent loan investor or lender would use in servicing loans like the Loans for its own account, and (y) the same care, skill, prudence and diligence with which the Servicer services and administers loans for its own account or for the account of others; (B) with a view to maximize the value of the Loans; and (C) without regard to: (1) any relationship that the Servicer or any Affiliate of the Servicer may have with any Obligor or any Affiliate of any Obligor, (2) the Servicer’s obligations to incur servicing and administrative expenses with respect to a Loan, (3) the Servicer’s right to receive compensation for its services hereunder or with respect to any particular transaction, (4) the ownership by the Servicer or any Affiliate of any Retained Interest or any Loans, (5) the ownership, servicing or management for others by the Servicer of any other Loans or property by the Servicer or (6) any relationship that the Servicer or any Affiliate of the Servicer may have with any holder of other loans of the Obligor with respect to such Loans; provided that with respect to any Successor Servicer, the “Servicing Standard” shall be the same care, skill and diligence with which such Successor Servicer services and administers loans for its own account and for the account of others.

“Solvent”: As to any Person at any time, having a state of affairs such that all of the following conditions are met: (a) the fair value of the property of such Person is greater than the amount of such Person’s liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(32) of the Bankruptcy Code; (b) the present fair saleable value of the property of such Person in an orderly liquidation of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts and other liabilities as they become absolute and matured; (c) such Person is able to realize upon its property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (e) such Person is not engaged in a business or a transaction, and does not propose to engage in a business or a transaction, for which such Person’s assets would constitute unreasonably small capital.

“Subsidiary”: As to any Person, a corporation, limited liability company, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) sufficient to elect a majority of the board of directors or other managers of such corporation, limited liability company, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person.

“Substitute Loan”: On any day, an Eligible Loan that meets each of the conditions for substitution set forth in Section 2.19.

“Successor Servicer”: Defined in Section 6.19(a).

“Supermajority”: A combination of Revolving Lenders representing an aggregate of more than 66-2/3% of the aggregate Commitments of the Revolving Lenders then in effect; provided that if there are only two unaffiliated Revolving Lenders party hereto at the applicable date of determination, both Revolving Lenders shall be required to constitute a Supermajority; and provided, further, the Commitment of, and the portion of any outstanding Advances, as applicable, held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of a Supermajority.

“Swingline Advance”: Any swingline loan made by the Swingline Lender to the Borrower pursuant to Section 2.1, and all such swingline loans collectively as the context requires.

“Swingline Commitment”: The commitment of the Swingline Lender to fund Swingline Advances, subject to the terms and conditions herein, in an amount not greater than $30,000,000 (without regard to any future reimbursement of Swingline Advances by the Revolving Lenders), as such amount may be reduced, increased or assigned from time to time pursuant to the provisions of this Agreement. The Swingline Commitment is a sub-limit of the Commitment of the Swingline Lender, in its capacity as a Revolving Lender hereunder, and is not in addition thereto.

“Swingline Lender”: Wells Fargo Bank, National Association in its capacity as swingline lender hereunder or any successor thereto.

“Swingline Note”: A promissory note made by the Borrower in favor of the Swingline Lender evidencing the Swingline Advances made by the Swingline Lender, substantially in the form attached as Exhibit B-2, and any amendments, supplements and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.

“Swingline Refund Date”: The meaning specified in Section 2.14(a).

“Taxes”: Any present or future taxes, levies, imposts, duties, charges, assessments or fees of any nature (including interest, penalties, and additions thereto) that are imposed by any Governmental Authority.

“Term Loan”: A Loan that is a term loan that has been fully funded and does not contain any unfunded commitment arising from an extension of credit to an Obligor.

“Term Securitization”: Any private or public term securitization transaction (a) undertaken by the Company, the Borrower or an Affiliate of the Company or the Borrower that is secured, directly or indirectly, by any Loan currently or formerly included in the Collateral or any portion thereof or any interest therein, including, without limitation, any collateralized loan or collateralized debt offering or other asset securitization and (b) in which the Company or an Affiliate has agreed to purchase 100% of the equity in such term securitization transaction. For the avoidance of doubt, notwithstanding any agreement by the Company or an Affiliate to purchase 100% of the equity in such term securitization transaction, any such party agreeing to so purchase may designate other Persons as purchasers of such equity provided such party or parties remain primarily liable therefor if such designees fail to purchase in connection with the closing date of such term securitization and/or, after the closing of such term securitization, may transfer equity it purchases at the closing thereof.

“Termination Date”: The earliest of (a) the date of the termination in whole of the Facility Amount pursuant to Section 2.5(a), (b) the date of the declaration of the Termination Date pursuant to Section 10.2(a) or the date of the automatic occurrence of the Termination Date pursuant to Section 10.2(b) and (c) the Facility Termination Date.

“Termination Event”: Defined in Section 10.1.

“Termination Period”: The period beginning on the Termination Date and ending on the Collection Date.

“Total Net Leverage Ratio”: With respect to any Loan for any Relevant Test Period, the meaning of “Total Net Leverage Ratio” or any comparable definition relating to total indebtedness in the Underlying Instruments for such Loan, and in any case that “Total Net Leverage Ratio” or such comparable definition is not defined in such Underlying Instruments, the ratio of (a) total Indebtedness minus Unrestricted Cash to (b) EBITDA as calculated by the Borrower and the Servicer in good faith using information from and calculations consistent with the relevant compliance statements and financial reporting packages provided by the relevant Obligor as per the requirements of the Underlying Instruments.

“Trade Ticket”: A confirmation of the purchase and sale of a Loan as provided by the Servicer to the Trustee in connection with such purchase.

“Traditional Middle Market Loan”: Any commercial loan that (i) meets the definition of “Broadly Syndicated Loan” other than with respect to clauses (i), (v), and (vi) of the definition thereof and (ii) does not meet the definition of “Large Middle Market Loan”.

“Transaction”: Defined in Section 3.2.

“Transaction Documents”: This Agreement, the Sale Agreement, each Hedging Agreement, the Borrower ISDA Guaranty, the Intercreditor Agreement, the Securities Account Control Agreement, each Variable Funding Note, the Lender Fee Letter, the Trustee Fee Letter, any UCC financing statements filed pursuant to the terms of this Agreement, and any additional document the execution of which is necessary or incidental to carrying out the terms of the foregoing documents.

“Transfer Document”: With respect to any Loan, each transfer document or instrument relating to such Loan evidencing the assignment of such Loan either (1) to the Originator and from the Originator to the Borrower, or (2) from the prior third party owner thereof directly to the Borrower (at the direction of the Originator).

“Transferee Letter”: Defined in Section 13.16.

“Trustee”: US Bank, not in its individual capacity, but solely as Trustee, its successor in interest pursuant to Section 8.3 or such Person as shall have been appointed successor Trustee pursuant to Section 8.5 or Section 8.7.

“Trustee Fee”: Defined in Section 8.4.

“Trustee Fee Letter”: The Trustee Fee Letter, dated as of the Closing Date, by and among the Originator, the Administrative Agent and the Trustee, as such letter may be amended, modified, supplemented, restated or replaced from time to time.

“Trustee Termination Notice”: Defined in Section 8.5.

“UCC”: The Uniform Commercial Code as from time to time in effect in the applicable jurisdiction or jurisdictions.

“Uncertificated Security”: The meaning specified in Section 8-102(a)(l8) of the UCC.

“Underlying Instruments”: The indenture, loan agreement, credit agreement or other agreement pursuant to which a Loan has been issued or created and each other agreement that governs the terms of or secures the obligations represented by such Loan or of which the holders of such Loan are the beneficiaries.

“Unfunded Exposure Account”: Defined in Section 6.4(k).

“Unfunded Exposure Equity Amount”: As of any date of determination, with respect to any Revolving Loan or Delayed Draw Term Loan, an amount equal to the sum of (a) the product of (i) the Exposure Amount of such Loan times (ii) 100% minus the Advance Rate of such Loan, plus (b) the product of (i) (x) 100%, minus the Assigned Value of such Loan, times (y) the Exposure Amount of such Loan, times (ii) the Advance Rate of such Loan.

“United States”: The United States of America.

“Unmatured Termination Event”: Any event that, with the giving of notice or the lapse of time, or both, would become a Termination Event.

“Unrestricted Cash”: The meaning of “Unrestricted Cash” or any comparable definition in the Underlying Instruments for each Loan, and in any case that “Unrestricted Cash” or such comparable definition is not defined in such Underlying Instruments, all cash available for use for general corporate purposes and not held in any reserve account or legally or contractually restricted for any particular purposes or subject to any lien (other than blanket liens permitted under or granted in accordance with such Underlying Instruments).

“USA PATRIOT Act”: The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.

“US Bank”: Defined in the Preamble.

“U.S. Treasury Obligations”: Direct registered obligations of the United States which are expressly backed by the full faith and credit of the United States, but excluding (x) any such obligations that are Zero-Coupon Bonds and (y) such obligations that are interest only securities.

“Variable Funding Note” or “VFN”: Defined in Section 2.1.

“Warranty Event”: As to any Loan, (i) the earlier of knowledge by the Originator or the Borrower, as applicable, or receipt of written notice thereof from any of the Servicer, the Administrative Agent or the Trustee that as of the related Cut-Off Date there existed a breach of any representation or warranty relating to such Loan (other than any representation or warranty that the Loan satisfies the criteria of the definition of Eligible Loan) and the failure of the Originator or of the Borrower to cure such breach, or cause the same to be cured, within 30 days after the earlier to occur of either of the Borrower or the Originator becoming aware thereof or the receipt by the Borrower or the Originator of such notice thereof or (ii) the Originator or Borrower fails to satisfy Section 3.2(c), with respect to such Loan within two Business Days after the date the applicable document was due to be delivered pursuant to such section.

“Warranty Loan”: Any Loan that fails to satisfy any criteria of the definition of Eligible Loan as of the applicable Cut-Off Date of such Loan or any Loan with respect to which a Warranty Event has occurred.

“Weighted Average Advance Rate”: For any Advances Outstanding on any day, the weighted average of the Advance Rates applicable to the Eligible Loans backing such Advances on such day, weighted according to the proportion of the Adjusted Borrowing Value that each Loan forming a part of the Collateral represents.

“Weighted Average Life”: As of any date of determination with respect to all Loans included in the Collateral, the number of years following such date obtained by (i) summing the products obtained by multiplying (a) the Average Life at such time of each such Loan by (b) the Adjusted Borrowing Value of such Loan and (ii) dividing such sum by the aggregate Adjusted Borrowing Value of all Loans included in the Collateral.

“Weighted Average Spread”: As of any date of determination, the number (expressed as a percentage) equal to (i) the Aggregate Funded Spread divided by (ii) the aggregate Adjusted Borrowing Value of all Eligible Loans included in the Collateral that are Floating Rate Loans.

“Wells Fargo”: Defined in the Preamble.

Section 1.2. Other Terms.

All accounting terms used but not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC in the State of New York, and used but not specifically defined herein, are used herein as defined in such Article 9.

Section 1.3. Computation of Time Periods.

Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”

Section 1.4. Interpretation.

In each Transaction Document, unless a contrary intention appears:

(a) the singular number includes the plural number and vice versa;

(b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by the Transaction Documents;

(c) reference to any gender includes each other gender;

(d) reference to day or days without further qualification means calendar days;

(e) reference to any time means Charlotte, North Carolina time;

(f) reference to the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”;

(g) reference to any agreement (including any Transaction Document), document or instrument means such agreement, document or instrument as amended, modified, waived, supplemented, restated or replaced and in effect from time to time in accordance with the terms thereof and, if applicable, the terms of the other Transaction Documents, and reference to any promissory note includes any promissory note that is an extension or renewal thereof or a substitute or replacement therefor; and

(h) reference to any Applicable Law means such Applicable Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any Section or other provision of any Applicable Law means that provision of such Applicable Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such Section or other provision.

ARTICLE II.

PURCHASE OF THE VARIABLE FUNDING NOTES

Section 2.1. The Variable Funding Notes.

(a) On the terms and conditions hereinafter set forth, Borrower shall deliver a duly executed variable funding note on the Fifth Amendment and Restatement Closing Date and on the effective date of any Joinder Supplement a duly executed variable funding note in substantially the form of Exhibit B-1 (each such note, a “Variable Funding Note” or “VFN”), in each case, to the applicable Lender. Interest shall accrue, and each VFN shall be payable, as described herein. The face amount of each such VFN shall be equal to the Commitment of the related Lender and otherwise duly completed. The aggregate amount outstanding under all VFNs at any one time shall not exceed the Facility Amount.

(b) On the terms and conditions hereinafter set forth, the Borrower shall deliver on the Fifth Amendment and Restatement Closing Date, to the Swingline Lender, a duly executed Swingline Note, dated as of the date of this Agreement, in a face amount equal to the Swingline Commitment as of the Fifth Amendment and Restatement Closing Date and otherwise duly completed.

(c) Loan Advances. On the terms and conditions hereinafter set forth, during the Revolving Period, the Borrower may, at its option, request the Revolving Lenders to make advances of funds (each, a “Loan Advance”) under the VFNs and each such Lender shall make such Advance in an amount equal to their Pro-Rata Share of such requested Advance; provided that in no event shall the Lenders make any Advance if, after giving effect to such Advance the aggregate Advances Outstanding hereunder would exceed the Maximum Availability. Notwithstanding anything contained in this Section 2.1 or elsewhere in this Agreement to the contrary, no Revolving Lender shall be obligated to provide the Borrower with aggregate funds in connection with an Advance that would exceed such Lender’s unused Commitment then in effect.

(d) Swingline Advances. On the terms and conditions hereinafter set forth, during the Revolving Period, the Borrower may, at its option, request the Swingline Lender make Swingline Advances to the Borrower by delivering a Borrowing Notice with respect to such requested Swingline Advance to the Administrative Agent, which shall forward such Borrowing Notice to the Swingline Lender and provide notification to the Revolving Lenders with respect thereto. Following the receipt of a Borrowing Notice during the Revolving Period and subject to the terms and conditions hereinafter set forth, the Swingline Lender shall make the requested Swingline Advances to the Borrower; provided that the Swingline Lender shall not fund any Swingline Advance if, after giving effect to the amount of the Swingline Advance requested, the Advances Outstanding would exceed the Maximum Availability. Advances to be made for the purpose of refunding Swingline Advances shall be made by the Revolving Lenders as provided in Section 2.14.

Section 2.2. Reallocations on Fifth Amendment and Restatement Closing Date.

On the Fifth Amendment and Restatement Closing Date, the Lenders agree to make such purchases and sales of interests in the Loan Advances outstanding between themselves so that each Lender is then holding its relevant Pro-Rata Share of outstanding Loan Advances based on their Commitments at such time (such purchases and sales shall be arranged through the Administrative Agent and each Lender hereby agrees to execute such further instruments and documents, if any, as the Administrative Agent may reasonably request in connection therewith), with all subsequent extensions of credit under this Agreement to be made in accordance with the respective Pro-Rata Shares of the Lenders from time to time party to this Agreement as provided herein.

Section 2.3. Procedures for Advances by Lenders.

(a) Subject to the limitations set forth in this Section 2.3, the Borrower may request a Loan Advance or a Swingline Advance by delivering to the Administrative Agent the information and documents set forth in this Section 2.3 at the applicable times provided herein. Each Advance from a Lender hereunder shall be effected by the Borrower (or the Servicer on its behalf) delivering to the Administrative Agent and Lender (with a copy to the Trustee) a duly completed Borrowing Notice (along with a Borrowing Base Certificate, current Loan Tape and any applicable Approval Notices) no later than (i) with respect to Loan Advances, no later than 2:00 p.m. one Business Day prior to the proposed Funding Date (or such shorter period as agreed to from time to time by the Administrative Agent and each of the Lenders) and (ii) with respect to Swingline Advances, no later than 3:00 p.m. on the proposed Funding Date. Each Borrowing Notice shall (i) specify the desired amount of such Advance, which amount must be at least $250,000, to be allocated to each Lender in accordance with its Pro-Rata Share, (ii) specify the proposed Funding Date for such Advance, (iii) specify the Loans which are to be financed on such Funding Date in the then-current Loan Tape or that such amount is required to be paid by the Borrower to the Swingline Lender hereunder, (iv) specify the amount of cash required to be deposited into the Unfunded Exposure Account in connection with any Revolving Loan or Delayed Draw Term Loan funded by such Advance, if applicable, and (v) include a representation that all conditions precedent for an Advance described in Article III hereof have been met. Each Borrowing Notice shall be irrevocable. If any Borrowing Notice is received by the Administrative Agent after (x) 2:00 p.m., in the case of a Loan Advance, or (y) 3:00 p.m., in the case of a Swingline Advance, in each case, on a Business Day or on a day that is not a Business Day, such Borrowing Notice shall be deemed to be received by the Administrative Agent at 9:00 a.m. on the next following Business Day.

(b) On each Funding Date but subject to Section 2.26(a)(iii), the obligation of each Revolving Lender to remit its Pro-Rata Share of any such Advance shall be several from that of each other Revolving Lender and the failure of any Lender to so make such amount available to the Borrower shall not relieve any other Revolving Lender of its obligation hereunder.

(c) Upon satisfaction of the applicable conditions set forth in Article III, on the relating Funding Date of an Advance, subject to the limitations set forth in Section 2.1:

(i) in the case of a Loan Advance, each Lender shall make available to the Borrower by no later than 12:00 noon in same day funds, at such bank or other location reasonably designated by the Borrower in the Borrowing Notice given pursuant to Section 2.1, an amount equal to its Pro-Rata Share of the lesser of (x) the amount requested by the Borrower for such Advance and (y) the excess of the Maximum Availability at such time over the aggregate Advances Outstanding.

(ii) in the case of a Swingline Advance, the Swingline Lender shall make available to the Borrower in same day funds by wire transfer to the account designated by Borrower in the applicable Funding Notice given pursuant to this Section 2.3 an amount equal to the least of (i) the amount requested by the Borrower for such Swingline Advance, (ii) the positive difference between (A) the Swingline Commitment then in effect and (B) the aggregate outstanding Swingline Advances as of such date, (iii) the maximum amount that, after taking into account the proposed use of the proceeds of such Swingline Advance, could be advanced to the Borrower hereunder without causing the Advances Outstanding to exceed the Maximum Availability and (iv) the unused Commitment at such time of Wells Fargo as Revolving Lender.

(d) Subject to the terms, conditions, provisions and limitations set forth herein, the Borrower may (i) borrow, repay or prepay and reborrow Advances without any penalty, fee or premium on and after the Closing Date and prior to the end of the Revolving Period; (ii) repay or prepay Advances at any time after the Revolving Period; and (iii) at any time, withdraw funds in the Unfunded Exposure Account in order to satisfy its funding obligations under its Delayed Draw Term Loans and Revolving Loans and deposit Principal Collections received from its Revolving Loans into the Unfunded Exposure Account (up to the Aggregate Exposure Amount) in accordance with Section 6.4(k).

(e) Notwithstanding anything to the contrary herein (including, without limitation, the occurrence of a Termination Event (other than the occurrence of an Insolvency Event with respect to the Borrower) or the existence of an Unmatured Termination Event), if, upon the earlier to occur of the end of the Revolving Period or the Termination Date, the amount on deposit in the Unfunded Exposure Account is less than the Aggregate Exposure Amount, the Borrower covenants and agrees to (i) request an Advance hereunder from the Revolving Lenders in the amount of such shortfall for deposit into the Unfunded Exposure Account and/or (ii) deposit other funds of the Borrower in the amount of such shortfall into the Unfunded Exposure Account. For purposes of any Advance required to be requested by the Borrower to fulfill such funding obligation, the conditions precedent set forth in Section 3.2 shall be deemed to have been satisfied (other than the non-occurrence of a Termination Event related to an Insolvency Event with respect to the Borrower). Following the disbursement of such Advance to the Borrower by deposit into the Unfunded Exposure Account on the Funding Date (which shall be no later than two Business Days following the occurrence of such Termination Date), no further Advances will be made.

(f) For the avoidance of doubt, the Borrower may acquire Cash or Eligible Loans (pursuant to Section 3.3) for any purpose not in violation of the Transaction Documents from equity contributions from its equityholders; provided that any asset to be contributed to the Borrower that is not Cash or an Eligible Loan (added pursuant to Section 3.3) must be approved by the Administrative Agent in its sole and absolute discretion.

Section 2.4. Delivery of Loans.

(a) Upon the acquisition of any Collateral by the Borrower, the ownership of each transferred Underlying Instrument and the contents of each Loan File will be vested in the Borrower. Each Loan and Related Security transferred to the Borrower shall immediately and without further action automatically become part of the Collateral.

(b) Pursuant to and in accordance with the terms of Section 3.2(c), the Borrower will deliver, or cause to be delivered, to the Trustee the Required Loan Documents accompanied by the related Loan Checklist relating to each Loan being transferred on such Funding Date.

Section 2.5. Reduction of the Facility Amount; Mandatory and Optional Repayments.

(a) The Borrower shall be entitled at its option and upon three (3) Business Days’ prior written notice in the form of Exhibit A-2 to the Administrative Agent (with a copy to the Trustee) and the Lenders to either (i) terminate the Facility Amount in whole upon payment in full of all Advances Outstanding, all accrued and unpaid Interest, any Breakage Costs and Hedge Breakage Costs, any applicable Prepayment Premium and all other Aggregate Unpaids, or (ii) reduce in part the portion of the Facility Amount that exceeds the sum of the Advances Outstanding, upon payment of any applicable Prepayment Premium. Any request for a reduction or termination pursuant to this Section 2.5(a) shall be irrevocable. The Commitment of each Lender shall be reduced by an amount equal to its Pro-Rata Share (prior to giving effect to any reduction of Commitments hereunder) of the aggregate amount of any reduction under this Section 2.5(a).

(b) The Borrower shall be entitled at its option, at any time, to reduce the Advances Outstanding; provided that (i) the Borrower shall give written notice of such reduction in the form of Exhibit A-2 to the Administrative Agent (with a copy to the Trustee) and each Lender on or prior to 12:00 noon on the proposed date of reduction, and (ii) any reduction of Advances Outstanding (other than with respect to repayments of Advances Outstanding made by the Borrower to reduce Advances Outstanding such that the Availability is greater than or equal to $0) shall be in an amount in integral multiples of $100,000 which is greater than or equal to $500,000. In connection with any reduction of Advances Outstanding (x) in part, the Borrower shall deliver to the Administrative Agent by 2:00 p.m. immediately available funds in an amount sufficient to repay such Advances Outstanding, together with any Breakage Costs and Hedge Breakage Costs related to such repayment and (y) in whole, the Borrower shall deliver to the Administrative Agent by 2:00 p.m. immediately available funds sufficient to repay the Advances Outstanding, together with all accrued and unpaid Interest, any Breakage Costs and Hedge Breakage Costs, and all accrued and unpaid costs and expenses of the Administrative Agent and Lenders related to such repayment; provided that any such reduction will occur only if sufficient funds have been remitted to pay all such amounts in full, as determined by the Administrative Agent in its commercially reasonable discretion. The Administrative Agent shall apply amounts received from the Borrower pursuant to this Section 2.5(b) to the pro rata reduction of the Advances Outstanding, to the payment of all accrued and unpaid Interest on the amount of the Advances Outstanding to be repaid, to the payment of any Breakage Costs and Hedge Breakage Costs and to the payment of related costs and expenses as applicable pursuant to clause (x) or (y) above. Any Advance so repaid may, subject to the terms and conditions hereof, be reborrowed during the Revolving Period. Any Repayment Notice relating to any repayment pursuant to this Section 2.5(b) shall be irrevocable.

(c) If, on any day, the Advances Outstanding exceed the Maximum Availability, then the Borrower shall pay, without further demand by the Administrative Agent, an amount equal to such excess within three (3) Business Days by (i) depositing such amount into the Collection Account, (ii) repaying Advances in such amount in accordance with the procedures set forth in Section 2.5(b) above, or (iii) pledging to the Trustee, for the benefit of the Secured Parties, additional Eligible Loans (subject to approval by the Administrative Agent pursuant to the terms and conditions hereof) with an Adjusted Borrowing Value at least equal to such excess.

Section 2.6. Determination of Interest.

The Administrative Agent shall determine the applicable Interest Rate for each Lender (including unpaid Interest related thereto, if any, due and payable from a prior Payment Date) to be paid by the Borrower with respect to each Advance on each Payment Date for the related Accrual Period and shall advise the Servicer thereof on the third Business Day prior to such Payment Date.

Section 2.7. Principal Repayments on the Termination Date.

The Advances Outstanding shall be payable in full on the Termination Date.

Section 2.8. Instructions to the Trustee.

All instructions and directions given to the Trustee by the Servicer, the Borrower or the Administrative Agent pursuant to Sections 2.10 and 2.11 shall be in writing (including instructions and directions transmitted to the Trustee by facsimile or e-mail), and such written instructions and directions shall be delivered with a written certification that such instructions and directions are in compliance with the provisions of Sections 2.10 and 2.11. If either the Administrative Agent or Trustee disagrees with the computation of any amounts to be paid or deposited by the Borrower or the Servicer under Sections 2.10 and 2.11 or otherwise pursuant to this Agreement or the Servicer has not delivered a Servicing Report as required by the terms hereof, the Administrative Agent shall so notify the Borrower, the Servicer and the Trustee in writing and in reasonable detail to identify the specific disagreement. If such disagreement cannot be resolved within two (2) Business Days or at any time Trustee receives instructions from the Servicer or the Borrower which conflict with any instructions received from the Administrative Agent, the Trustee shall rely on and follow the instructions given by the Administrative Agent.

Section 2.9. Notations on Variable Funding Notes.

Each Lender is hereby authorized to enter on a schedule attached to the VFN a notation (which may be computer generated) with respect to each Advance under the VFN made by such Lender of: (a) the date and principal amount thereof, and (b) each repayment of principal thereof, and any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded. The failure of any Lender to make any such notation on the schedule attached to the VFN shall not limit or otherwise affect the obligation of the Borrower to repay the Advances in accordance with their respective terms as set forth herein.

Section 2.10. Settlement Procedures Prior to Termination Period.

(a) On each Payment Date prior to the Termination Period, the Servicer shall direct the Trustee to pay pursuant to the Servicing Report (and, subject to Section 2.8, the

Trustee shall make payment, in reliance on the information set forth in such Servicing Report) to the following Persons, from the Interest Collections Account, to the extent of Available Funds received with respect to the Collection Period that ended on the last day of the calendar quarter immediately preceding the calendar month in which such Payment Date occurs, the following amounts in the following order of priority:

(i) FIRST, pro rata to each Hedge Counterparty, any amounts, (other than any Hedge Breakage Costs), owing to that Hedge Counterparty under its respective Hedging Agreement in respect of any Hedge Transaction(s), for the payment thereof;

(ii) SECOND, to the extent not paid for by the Servicer, to the Trustee, (a) in an amount equal to any accrued and unpaid Trustee Fees and (b) incurred but unreimbursed reasonable third-party, out-of-pocket expenses relating to its duties as Trustee hereunder, in respect of which the Trustee has provided prior written notice to the Servicer and the Administrative Agent, for the payment thereof; provided that amounts payable pursuant to clause (b) hereof shall not exceed $12,500 for any Payment Date;

(iii) THIRD, to the Servicer, in an amount equal to any accrued and unpaid Servicing Fees to the end of the preceding Collection Period, for the payment thereof;

(iv) FOURTH, first, to the Administrative Agent, any accrued and unpaid Agent’s Fee and, second, to the Administrative Agent (for the account of each Lender), pro rata in accordance with the amount of Advances Outstanding hereunder in an amount equal to any accrued and unpaid Interest, Commitment Fee and Breakage Costs, for the payment thereof;

(v) FIFTH, to the Administrative Agent (for the account of each Lender), pro rata in accordance with amounts due in an amount equal to any accrued and unpaid fees and expenses incurred in connection with this Agreement and the other Transaction Documents, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Lenders, as set forth in Section 13.9(a);

(vi) SIXTH, (a) prior to the end of the Revolving Period, at the Servicer’s discretion, to the Unfunded Exposure Account, up to an amount that would cause the funds in the Unfunded Exposure Account to equal the Aggregate Exposure Amount and (b) after the Revolving Period, to the Unfunded Exposure Account, up to an amount that would cause the funds in the Unfunded Exposure Account to equal the Aggregate Exposure Amount:

(vii) SEVENTH, if the Maximum Availability as of the most recent Determination Date is less than the Advances Outstanding as of such Determination Date, to the Administrative Agent (for the account of each Lender), pro rata in accordance with the amount of Advances Outstanding hereunder, in reduction of the Advances Outstanding in an amount up to such overage;

(viii) EIGHTH, to the Administrative Agent (for the account of each Lender), pro rata in accordance with amount due, in an amount equal to any Prepayment Premium then due and payable;

(ix) NINTH, to Wells Fargo, solely to the extent of any remaining available funds, up to the amount due under the Borrower ISDA Guaranty until an aggregate amount equal to $1,000,000 shall have been distributed to Wells Fargo pursuant to this subsection (ix) and Section 2.10(v);

(x) TENTH, to the Administrative Agent, the applicable Lender, the Trustee, the Affected Parties, the Indemnified Parties or the Secured Parties, pro rata in accordance with the amounts owed to such Persons under this clause TENTH, and without duplication, all other amounts, including Increased Costs but other than Advances Outstanding, then due under this Agreement, reasonable third-party out-of-pocket expenses relating to its duties as the Trustee hereunder, to the extent not paid pursuant to clause SECOND above in respect of which the Trustee has provided prior written notice to the Servicer and the Administrative Agent, and any Hedge Breakage Costs owing to each Hedge Counterparty under its respective Hedging Agreement, for the payment thereof; and

(xi) ELEVENTH, any remaining amount shall be distributed to the Borrower.

(b) On each Payment Date prior to the Termination Period, the Servicer shall direct the Trustee to pay pursuant to the Servicing Report (and, subject to Section 2.8, the Trustee shall make payment, in reliance on the information set forth in such Servicing Report) to the following Persons, from the Principal Collections Account, to the extent of Available Funds, the following amounts in the following order of priority:

(i) FIRST, to the parties to which amounts are expressed to be due pursuant to Sections 2.10(a)(i) – (vi), in the priority set forth therein, such amounts to the extent not paid in full pursuant to Sections 2.10(a)(i) – (vi);

(ii) SECOND, (a) prior to the end of the Revolving Period, at the Servicer’s discretion, to the Unfunded Exposure Account, up to an amount that would cause the funds in the Unfunded Exposure Account to equal the aggregate of the Unfunded Exposure Equity Amounts and (b) after the Revolving Period, to the Unfunded Exposure Account, up to an amount that would cause the funds in the Unfunded Exposure Account to equal the Aggregate Exposure Amount;

(iii) THIRD, (a) prior to the end of the Revolving Period, if the Maximum Availability as of the most recent Determination Date is less than the Advances Outstanding as of such Determination Date, to the Administrative Agent (for the account of each Lender), pro rata in accordance with the amount of Advances Outstanding hereunder for the account of the applicable Lender, in reduction of the Advances Outstanding in an amount up to such overage; and (b) after the Revolving Period, to the Administrative Agent (for the account of each Lender), an amount necessary to reduce the Advances Outstanding and Aggregate Unpaids to zero and to pay all applicable Prepayment Premiums;

(iv) FOURTH, to the Administrative Agent, the applicable Lender, the Trustee, the Affected Parties, the Indemnified Parties or the Secured Parties, pro rata in accordance with the amounts owed to such Persons under this clause FOURTH, and without duplication, all other amounts, including Increased Costs then due under this Agreement, and reasonable third-party out-of-pocket expenses relating to its duties as the Trustee hereunder, to the extent not paid pursuant to Section 2.10(a), in respect of which the Trustee has provided prior written notice to the Servicer and the Administrative Agent, and any Hedge Breakage Costs owing to each Hedge Counterparty under its respective Hedging Agreement, for the payment thereof; and

(v) FIFTH, any remaining amount shall be distributed to the Borrower; provided that the Borrower shall first reimburse the Servicer for any unreimbursed amounts paid by the Servicer pursuant to Section 2.16, Section 2.17 or Section 13.9 or any amounts paid by the Servicer on the Borrower’s behalf relating to its servicing activities hereunder, together with interest thereon at a per annum rate of interest equal to LIBOR plus 2.00% from and including the date such payment was made to but not including the date of such reimbursement.

(c) On the terms and conditions hereinafter set forth, from time to time during the Revolving Period, the Servicer may, to the extent of any Principal Collections on deposit in the Principal Collections Account:

(i) withdraw such funds for the purpose of reinvesting in additional Eligible Loans, provided that the following conditions are satisfied:

(1) all conditions precedent set forth in Section 3.2 have been satisfied;

(2) the Servicer provides same day written notice to the Administrative Agent and the Trustee by facsimile (to be received no later than 1:00 p.m. on such day) of the request to withdraw Principal Collections and the amount of such request;

(3) the notice required in clause (2) above shall be accompanied by a Borrowing Notice in the form of Exhibit A-3, and a Borrowing Base Certificate, each executed by the Borrower and a Responsible Officer of the Servicer and a current Loan Tape and Approval Notice (for each Loan added to the Collateral on the date of such reinvestment of Principal Collections);

(4) the Trustee provides to the Administrative Agent by facsimile (to be received no later than 1:30 p.m. on that same day) a statement reflecting the total amount on deposit on such day in the Principal Collections Account; and

(5) upon the satisfaction of the conditions set forth in clauses (1) through (4) of this Section 2.10(c) (as certified by the Borrower to the Trustee and the

Administrative Agent), the Trustee will release funds from the Principal Collections Account to the Servicer in an amount not to exceed the lesser of (A) the amount requested by the Servicer and (B) the amount on deposit in the Principal Collections Account on such day; or

(ii) withdraw such funds for the purpose of making payments in respect of the Advances Outstanding at such time in accordance with and subject to the terms of Section 2.5.

(d) Prior to the Termination Period, the Servicer may withdraw amounts on deposit in the Unfunded Exposure Account for the purpose of funding the Borrower’s unfunded commitments with respect to Delayed Draw Term Loans and Revolving Loans in the Collateral, provided the following conditions are satisfied (unless otherwise waived in writing by the Administrative Agent):

(i) the Servicer provides same day written notice (in the form of a Borrowing Notice appended hereto as Exhibit A-4) to the Administrative Agent and the Trustee by facsimile (to be received no later than 1:00 p.m. on such day) of the request to withdraw funds from the Unfunded Exposure Account and the amount of such request;

(ii) the notice required in clause (i) above shall be accompanied by a Borrowing Base Certificate, executed by the Borrower and at least one Responsible Officer of the Servicer and a current Loan Tape; and

(iii) the Trustee provides to the Administrative Agent by facsimile (to be received no later than 1:00 p.m. on that same date) a statement reflecting the total amount on deposit on such day in the Unfunded Exposure Account.

Upon the satisfaction or waiver of the conditions set forth in clauses (i) through (iii) above as certified by the Borrower or the Servicer on its behalf to the Trustee, the Trustee will release funds from the Unfunded Exposure Account to the Servicer in an amount not to exceed the lesser of (A) the aggregate amount requested by the Borrower, which amount shall not exceed the aggregate amount of the applicable funding commitment requests made by, and payable to, the Obligors under such Delayed Draw Term Loans and Revolving Loans and (B) the amount on deposit in the Unfunded Exposure Account on such day.

Section 2.11. Settlement Procedures During the Termination Period.

(a) On each Payment Date during the Termination Period, the Servicer shall direct the Trustee to pay pursuant to the Servicing Report (and, subject to Section 2.8, the Trustee shall make payment, in reliance on the information set forth in such Servicing Report) to the following Persons, from the Collection Account, to the extent of Available Funds, the following amounts in the following order of priority:

(i) FIRST, pro rata to each Hedge Counterparty, any amounts (other than any Hedge Breakage Costs), owing to that Hedge Counterparty under its respective Hedging Agreement in respect of any Hedge Transaction(s), for the payment thereof;

(ii) SECOND, to the extent not paid for by the Servicer, pro rata to the Trustee, (a) in an amount equal to any accrued and unpaid Trustee Fees, and (b) incurred but unreimbursed reasonable third-party, out-of-pocket expenses relating to its duties as Trustee hereunder, in respect of which the Trustee has provided prior written notice to the Servicer and the Administrative Agent, for the payment thereof; provided that amounts payable pursuant to clause (b) hereof shall not exceed $12,500 for any Payment Date;

(iii) THIRD, to the Servicer, in an amount equal to any accrued and unpaid Servicing Fees to the end of the preceding Collection Period, for the payment thereof;

(iv) FOURTH, first, to the Administrative Agent, any accrued and unpaid Agent’s Fee and, second, to the Administrative Agent (for the account of each Lender), pro rata in accordance with the amount of Advances Outstanding hereunder, in an amount equal to any accrued and unpaid Interest, Commitment Fee and Breakage Costs, for the payment thereof;

(v) FIFTH, to the Administrative Agent (for the account of each Lender), pro rata in accordance with amounts due, in an amount equal to any accrued and unpaid fees and expenses incurred in connection with this Agreement and the other Transaction Documents, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Lenders, as set forth in Section 13.9(a);

(vi) SIXTH, to the Unfunded Exposure Account, up to an amount that would cause the funds in the Unfunded Exposure Account to equal the Aggregate Exposure Amount;

(vii) SEVENTH, to the Administrative Agent (for the account of each Lender), pro rata in accordance with the amount of Advances Outstanding hereunder, in an amount necessary to reduce the Advances Outstanding to zero;

(viii) EIGHTH, to the Administrative Agent, the applicable Lender, the Trustee, the Affected Parties, the Indemnified Parties or the Secured Parties, pro rata in accordance with the amounts owed to such Persons under this clause EIGHTH, and without duplication, all other amounts, including Increased Costs, then due under this Agreement, and reasonable third-party out-of-pocket expenses relating to its duties as Trustee hereunder to the extent not paid pursuant to clause SECOND above in respect of which the Trustee has provided prior written notice to the Servicer and the Administrative Agent, the Prepayment Premium and any Hedge Breakage Costs owing to each Hedge Counterparty under its respective Hedging Agreement for the payment thereof; and

(ix) NINTH, any remaining amount shall be distributed to the Borrower, provided that the Borrower shall first reimburse the Servicer for any unreimbursed amounts paid by the Servicer pursuant to Section 2.16, Section 2.17 or Section 13.9 or any amounts paid by the Servicer on the Borrower’s behalf relating to its servicing activities hereunder, together with interest thereon at a per annum rate of interest equal to LIBOR plus 2.00% from and including the date such payment was made to but not including the date of such reimbursement.

(b) From time to time during the Termination Period, the Servicer may withdraw amounts on deposit in the Unfunded Exposure Account for the purpose of funding the Borrower’s unfunded commitments with respect to Delayed Draw Term Loans and Revolving Loans in the Collateral, provided the conditions set forth in clauses (i) through (iii) of Section 2.10(d) are satisfied (unless otherwise waived in writing by the Administrative Agent). Upon the satisfaction or waiver of such conditions (as certified to the Trustee by the Borrower or the Servicer), the Trustee will release funds from the Unfunded Exposure Account to the Servicer in an amount not to exceed the least of (A) the amount requested by the Servicer in the related Borrowing Notice (which amount will not exceed the aggregate amount of the applicable funding commitment requests made by, and payable to, the Obligors under such Delayed Draw Term Loans and Revolving Loans) and (B) the amount on deposit in the Unfunded Exposure Account on such day.

Section 2.12. Collections and Allocations.

(a) Collections. The Servicer shall promptly identify (with the assistance of the Trustee, if necessary) any collections as being on account of Interest Collections, Principal Collections or other Collections, whether received by it in its capacity as Concentration Account Servicer under the Intercreditor Agreement or on deposit in the Custodial Account or otherwise, and shall transfer or cause to be transferred to the Collection Account all such Collections which are in the form of available funds by the close of business on the second Business Day after such Collections are so received. Upon the transfer of Collections to the Collection Account, and on the basis of information received from the Servicer, the Trustee shall segregate Principal Collections and Interest Collections and transfer the same to the corresponding Principal Collections Account and Interest Collections Account, as applicable. The Trustee shall make such deposits or payments on the date indicated therein by wire transfer, in immediately available funds. The Trustee shall further provide a statement to the Servicer as to the amount of Principal Collections and Interest Collections on deposit in the Collection Account as of the related Determination Date on each Reporting Date for inclusion in the Servicing Report delivered pursuant to Section 6.13(b). In addition, at the time the Trustee receives Collections or funds from the Concentration Account into the Collection Account, the Servicer will classify all funds so transferred as one of the following types of Collections (which list may have reasonable additional items added to it from time to time by written notice from the Servicer to the Trustee and the Administrative Agent): (i) Scheduled Payments, (ii) Prepayments, (iii) Recoveries, (iv) Insurance Proceeds, (v) fees, (vi) hedge payments, (vii) Excluded Amounts and (viii) additional amounts.

(b) Deposits. On each Cut-Off Date, the Servicer will deposit (in immediately available funds) into the Collection Account all Collections received after the applicable Cut-Off Date and through and including the Cut-Off Date in respect of Eligible Loans being transferred to and included as part of the Collateral on such date.

(c) Excluded Amounts. With the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld (a copy of which will be provided by the Servicer to the Trustee), the Servicer may withdraw from the Collection Account any deposits thereto constituting Excluded Amounts if the Servicer has, prior to such withdrawal and consent, delivered to the Administrative Agent (with a copy to the Trustee) a report setting forth the calculation of such Excluded Amounts in a form and substance satisfactory to the Administrative Agent and the Trustee in their sole discretion.

(d) Investment of Funds. Until the occurrence of a Termination Event, to the extent there are uninvested available amounts deposited in the Collection Account, on or before 3:00 p.m. all such amounts shall be invested in Permitted Investments selected by the Servicer in written instructions delivered to the Trustee (which may be in the form of standing instructions) that mature no later than the Business Day immediately preceding the next Payment Date; to the extent that there are uninvested available funds deposited after 3:00 p.m., such funds shall be swept into the overnight funds investment which shall be a Permitted Investment selected by the Servicer in written instructions delivered to the Trustee (which may be in the form of standing instructions). From and after the occurrence of a Termination Event, to the extent there are uninvested amounts in the Collection Account (net of losses and investment expenses), all amounts may be invested in Permitted Investments selected by the Administrative Agent in written instructions delivered to the Trustee (which may be in the form of standing instructions) that mature no later than the Business Day immediately preceding the next Payment Date. Until the occurrence of a Termination Event, to the extent there are uninvested available amounts deposited in the Custodial Account after 3:00 p.m., such funds shall be swept into the overnight funds investment which shall be a Permitted Investment selected by the Servicer in written instructions delivered to the Trustee (which may be in the form of standing instructions). From and after the occurrence of a Termination Event, to the extent there are uninvested amounts in the Custodial Account (net of losses and investment expenses) after 3:00 p.m., all such amounts may be swept into the overnight funds investment which shall be a Permitted Investment selected by the Administrative Agent in written instructions delivered to the Trustee (which may be in the form of standing instructions). All earnings (net of losses and investment expenses) thereon shall be retained or deposited into the Collection Account and shall be applied pursuant to the provisions of Section 2.10 and Section 2.11. All investments shall be subject to availability. Absent receipt of instructions as contemplated herein, the Trustee shall have no obligation to invest any funds.

Section 2.13. Payments, Computations, Etc.

(a) Unless otherwise expressly provided herein, all amounts to be paid or deposited by the Borrower or the Servicer hereunder shall be paid or deposited in accordance with the terms hereof no later than 11:00 a.m. on the day when due in lawful money of the United States in immediately available funds to the applicable Agent’s Account and if not received before such time shall be deemed received on the next Business Day. The Borrower shall, to the extent permitted by law, pay to the Secured Parties interest on all amounts not paid or deposited when due hereunder at 2% per annum above the Base Rate, payable on demand; provided that such interest rate shall not at any time exceed the maximum rate permitted by Applicable Law. Such interest shall be for the account of, and distributed to, each applicable Lender. All computations of Interest and other fees hereunder shall be made on the basis of a year consisting of 360 days (other than calculations with respect to the Base Rate which shall be based on a year consisting of 365 or 366 days, as applicable) for the actual number of days (including the first but excluding the last day) elapsed.

(b) Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of the payment of Interest or any fee payable hereunder, as the case may be. For avoidance of doubt, to the extent that Available Funds are insufficient on any Payment Date to satisfy the full amount of any Increased Costs pursuant to the provisions of Section 2.10 or Section 2.11, as applicable, such unpaid amounts shall remain due and owing and shall accrue Interest until repaid in full.

(c) If any Advance requested by the Borrower and approved by the applicable Lender pursuant to Section 2.3 is not, for any reason, made or effectuated, as the case may be, on the date specified therefor, the Borrower shall indemnify the applicable Lender against any reasonable loss, cost or expense incurred by the applicable Lender including, without limitation, any loss (including loss of anticipated profits, net of anticipated profits in the reemployment of such funds in the manner determined by each Lender), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the applicable Lender to fund or maintain such Advance.

(d) If at any time after the Fifth Amendment and Restatement Closing Date, the Advances outstanding hereunder are not allocated among the Lenders in accordance with their respective Pro-Rata Shares following an addition of a Lender as a party hereto or the amendment of any Commitments, the Lenders agree to make such purchases and sales of interests in the Advances outstanding between themselves so that each Lender is then holding its relevant Pro-Rata Share of outstanding Advances based on the Lenders’ Commitments at such time (such purchases and sales shall be arranged by the Lenders and each Lender hereby agrees to execute such further instruments and documents, if any, as any other Lender may reasonably request in connection therewith), with all subsequent extensions of credit under this Agreement to be made in accordance with the respective Pro-Rata Shares of the Lenders from time to time party to this Agreement as provided herein.

Section 2.14. Refunding of Swingline Advances.

(a) Each Swingline Advance shall be refunded by the Revolving Lenders on the second Business Day following the date of such Swingline Advance (each such date, a “Swingline Refund Date”). Such refundings shall be made by the Revolving Lenders in accordance with their respective Pro-Rata Shares and shall thereafter be reflected as Advances of the Revolving Lenders on the books and records of the Administrative Agent. Each Revolving Lender shall fund its respective Pro-Rata Share of Advances as required to repay Swingline Advances outstanding to the Swingline Lender no later than 12:00 noon on the applicable Swingline Refund Date.

(b) The Borrower shall pay to the Swingline Lender, within twenty-two (22) days of demand, the amount of such Swingline Advances to the extent amounts received from the Revolving Lenders are not sufficient to repay in full the outstanding Swingline Advances requested or required to be refunded. If any portion of any such amount paid to the Swingline

Lender shall be recovered by or on behalf of the Borrower from the Swingline Lender in bankruptcy or otherwise, the loss of the amount so recovered shall be ratably shared among all the Revolving Lenders in accordance with their respective Pro-Rata Shares.

(c) Each Revolving Lender acknowledges and agrees that its obligation to refund Swingline Advances in accordance with the terms of this Section is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, non-satisfaction of the conditions set forth in Article III. Further, each Revolving Lender agrees and acknowledges that if prior to the refunding of any outstanding Swingline Advances pursuant to this Section, an Insolvency Event relating to the Borrower or the Originator shall have occurred, each Revolving Lender will, on the date the applicable Loan Advance would have been made, purchase an undivided participating interest in the Swingline Advance to be refunded in an amount equal to its Pro-Rata Share of the aggregate amount of such Swingline Advance. Each Revolving Lender will immediately transfer to the Swingline Lender, in immediately available funds, the amount of its participation and upon receipt thereof the Swingline Lender will deliver to such Revolving Lender a certificate evidencing such participation dated the date of receipt of such funds and for such amount. Whenever, at any time after the Swingline Lender has received from any Revolving Lender such Revolving Lender’s participating interest in a Swingline Advance, the Swingline Lender receives any payment on account thereof, the Swingline Lender will distribute to such Revolving Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Lender’s participating interest was outstanding and funded).

(d) Notwithstanding anything to the contrary contained in this Section 2.14, the Swingline Lender shall not be obligated to make any Swingline Advance at a time when any other Lender is a Defaulting Lender, unless the Swingline Lender has entered into arrangements (which may include the delivery of cash collateral) with the Borrower or such Defaulting Lender which are satisfactory to the Swingline Lender to eliminate the Swingline Lender’s Fronting Exposure (without giving effect to Section 2.26(a)(iii)) with respect to any such Defaulting Lender.

Section 2.15. Fees.

(a) The Servicer shall be entitled to receive a servicing fee (the “Servicing Fee”), in arrears in respect of each Collection Period in accordance with Section 2.10 and/or Section 2.11, as applicable, which fee shall be equal to the product of (i) the applicable Servicing Fee Rate, (ii) average daily Borrowing Base during the immediately preceding Collection Period and (iii) the actual number of days in such Collection Period divided by 360. The Servicing Fee is payable to the Servicer to compensate the Servicer for performing its obligations as Servicer hereunder and, so long as the Servicer is also the Originator, for the Originator’s performance of its obligations hereunder and under the Sale Agreement as such obligations relate to Collateral purchased directly by the Borrower from third parties which was reunderwritten by the Originator on behalf of the Borrower in connection with the Borrower’s purchase thereof.

(b) The Trustee shall be entitled to receive the Trustee Fee and shall be entitled to receive reimbursement for certain expenses as described in, and in accordance with, Section 2.10 and Section 2.11, as applicable.

(c) The Borrower shall pay to Mayer Brown LLP, as counsel to the Administrative Agent, and to Nixon Peabody LLP, as counsel to the Trustee, all reasonable fees and out-of-pocket expenses thereof within 30 Business Days after receiving an invoice for such amounts.

Section 2.16. Increased Costs; Capital Adequacy; Illegality.

(a) If either (i) the introduction of or any change (including, without limitation, any change by way of imposition or increase of reserve requirements) in or in the interpretation of any law or regulation or (ii) the compliance by an Affected Party with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) shall (x) subject an Affected Party to any Tax (except for Taxes on the overall net income of such Affected Party), duty or other charge with respect to its Advances, any interest in the Collateral, or any obligation to make Advances hereunder, or on any payment made hereunder, (y) impose, modify or deem applicable any reserve requirement (including, without limitation, any reserve requirement imposed by the Board of Governors of the Federal Reserve System, but excluding any reserve requirement, if any, included in the determination of Interest), special deposit or similar requirement against assets of, deposits with or for the amount of, or credit extended by, any Affected Party or (z) impose any other condition affecting the interest in the Collateral Granted to the Trustee for the benefit of the Secured Parties hereunder or the Lenders’ rights hereunder, the result of which is to increase the cost to any Affected Party or to reduce the amount of any sum received or receivable by an Affected Party under this Agreement, then within ten days after demand by such Affected Party (which demand shall be accompanied by a statement setting forth the basis for such demand), the Borrower shall pay (and to the extent the Borrower does not make such payment the Servicer shall pay) directly to such Affected Party such additional amount or amounts as will compensate such Affected Party for such additional or increased cost incurred or such reduction suffered.

(b) If either (i) the introduction of or any change in or in the interpretation of any law, guideline, rule, regulation, directive or request or (ii) compliance by any Affected Party with any law, guideline, rule, regulation, directive or request from any central bank or other governmental authority or agency (whether or not having the force of law), including, without limitation, compliance by an Affected Party with any request or directive regarding capital adequacy, has or would have the effect of reducing the rate of return on the capital of any Affected Party as a consequence of its obligations hereunder or arising in connection herewith to a level below that which any such Affected Party could have achieved but for such introduction, change or compliance (taking into consideration the policies of such Affected Party with respect to capital adequacy) by an amount deemed by such Affected Party to be material, then from time to time, within ten days after demand by such Affected Party (which demand shall be accompanied by a statement setting forth the basis for such demand), the Borrower shall pay (and to the extent the Borrower does not make such payment the Servicer shall pay) directly to such Affected Party such additional amount or amounts as will compensate such Affected Party for such reduction; provided that, notwithstanding anything in this Section 2.16(b) to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “change in law” for the purposes of clause (i) above, regardless of the date enacted, adopted or issued. For the avoidance of doubt, if the issuance of any amendment or supplement to Interpretation No. 46 or to Statement of Financial Accounting Standards No. 140 by the Financial Accounting Standards Board or any other change in accounting standards, including GAAP, or the issuance of any other pronouncement, release or interpretation, causes or requires the consolidation of all or a portion of the assets and liabilities of the Originator, the Borrower or any Secured Party with the assets and liabilities of the Administrative Agent or any Lender or shall otherwise impose any loss, cost, expense, reduction of return on capital or other loss, such event shall constitute a circumstance on which such Affected Party may base a claim for reimbursement under this Section 2.16. For the further avoidance of doubt, any increase in cost and/or reduction in Interest with respect to any Affected Party caused by regulatory capital allocation adjustments due to Financial Accounting Standards Nos. 166, 167 and subsequent statements and interpretations shall constitute a circumstance on which such Affected Party may base a claim for reimbursement under this Section 2.16.

(c) If as a result of any event or circumstance similar to those described in clauses (a) or (b) of this Section 2.16, any Affected Party is required to compensate a bank or other financial institution providing liquidity support, credit enhancement or other similar support to such Affected Party in connection with this Agreement or the funding or maintenance of Advances hereunder, then within ten days after demand by such Affected Party, the Borrower shall pay (or to the extent the Borrower does not make such payment the Servicer shall pay) to such Affected Party such additional amount or amounts as may be necessary to reimburse such Affected Party for any amounts payable or paid by it.

(d) In determining any amount provided for in this Section 2.16, the Affected Party may use any reasonable averaging and attribution methods. Any Affected Party making a claim under this Section 2.16 shall submit to the Borrower and the Servicer a written description as to such additional or increased cost or reduction and the calculation thereof, which written description shall be conclusive absent demonstrable error. The payment of amounts under this Section 2.16 shall be on an after Tax basis.

(e) If Wells Fargo shall notify the Lenders and the Borrower that a Eurodollar Disruption Event as described in clause (a) of the definition of “Eurodollar Disruption Event” has occurred, all Advances Outstanding of the Lenders in respect of which Interest accrues at the LIBOR Rate shall immediately be converted into Advances Outstanding in respect of which Interest accrues at the Base Rate; provided that (i) the Advances Outstanding shall only accrue at the Base Rate for so long as a Eurodollar Disruption Event is continuing, (ii) Wells Fargo agrees to promptly notify the Lenders and the Borrower at such time as any such Eurodollar Disruption is no longer continuing and (iii) on and after Wells Fargo notifies the Lenders and the Borrower that any such Eurodollar Disruption Event is no longer continuing, the Advances Outstanding shall accrue at the LIBOR Rate (if otherwise applicable at such time).

Section 2.17. Taxes.

(a) All payments made by an Obligor in respect of a Loan and all payments made by the Borrower or made by the Servicer on behalf of the Borrower under this Agreement will be made free and clear of and without deduction or withholding for or on account of any Taxes. If any Taxes are required to be withheld from any amounts payable to the Administrative Agent, any Affected Party or any Secured Party, then the amount payable to such Person will be increased (such increase, the “Additional Amount”) such that every net payment made under this Agreement after withholding for or on account of any Taxes (including, without limitation, any Taxes on such increase) is not less than the amount that would have been paid had no such deduction or withholding been deducted or withheld. The foregoing obligation to pay Additional Amounts, however, will not apply with respect to net income or franchise taxes imposed on the Lenders, any Affected Party or the Administrative Agent, respectively, with respect to payments required to be made by the Borrower or Servicer under this Agreement, by a taxing jurisdiction in which the Lenders, any Affected Party or the Administrative Agent are organized, conducts business or is paying taxes (as the case may be).

(b) The Borrower will indemnify (and to the extent the indemnification provided by the Borrower is insufficient the Servicer will indemnify) each Affected Party for the full amount of Taxes payable by such Person in respect of Additional Amounts and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. All payments in respect of this indemnification shall be made within ten days from the date a written invoice therefor is delivered to the Borrower and the Servicer.

(c) Within 30 days after the date of any payment by the Borrower or by the Servicer on behalf of the Borrower of any Taxes, the Borrower or the Servicer, as applicable, will furnish to the Administrative Agent and each of the Lenders at the applicable address set forth on Annex A to this Agreement, appropriate evidence of payment thereof.

(d) If a Lender is not created or organized under the laws of the United States or a political subdivision thereof, such Lender shall deliver to the Borrower, with a copy to the Administrative Agent, (i) within 15 days after the date hereof, two (or such other number as may from time to time be prescribed by Applicable Laws) duly completed copies of IRS Form W-8BEN or Form W-8ECI (or any successor forms or other certificates or statements that may be required from time to time by the relevant United States taxing authorities or Applicable Laws), as appropriate, to permit the Borrower to make payments hereunder for the account of such Lender without deduction or withholding of United States federal income or similar Taxes and (ii) upon the obsolescence of or after the occurrence of any event requiring a change in, any form or certificate previously delivered pursuant to this Section 2.17(d), copies (in such numbers as may from time to time be prescribed by Applicable Laws or regulations) of such additional, amended or successor forms, certificates or statements as may be required under Applicable Laws or regulations to permit the Borrower or the Servicer to make payments hereunder for the account of such Lender without deduction or withholding of United States federal income or similar Taxes.

(e) If, in connection with an agreement or other document providing liquidity support, credit enhancement or other similar support to the Lenders in connection with this

Agreement or the funding or maintenance of Advances hereunder, the Lenders are required to compensate a bank or other financial institution in respect of Taxes under circumstances similar to those described in this Section 2.17, then, within ten days after demand by the Lenders, the Borrower shall pay (or to the extent the Borrower does not make such payment the Servicer shall pay) to the Lenders such additional amount or amounts as may be necessary to reimburse the Lenders for any amounts paid by them.

(f) Without prejudice to the survival of any other agreement of the Borrower and the Servicer hereunder, the agreements and obligations of the Borrower and the Servicer contained in this Section 2.17 shall survive the termination of this Agreement.

Section 2.18. Assignment of the Sale Agreement.

The Borrower hereby collaterally assigns to the Trustee, for the ratable benefit of the Secured Parties hereunder, all of the Borrower’s right, title and interest in and to, but none of its obligations under, the Sale Agreement and any UCC financing statements filed under or in connection therewith. In furtherance and not in limitation of the foregoing, the Borrower hereby collaterally assigns to the Trustee for the benefit of the Secured Parties its right to indemnification under Article IX of the Sale Agreement. The Borrower confirms that following the occurrence of a Termination Event or Unmatured Termination Event the Trustee on behalf of the Secured Parties shall have the sole right to enforce the Borrower’s rights and remedies under the Sale Agreement and any UCC financing statements filed under or in connection therewith for the benefit of the Secured Parties.

Section 2.19. Substitution and Transfer of Loans; Repurchase of Defaulted Loans.

(a) Substitution of Loans. On any day so long as a Termination Event has not occurred (or, if a Termination Event has occurred, the Administrative Agent has consented in its sole discretion), the Borrower may, subject to the conditions set forth in this Section 2.19 and subject to the other restrictions contained herein, replace any Loan with one or more Eligible Loans (each, a “Substitute Loan”); provided that no such replacement shall occur unless each of the following conditions is satisfied as of the date of such replacement and substitution:

(i) the Borrower has recommended to the Administrative Agent (with a copy to the Trustee) in writing that the Loan to be replaced should be replaced (each a “Replaced Loan”) and the Administrative Agent has consented in writing to such replacement in its sole and absolute discretion;

(ii) each Substitute Loan is an Eligible Loan (including having been approved by the Administrative Agent in accordance with clause (a) of the definition thereof) on the date of substitution;

(iii) the sum of the OLB of such Substitute Loans shall be equal to or greater than the sum of the OLB of the Replaced Loans;

(iv) after giving effect to any such substitution, the Availability is greater than or equal to $0;

(v) all representations and warranties of the Borrower contained in Section 4.1 and Section 4.2 shall be true and correct as of the date of substitution of any such Substitute Loan;

(vi) the inclusion of any such Substitute Loan does not cause a Termination Event or Unmatured Termination Event to occur;

(vii) except in the case of a substitution pursuant to Section 2.19(b), such substitution shall be subject to the provisions of Section 2.22;

(viii) each such substitution shall be subject to the applicable provisions of Section 2.24; and

(ix) the Borrower shall deliver to the Administrative Agent and the Trustee on the date of such substitution a certificate of a Responsible Officer certifying that each of the foregoing is true and correct as of such date.

In addition, the Borrower shall, in connection with such substitution, deliver the related Required Loan Documents to the Trustee in accordance with Section 3.2(c) and deliver the related Servicing File to the Servicer.

(b) Transfer or Substitution of Warranty Loans. If on any day a Loan is (or becomes) a Warranty Loan, no later than 30 days following the earlier of knowledge by the Borrower or the Originator of such Loan becoming a Warranty Loan or receipt by the Originator or by the Borrower, as applicable, from the Administrative Agent, the Servicer or the Trustee of written notice thereof, the Originator, pursuant to Section 6.1(b) of the Sale Agreement, or the Borrower shall either:

(i) make a deposit to the Collection Account (for allocation pursuant to Section 2.10 or Section 2.11, as applicable) in immediately available funds in an amount equal to the sum of (a) the OLB of such Loan, (b) any accrued and unpaid interest thereon, and (c) any Hedge Breakage Costs arising as a result thereof (collectively, the “Retransfer Price”); or

(ii) subject to the satisfaction of the conditions in Section 2.19(a), substitute for such Warranty Loan a Substitute Loan.

In either of the foregoing instances, (i) if the Originator made such deposit or substitution pursuant to Section 6.1(b) of the Sale Agreement, the Borrower shall retransfer each such Warranty Loan and any Related Property to the Originator in accordance with the Sale Agreement and (ii) the Borrowing Base shall be reduced by the Adjusted Borrowing Value of such Warranty Loan and, if applicable, increased by the Adjusted Borrowing Value of each Substitute Loan. Upon confirmation of the deposit of such Retransfer Price into the Collection Account or the delivery by the Originator or by the Borrower of a Substitute Loan for each Warranty Loan (the “Retransfer Date”), such Warranty Loan shall not be included in the Borrowing Base and, as applicable, the Substitute Loan shall be included in the Collateral.

(c) Repurchase of Defaulted Loans. In the event a Loan becomes a Defaulted Loan, the Servicer is hereby granted an option (a “Purchase Option”) to purchase such

Defaulted Loan at a price (the “Option Price”) equal to the Fair Market Value thereof. Upon a Loan becoming a Defaulted Loan, the Servicer may exercise the Purchase Option by providing the Borrower, the Trustee, the Administrative Agent and the Lenders at least five days prior written notice thereof (the “Purchase Option Notice”), which notice shall specify a cash exercise price at least equal to the Option Price. The exercise of any Purchase Option shall be irrevocable. Unless and until the Purchase Option with respect to a Defaulted Loan is exercised, the Servicer shall pursue such other resolution strategies available hereunder with respect to such Defaulted Loan, including, without limitation, workout and foreclosure, as the Servicer may deem appropriate and consistent with the Servicing Standard and the Credit and Collection Policy, in each case with a view towards the maximization of the recovery on such Loan to the Borrower on a present value basis. The exercise of the Purchase Option shall be subject to the following conditions precedent:

(i) any sale of the applicable Loans by the Borrower in connection with the exercise of the Purchase Option shall be made by the Borrower in a transaction in which the Borrower makes no representations, warranties or covenants and provides no indemnification for the benefit of any other party;

(ii) after giving effect to the exercise of the Purchase Option (x) the representations and warranties contained in Sections 4.1 and 4.2 hereof shall continue to be correct in all material respects, except to the extent relating to an earlier date, (y) neither an Unmatured Termination Event nor a Termination Event shall have occurred and (z) no Borrowing Base Deficiency exists;

(iii) the Servicer shall have deposited the Option Price into the Collection Account; and

(iv) satisfaction of the applicable provisions in Section 2.22 and Section 2.24.

Section 2.20. Optional Sales.

(a) Prior to the occurrence of an Unmatured Termination Event or a Termination Event, on any Optional Sale Date, the Borrower shall have the right to prepay all or a portion of the Advances Outstanding in connection with a sale of all or a portion of the Collateral (each, an “Optional Sale”), subject to the following terms and conditions:

(i) The Borrower shall have given the Administrative Agent (with a copy to the Trustee) at least 5 Business Days’ prior written notice of its intent to effect an Optional Sale, and (other than an Optional Sale which results in the termination in full of this Agreement pursuant to Section 2.5(a)) the Administrative Agent has consented in writing to such Optional Sale in its sole discretion unless such notice and consent are waived or such notice period is reduced by the Administrative Agent;

(ii) Any Optional Sale shall be in connection with either (A) a Term Securitization or (B) the repayment of all Aggregate Unpaids and termination in whole of the Facility Amount pursuant to Section 2.5(a);

(iii) Unless an Optional Sale is to be effected on a Payment Date (in which case the relevant calculations with respect to such Optional Sale shall be reflected on the applicable Servicing Report), the Servicer shall deliver to the Administrative Agent a certificate and evidence to the reasonable satisfaction of the Administrative Agent (with a copy to the Trustee) (which evidence may consist solely of a certificate from the Servicer) that the Borrower shall have sufficient funds on the related Optional Sale Date to effect the contemplated Optional Sale in accordance with this Agreement. In effecting an Optional Sale, the Borrower may use the Proceeds of sales of the Collateral to repay all or a portion of the Aggregate Unpaids;

(iv) After giving effect to any Optional Sale (other than an Optional Sale that results in a termination in full of this Agreement pursuant to Section 2.5(a)), (a) the Availability shall be greater than or equal to $0 (unless otherwise agreed in writing by the Administrative Agent), (b) the representations and warranties contained in Sections 4.1 and 4.2 hereof shall continue to be correct in all material respects, except to the extent relating to an earlier date and (c) neither an Unmatured Termination Event nor a Termination Event shall have resulted. On the related Optional Sale Date, the Administrative Agent, each Lender, the Hedge Counterparties and the Trustee, as applicable, shall have received, as applicable, in immediately available funds, an amount equal to the sum of (a) the portion of the Advances Outstanding to be prepaid that are attributable to the Collateral to be sold by the Borrower in connection with such Optional Sale plus (b) an amount equal to all unpaid Interest to the extent reasonably determined by the Administrative Agent and the Lenders to be attributable to that portion of the Advances Outstanding to be paid in connection with the Optional Sale plus (c) an aggregate amount equal to the sum of all other amounts due and owing to the Administrative Agent, the Trustee, the Lenders, the Affected Parties and the Hedge Counterparties, as applicable, under this Agreement and the other Transaction Documents, to the extent accrued to such date (and, in the case of a partial sale of the Collateral, to accrue thereafter to the next Payment Date) (including, without limitation, Breakage Costs, Hedge Breakage Costs and any other payments owing to the Hedge Counterparties in respect of the termination of any Hedge Transaction) in each case to the extent attributable to the Collateral to be sold by the Borrower in connection with such Optional Sale (or, in the case of a repayment in full and termination of the Facility Amount, all Aggregate Unpaids at such time); provided that the Administrative Agent shall have the right to determine whether the amount paid (or proposed to be paid) by the Borrower on the Optional Sale Date is sufficient to satisfy the requirements of clauses (iii) and (iv) and is sufficient to reduce the Advances Outstanding to the extent requested by the Borrower in connection with the Optional Sale;

(v) On or prior to each Optional Sale Date, the Borrower shall have delivered to the Administrative Agent a list specifying all Loans to be sold and assigned pursuant to such Optional Sale.

(b) In connection with any Optional Sale, the Borrower shall pay to the Administrative Agent, for the account of each Lender, any Prepayment Premium payable in connection therewith.

Section 2.21. Discretionary Sales.

Prior to the occurrence of an Unmatured Termination Event (other than in connection with a Discretionary Sale (as defined below) to cure a Borrowing Base Deficiency) or a Termination Event, the Borrower shall have the right to sell Loans and prepay all or a portion of the Advances Outstanding (each, a “Discretionary Sale”), subject to the following terms and conditions:

(i) At least one Business Day prior to each Discretionary Sale Date, the Borrower shall have given the Administrative Agent (with a copy to the Trustee) written notice of its intent to effect a Discretionary Sale (each such notice, a “Discretionary Sale Notice”), specifying the Discretionary Sale Date and including a list of all Loans to be sold and assigned pursuant to such Discretionary Sale, and the Administrative Agent shall have consented in writing to such Discretionary Sale in its sole and absolute discretion; provided that no consent of the Administrative Agent shall be required (1) if the sum of the OLB of all Loans subject to a Discretionary Sale during any twelve month period does not exceed an amount equal to 15% of the highest OLB during the immediately preceding twelve month period; (2) if (x) such Discretionary Sale is of a Loan which has been included in the Collateral for less than 90 days and (y) at least $5,000,000 in OLB of such Loan remains in the Collateral following such sale; or (3) if such sale by the Borrower is being completed to cure a Borrowing Base Deficiency, so long as immediately after giving effect to such sale and any other substitution or transfer substantially contemporaneously therewith, the Borrowing Base Deficiency shall be cured; provided however that, notwithstanding the foregoing, any Discretionary Sale to an Affiliate of the Borrower other than pursuant to clause (2) or (3) above shall require the prior written consent of the Administrative Agent in its sole and absolute discretion;

(ii) Any Discretionary Sale shall be made by the Borrower in a transaction (i) reflecting arm’s-length market terms and (ii) in which the Borrower makes no representations, warranties or covenants and provides no indemnification for the benefit of any other party to the Discretionary Sale;

(iii) The Servicer shall deliver to the Administrative Agent (with a copy to the Trustee) a certificate and evidence to the reasonable satisfaction of the Administrative Agent (which evidence may consist solely of a certificate from the Servicer) that the Borrower shall have sufficient funds on the related Discretionary Sale Date to effect the contemplated Discretionary Sale in accordance with this Agreement (unless a Discretionary Sale is to be effected on a Payment Date (in which case the relevant calculations with respect to such Discretionary Sale shall be reflected on the applicable Servicing Report)). In effecting an Discretionary Sale, the Borrower may use the Proceeds of sales of the Collateral to satisfy its remittance obligations hereunder;

(iv) After giving effect to the Discretionary Sale and the assignment to the Borrower of the applicable Loans on any Discretionary Sale Date, (a) the Availability is greater than or equal to $0 (unless otherwise agreed in writing by the Administrative Agent), (b) the representations and warranties contained in Section 4.1 hereof shall continue to be correct in all material respects, except to the extent relating to an earlier date, (c) neither an Unmatured Termination Event nor a Termination Event shall have resulted;

(v) On the related Discretionary Sale Date, the Trustee shall have received for distribution to the applicable recipients referred to below, in immediately available funds, an amount equal to the sum of (a) the portion of the Advances Outstanding to be prepaid that are attributable to the Collateral to be sold by the Borrower pursuant to this Section 2.21 plus (b) an amount equal to all unpaid Interest to the extent reasonably determined by the Administrative Agent and the Lenders to be attributable to that portion of the Advances Outstanding to be paid in connection with the Discretionary Sale plus (c) an aggregate amount equal to the sum of all other amounts due and owing to the Administrative Agent, the Trustee, the Lenders, the Affected Parties and the Hedge Counterparties, as applicable, under this Agreement and the other Transaction Documents, to the extent accrued to such date and to accrue to the next Payment Date (including, without limitation, Breakage Costs, Hedge Breakage Costs and any other payments owing to the Hedge Counterparties in respect of the termination of any Hedge Transaction) in each case, to the extent attributable to the Loans to be sold by the Borrower pursuant to this Section 2.21; provided that the Administrative Agent shall have the right to determine whether the amount paid (or proposed to be paid) by the Borrower on the Discretionary Sale Date is sufficient to satisfy the requirements of clauses (iii) and (iv) above and is sufficient to reduce the Advances Outstanding to the extent requested by the Borrower in connection with the Discretionary Sale;

(vi) All Discretionary Sales of Loans to any Affiliate of the Borrower pursuant to this Section 2.21 shall be subject to the limitations contained in Section 2.22; and

(vii) On the related Discretionary Sale Date, the proceeds from such Discretionary Sale have been sent directly into the Collection Account.

Section 2.22. Limitations on Certain Substitutions and Sales.

(a) The sum, without duplication, of (A) the OLB of all Loans that were substituted pursuant to Section 6.1(a) of the Sale Agreement and Section 2.19(a) during the twelve month period preceding the proposed date of substitution (or such lesser number of months as shall have elapsed since the Closing Date as of such date) plus (B) the aggregate OLB of all Loans purchased by an Affiliate of the Borrower pursuant to Section 2.19 or Section 2.21 during such period shall not exceed an amount equal to 15% of the highest OLB during the immediately preceding twelve month period; provided, however, that this Section 2.22(a) shall not apply to (i) any Loan sold at the option of the Borrower to an Affiliate of the Borrower (other than the Originator) at Fair Market Value where such Loan was included in the Collateral for less than 90 days and at least $5,000,000 OLB of such Loan remains in the Collateral following such sale or (ii) any Warranty Loan sold or substituted pursuant to Section 6.1(b) of the Sale Agreement or Section 2.19(b).

(b) The sum, without duplication, of the OLB of all Defaulted Loans and of all Loans subject to clause (i), (iii) or (iv) of the definition of “Assigned Value Adjustment

Event” or clause (a) or (b) (and, with respect to clause (b), only if the extension or delay of the maturity date of a Loan relates to credit impairment of such Loan or the related Obligor) of the definition of “Material Modification” that were substituted pursuant to Section 6.1(a) of the Sale Agreement during the twelve month period preceding the proposed date of substitution (or such lesser number of months as shall have elapsed since the Closing Date as of such date) or purchased by the Originator pursuant to Section 2.19(c) or Section 2.21 during such period shall not exceed an amount equal to 10% of the highest OLB during the immediately preceding twelve month period; provided, however, for the avoidance of doubt this Section 2.22(b) shall not apply to any Warranty Loan sold or substituted pursuant to Section 6.1(b) of the Sale Agreement or Section 2.19(b).

(c) Any Loan (other than any Warranty Loan) sold by the Borrower to the Originator or to any Affiliate thereof shall be sold on an arm’s-length basis at Fair Market Value.

Section 2.23. Release of Lien and Required Loan Documents.

(a) In connection with any Replaced Loan, Warranty Loan, Defaulted Loan or Loan subject to the exercise of a Purchase Option, Optional Sale or Discretionary Sale that is replaced, retransferred, purchased or sold pursuant to Sections 2.19, 2.20 or 2.21, on the applicable date of substitution or deposit into the Collection Account of all required amounts specified by the applicable Section, the Trustee, on behalf of the Secured Parties, shall, automatically and without further action be deemed to, and hereby does, transfer, assign and set-over to the Borrower, without recourse, representation or warranty, all the right, title and interest of the Trustee, for the benefit of the Secured Parties in, to and under such Loan and all future monies due or to become due with respect thereto, the Related Property, all Proceeds of such Loan, and Recoveries relating thereto, all rights to security for any such Loan, and all Proceeds and products of the foregoing. In addition, the Trustee, at the expense of the Borrower, will (i) execute such instruments of release with respect to the portion of the Collateral to be so replaced, retransferred, repurchased or sold, in recordable form if necessary, in favor of the Borrower or its designee as the Borrower or the Servicer may reasonably request, (ii) deliver to the Borrower or its designee any portion of the Collateral (including the related Required Loan Documents) to be so replaced, retransferred, repurchased or sold in its possession as identified to it by the Servicer and (iii) otherwise take such actions as requested by the Borrower or the Servicer as are necessary and appropriate to release the Lien of the Trustee for the benefit of the Secured Parties on the portion of the Collateral to be so replaced, retransferred, repurchased or sold.

(b) The Borrower hereby agrees to pay the reasonable legal fees and expenses of the Administrative Agent, the Trustee, each Lender and the Secured Parties in connection with any such substitution, retransfer, repurchase or sale (including, but not limited to, expenses incurred in connection with the release of the Lien of the Trustee, for the benefit of the Secured Parties. and any other party having an interest in the Collateral.

Section 2.24. Loan Acquisition and Disposition Criteria.

The Borrower shall not, nor shall the Servicer on behalf of the Borrower, acquire (whether by purchase or substitution) or dispose of any Loan unless each of the following conditions is met: (a) if such Loan is being acquired by the Borrower, it is an Eligible Asset, (b)

such Loan is being acquired or disposed of in accordance with the terms of this Agreement, and (c) such Loan is not being acquired or disposed of for the primary purpose of recognizing gains or decreasing losses resulting from market value changes.

Section 2.25. Additional Lenders; Increase of Commitment.

Prior to the end of the Revolving Period, the Borrower may, with the written consent of the Administrative Agent, add additional Persons as Lenders and increase the Commitments hereunder; provided that (i) the Commitment of any Lender may only be increased with the prior written consent of such Lender and the Administrative Agent and (ii) no Termination Event shall have occurred. Each additional Lender shall become a party hereto by executing and delivering to the Administrative Agent and the Borrower a Joinder Supplement and a Transferee Letter.

Section 2.26. Defaulting Lenders.

(a) Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(i) That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 13.1.

(ii) Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, or otherwise), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment of any amounts owing by that Defaulting Lender to the Swingline Lender hereunder; third, if so determined by the Administrative Agent or requested by the Swingline Lender, to be held as cash collateral for future funding obligations of that Defaulting Lender of any participation in any Swingline Advance; fourth, as the Borrower may request (so long as no Unmatured Termination Event or Termination Event exists), to the funding of any Advance in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held as cash collateral for future funding obligations of that Defaulting Lender to fund Advances under this Agreement; sixth, to the payment of any amounts owing to the other Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Unmatured Termination Event or Termination Event exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by such Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is a payment of the principal amount of any Advances or funded participation in Swingline Advances in respect of which that Defaulting Lender has not fully funded its appropriate share, such payment shall be applied solely to pay the Advances of, and funded participation in Swingline Advance owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Advances of, and funded participation in Swingline Advance owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.26 shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to (a) acquire, refinance or fund participations in Swingline Loans pursuant to Section 2.14 or (b) make Advances to the Borrower to repay a Swingline Advance pursuant to Section 2.3, the “Pro-Rata Share” of each non-Defaulting Lender shall be computed without giving effect to the Commitment of that Defaulting Lender; provided that (x) each such reallocation shall be given effect only if the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Swingline Loans shall not exceed the positive difference, if any, of (A) the Commitment of that non-Defaulting Lender minus (B) the aggregate outstanding principal amount of the Advances of that Lender.

(iv) Promptly on demand by the Swingline Lender or the Administrative Agent from time to time, the Borrower shall prepay Swingline Advances in an amount of all Fronting Exposure with respect to the Swingline Lender (after giving effect to clause (iii) above).

(v) For any period during which that Lender is a Defaulting Lender, that Defaulting Lender shall not be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender).

(b) If the Administrative Agent and the Swingline Lender agrees in writing in its sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Advances of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Advances to be held on a pro rata basis by the Lenders in accordance with their Pro-Rata Shares, whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Section 2.27. Replacement of Lenders.

If any Lender (other than Wells Fargo) (i) is a Defaulting Lender hereunder, (ii) requires the Borrower to pay any additional amounts under Sections 2.16 (other than 2.16(e)) or 2.17 with respect thereto, (iii) does not consent to any amendment or modification (including in the form of a consent or waiver) to the definitions described in Section 13.1(g) or (i) which is approved by the Borrower, the Administrative Agent and the Required Lenders, or (iv) does not consent to a request to extend the date set forth in the definition of “Facility Termination Date” or the date set forth in clause (i) of the definition of “Revolving Period”, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to (x) assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 13.16), all of its interests, rights and obligations under this Agreement and the Transaction Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment) or (y) terminate all of its interests, rights and obligations under this Agreement and the Transaction Documents and reduce the aggregate Commitments outstanding; provided that:

(i) (A) if such Lender’s Commitments have been assigned pursuant to clause (x) above, such Lender shall have received payment of an amount equal to the outstanding principal of its Loan Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) or (B) if such Lender’s Commitments have been terminated pursuant to clause (y) above, such Lender shall have received payment of all such amounts payable to it hereunder from the Borrower (provided, that any non-pro rata payments to a Lender hereunder must be consented to by the Administrative Agent); and

(ii) such assignment, delegation or termination does not conflict with Applicable Law.

ARTICLE III.

CONDITIONS TO ADVANCES

Section 3.1. Conditions to Closing.

The effectiveness of this Agreement on the Fifth Amendment and Restatement Closing Date shall be subject to the satisfaction of the following conditions:

(a) Each Transaction Document shall have been duly executed by, and delivered to, the parties thereto, and the Administrative Agent and each Lender shall have received such other documents, instruments, agreements and legal opinions as the Administrative Agent and each Lender shall reasonably request in connection with the transactions contemplated by this Agreement, including, without limitation, all those specified in the Schedule of Documents attached hereto as Schedule I, each in form and substance satisfactory to the Administrative Agent and each Lender;

(b) The Borrower, the Servicer and the Originator shall each be in compliance in all material respects with all Applicable Laws and shall have delivered to the Administrative

Agent and each Lender as to this and other closing matters a certification in the form of Exhibits F-1 or F-2, as applicable;

(c) The Borrower and the Servicer shall have delivered to the Administrative Agent and each Lender duly executed Powers of Attorney in the form of Exhibits G-1 and G-2;

(d) The Borrower and the Servicer shall each have delivered to the Administrative Agent and each Lender a certificate as to Solvency in the form of Exhibits E-1 and E-2; and

(e) The Servicer shall have delivered to the Administrative Agent and each Lender a Loan Tape as of the Fifth Amendment and Restatement Closing Date.

Section 3.2. Conditions Precedent to All Advances.

Each Loan Advance and Swingline Advance to the Borrower by the applicable Lender, each reduction in Advances Outstanding pursuant to Section 2.5(b) and each reinvestment of Principal Collections pursuant to Section 2.10(c) (each, a “Transaction”) shall be subject to the further conditions precedent that:

(a) (i) With respect to any Loan Advance, the Servicer shall have delivered to the Administrative Agent and each Lender (with a copy to the Trustee) no later than 2:00 p.m., one Business Day prior to the related Funding Date (or such shorter period as may be agreed to by the Administrative Agent and each Lender), (ii) with respect to any Swingline Advance, the Servicer shall have delivered to the Administrative Agent, the Swingline Lender and each Lender (with a copy to the Trustee) no later than 3:00 p.m. on the related Funding Date, a Borrowing Notice (Exhibit A-1), Borrowing Base Certificate (Exhibit A-5), Loan Tape, Servicing Report (if applicable), Approval Notice (for any such Loan added to the Collateral on the related Funding Date) and containing such additional information as may be reasonably requested by the Administrative Agent and each Lender, (iii) with respect to any reduction in Advances Outstanding pursuant to Section 2.5(b), the Servicer shall have delivered to the Administrative Agent and each Lender (with a copy to the Trustee) no later than 5:00 p.m. on the Business Day prior to any such reduction a Repayment Notice (Exhibit A-2) and a Borrowing Base Certificate (Exhibit A-5) executed by the Servicer and the Borrower, and (iv) with respect to any reinvestment of Principal Collections permitted by Section 2.10(c), the Servicer shall have delivered to the Administrative Agent (with a copy to the Trustee), no later than 1:00 p.m. on the Business Day prior to any such reinvestment, a Borrowing Notice (Exhibit A-3), any applicable Approval Notice and a Borrowing Base Certificate, executed by the Servicer;

(b) On the date of such Transaction the following statements (other than in the case of a reduction of the Advances Outstanding) shall be true and the Borrower shall be deemed to have certified that:

(i) The representations and warranties contained in Section 4.1, Section 4.2 and Section 4.3 are true and correct on and as of such day as though made on and as of such day and shall be deemed to have been made on such day;

(ii) No event has occurred and is continuing, or would result from such Transaction, that constitutes a Termination Event or Unmatured Termination Event;

(iii) On and as of such day, the Borrower and the Servicer each has performed all of the covenants and agreements contained in this Agreement to be performed by such person at or prior to such day;

(iv) After giving effect to such Transaction, the Availability is greater than $0; and

(v) The Revolving Period has not ended.

(c) In the case of any Advance, reinvestment of Principal Collections or any substitution of a Loan, the Borrower shall cause any assignment or Transfer Document for any Loan to be in the possession of the Trustee within two Business Days after any related Funding Date and all other Required Loan Documents (including any UCCs included in the Required Loan Documents) to be in the possession of the Trustee within seven Business Days after any related Funding Date;

(d) The Termination Date shall not have occurred;

(e) In the case of any Advance or reinvestment of Principal Collections, the Administrative Agent and each Lender shall have received such other approvals, opinions or documents as the Administrative Agent and each Lender may reasonably require;

(f) The Borrower and Servicer shall have delivered (or caused to be delivered) to the Trustee, the Administrative Agent and each Lender, as applicable, all reports required to be delivered as of the date of such Transaction including, without limitation, all deliveries required by Section 2.3;

(g) With respect to any Eligible Loan to be acquired by the Borrower in connection with such Advance or reinvestment of Principal Collections, the Administrative Agent shall have approved in its sole and absolute discretion each such Eligible Loan identified on an updated Loan Tape for inclusion in the Collateral on the applicable Cut-Off Date;

(h) The Borrower shall have paid all fees required to be paid, including all fees required hereunder and under any Lender Fee Letter and shall have reimbursed the Lenders, the Administrative Agent and each Lender for all reasonable fees, costs and expenses of closing the transactions contemplated hereunder and under the other Transaction Documents, including the reasonable attorney fees and any other legal and document preparation costs incurred by the Lenders and the Administrative Agent;

(i) No Applicable Law shall prohibit, and no order, judgment or decree of any federal, state or local court or governmental body, agency or instrumentality shall prohibit or enjoin, the making of such Advance by any Lender in accordance with the provisions hereof or any other transaction contemplated herein; and

(j) The Borrower shall have delivered to the Administrative Agent and each Lender an Officer’s Certificate (which may be part of the Borrowing Notice) in form and substance reasonably satisfactory to the Administrative Agent and each Lender certifying that each of the foregoing conditions precedent has been satisfied or, with respect to Section 3.2(c), will be satisfied as required thereby.

The failure of the Borrower to satisfy any of the foregoing conditions precedent in respect of any Advance shall give rise to a right of the Administrative Agent, the Swingline Lender and the applicable Lender, which right may be exercised at any time on the demand of the Swingline Lender or the applicable Lender, as applicable, to rescind the related Advance and direct the Borrower to pay to the Administrative Agent for the benefit of the applicable Lender an amount equal to the Advances made during any such time that any of the foregoing conditions precedent were not satisfied.

Section 3.3. Conditions to Pledges of Loans.

Each pledge of an additional Eligible Loan, a Substitute Loan or any other pledge of a Loan hereunder shall be subject to the further conditions precedent that (as certified to the Trustee by the Borrower):

(a) the Servicer (on behalf of the Borrower) shall have delivered to the Administrative Agent and each Lender (with a copy to the Trustee) no later than 2:00 p.m. on the date of such pledge: (A) a Borrowing Base Certificate, (B) an updated Loan Tape, (C) Approval Notice (for each Loan added to the Collateral on the related Cut-Off Date) and (D) such additional information as may be reasonably requested by the Administrative Agent;

(b) the Borrower shall cause any assignment or Transfer Document for any Loan pledged to be in the possession of the Trustee within two Business Days after the related date of pledge and all other Required Loan Documents (including any UCCs included in the Required Loan Documents) to be in the possession of the Trustee within seven Business Days after the related date of pledge;

(c) the Administrative Agent shall have approved in its sole and absolute discretion each of the Eligible Loans identified on the Loan Tape for inclusion in the Collateral on the applicable Cut-Off Date;

(d) on and as of such day, immediately after giving effect to such pledge, each Collateral Quality Test shall be satisfied, or, if any Collateral Quality Test shall not be satisfied, the Borrower’s level of compliance with such Collateral Quality Test shall be improved or maintained; and

(e) the representations and warranties contained in Sections 4.1, 4.2 and 4.3 are true and correct in all respects, before and after giving effect to the pledge to take place on such Cut-Off Date, on and as of such day as though made on and as of such date (other than any representation and warranty that is made as of a specific date).

Section 3.4. Custodianship; Transfer of Loans and Permitted Investments.

(a) The Trustee on behalf of the Secured Parties shall hold all Certificated Securities (whether Loans, Equity Interests or Permitted Investments) and Instruments in physical form at the office of the Trustee in Boston, Massachusetts or the document custody office of the Trustee in Florence, South Carolina at the addresses specified in Schedule III hereto. Any successor Trustee shall be a state or national bank or trust company which is not an Affiliate of the Borrower and which is a Qualified Institution.

(b) Each time that the Borrower shall direct or cause the acquisition of any Permitted Investment, the Borrower shall, if such Permitted Investment has not already been transferred in accordance with its Underlying Instruments (including obtaining any necessary consents) to the Custodial Account or Collection Account (with respect to Permitted Investments), cause the transfer of such Permitted Investment) to the Trustee to be held in the Custodial Account or Collection Account, as applicable, for the benefit of the Secured Parties in accordance with the terms of this Agreement. The security interest of the Trustee, for the benefit of the Secured Parties, in the funds or other property utilized in connection with such acquisition shall, immediately and without further action on the part of the Trustee, be released. The security interest of the Trustee, for the benefit of the Secured Parties, shall nevertheless come into existence and continue in the Permitted Investment so acquired, including all rights of the Borrower in and to any contracts related to and proceeds of such Permitted Investment.

The Borrower shall cause all Permitted Investments to be credited to the appropriate Account, and shall cause all Loans and Equity Interests acquired by the Borrower to be delivered to the Trustee, for the benefit of the Secured Parties, by one of the following means (and shall take any and all other actions necessary to create in favor of the Trustee, for the benefit of the Secured Parties, a valid, perfected, first priority security interest in each Loan and Permitted Investment Granted to the Trustee, for the benefit of the Secured Parties, under laws and regulations (including without limitation Articles 8 and 9 of the UCC, as applicable) in effect at the time of such Grant):

(i) in the case of an Instrument or a Certificated Security represented by a Security Certificate in registered form by having it specially Indorsed to the Trustee or in blank by an effective Indorsement or registered in the name of the Trustee and by (A) delivering such Instrument or Security Certificate to the Trustee in the Commonwealth of Massachusetts or the State of South Carolina and (B) causing the Trustee to maintain continuous possession of such Investment or Security Certificate in the Commonwealth of Massachusetts or the State of South Carolina;

(ii) in the case of an Uncertificated Security, by (A) causing the Trustee to become the registered owner of such Uncertificated Security and (B) causing such registration to remain effective;

(iii) in the case of any Security Entitlement, by causing the Trustee to become the Entitlement Holder of such Security Entitlement; and

(iv) in the case of general intangibles (including any loan not evidenced by an Instrument and any Participation in which neither the Participation nor the underlying debt are evidenced by any Instrument) by (A) if required by the Required Loan Documents, notifying the Obligor (and, in the case of a Participation, both the institution which has sold the Participation and the Obligor of the debt underlying the Participation) thereunder of the transfer and (B) filing, maintaining and continuing the effectiveness of, a financing statement naming the Borrower as debtor and the Trustee as secured party and describing the Loan or Permitted Investment (as the case may be) as the collateral at the filing office of the Secretary of State for the State of Delaware.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES

Section 4.1. Representations and Warranties of the Borrower.

The Borrower represents and warrants as follows as of the Fifth Amendment and Restatement Closing Date, each Cut-Off Date, each Funding Date and as of each other date provided under this Agreement or the other Transaction Documents on which such representations and warranties are required to be (or deemed to be) made:

(a) Organization and Good Standing. The Borrower has been duly organized, and is validly existing as a limited liability company in good standing, under the laws of the State of Delaware, with all requisite limited liability company power and authority to own or lease its properties and conduct its business as such business is presently conducted, and had at all relevant times, and now has, all necessary power, authority and legal right to acquire, own and sell the Collateral.

(b) Due Qualification. The Borrower is duly qualified to do business and is in good standing as a limited liability company, and has obtained all necessary qualifications, licenses and approvals, in all jurisdictions in which the ownership or lease of property or the conduct of its business requires such qualification, licenses or approvals.

(c) Power and Authority; Due Authorization; Execution and Delivery. The Borrower (i) has all necessary limited liability company power, authority and legal right to (a) execute and deliver this Agreement and the other Transaction Documents to which it is a party, (b) carry out the terms of the Transaction Documents to which it is a party, (c) sell and assign an ownership interest in the Collateral, and (d) receive Advances and sell the Collateral on the terms and conditions provided herein and (ii) has duly authorized by all necessary limited liability company action, the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party and the sale and assignment of an ownership interest in the Collateral on the terms and conditions herein provided. This Agreement and each other Transaction Document to which the Borrower is a party have been duly executed and delivered by the Borrower.

(d) Binding Obligation. This Agreement and each other Transaction Document to which the Borrower is a party constitutes a legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its respective terms, except as such enforceability may be limited by Insolvency Laws and by general principles of equity (whether considered in a suit at law or in equity).

(e) No Violation. The consummation of the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party and the fulfillment of the terms hereof and thereof will not (i) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, the Borrower’s certificate of formation, operating agreement or any Contractual Obligation of the Borrower, (ii) result in the creation or imposition of any Lien (other than Permitted Liens) upon any of the Borrower’s properties pursuant to the terms of any such Contractual Obligation, other than this Agreement, or (iii) violate any Applicable Law.

(f) No Proceedings. There is no litigation, proceeding or investigation pending or, to the best knowledge of the Borrower, threatened against the Borrower before any Governmental Authority (i) asserting the invalidity of this Agreement or any other Transaction Document to which the Borrower is a party, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document to which the Borrower is a party or (iii) seeking any determination or ruling that could reasonably be expected to have Material Adverse Effect.

(g) All Consents Required. All approvals, authorizations, consents, orders, licenses or other actions of any Person or of any Governmental Authority (if any) required for the due execution, delivery and performance by the Borrower of this Agreement and any other Transaction Document to which the Borrower is a party have been obtained.

(h) Bulk Sales. The execution, delivery and performance of this Agreement and the transactions contemplated hereby do not require compliance with any “bulk sales” act or similar law by Borrower.

(i) Solvency. The Borrower is not the subject of any Insolvency Proceedings or Insolvency Event. The transactions under this Agreement and any other Transaction Document to which the Borrower is a party do not and will not render the Borrower not Solvent.

(j) Selection Procedures. No procedures believed by the Borrower to be adverse to the interests of the Lenders were utilized by the Borrower in identifying and/or selecting the Loans in the Collateral. In addition, each Loan shall have been underwritten in accordance with and satisfy the standards of any Credit and Collection Policy that has been established by the Originator and is then in effect.

(k) Taxes. The Borrower has filed or caused to be filed all tax returns that are required to be filed by it. The Borrower has paid or made adequate provisions for the payment of all Taxes and all assessments made against it or any of its property (other than any amount of Tax the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the Borrower), and no tax lien has been filed and, to the Borrower’s knowledge, no claim is being asserted, with respect to any such Tax, fee or other charge.

(l) Exchange Act Compliance; Regulations T, U and X. None of the transactions contemplated herein (including, without limitation, the use of the proceeds from the sale of the Collateral) will violate or result in a violation of Section 7 of the Exchange Act, or any regulations issued pursuant thereto, including, without limitation, Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II. The Borrower does not own or intend to carry or purchase, and no proceeds from the Advances will be used to carry or purchase, any “margin stock” within the meaning of Regulation U or to extend “purpose credit” within the meaning of Regulation U.

(m) Security Interest.

(i) This Agreement creates a valid and continuing security interest (as defined in the applicable UCC) in the Collateral in favor of the Trustee, on behalf of the Secured Parties, which security interest is prior to all other Liens (except for Permitted Liens), and is enforceable as such against creditors of and purchasers from the Borrower;

(ii) the Collateral is comprised of “instruments”, “security entitlements”, “general intangibles”, “accounts”, “certificated securities”, “uncertificated securities” or “securities accounts” (each as defined in the applicable UCC) and/or such other category of collateral under the applicable UCC as to which the Borrower has complied with its obligations under Section 4.1(m);

(iii) with respect to Collateral that constitute “security entitlements”:

(1) all of such security entitlements have been credited to one of the Accounts and the securities intermediary for each Account has agreed to treat all assets credited to such Account as “financial assets” within the meaning of the applicable UCC;

(2) the Borrower has taken all steps necessary to cause the securities intermediary to identify in its records the Trustee as the Person having a security entitlement against the securities intermediary in each of the Accounts; and

(3) the Accounts are not in the name of any Person other than the Borrower, subject to the lien of the Trustee. The Borrower has not authorized or allowed the securities intermediary of any Account to comply with the entitlement order of any Person other than the Trustee; provided that, until the Trustee delivers a notice of exclusive control under the Securities Account Control Agreement, the Borrower and the Servicer may cause cash in the Accounts to be invested in Permitted Investments.

(iv) all Accounts constitute Securities Accounts;

(v) the Borrower owns and has good and marketable title to the Collateral free and clear of any Lien (other than Permitted Liens), claim or encumbrance of any Person;

(vi) the Borrower has received all consents and approvals required by the terms of any Loan to the Granting of a security interest in the Loans hereunder to the Trustee, on behalf of the Secured Parties;

(vii) the Borrower has caused the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under Applicable Law in order to perfect the security interest in the Collateral granted to the Trustee, on behalf of the Secured Parties, under this Agreement;

(viii) other than the security interest granted to the Trustee, on behalf of the Secured Parties, pursuant to this Agreement, the Borrower has not pledged, assigned, sold, granted a security interest in or otherwise conveyed any of the Collateral. The Borrower has not authorized the filing of and is not aware of any financing statements against the Borrower that include a description of collateral covering the Collateral other than any financing statement (A) relating to the security interest granted to the Borrower under the Sale Agreement, or (B) that has been terminated. The Borrower is not aware of the filing of any judgment or tax lien filings against the Borrower;

(ix) all original executed copies of each underlying promissory note that constitute or evidence each Loan has been or, subject to the delivery requirements contained herein, will be delivered to the Trustee;

(x) other than in the case of Noteless Loans, with respect to Loans originated by the Originator which are sold by the Originator to the Borrower, the Borrower has received, or subject to the delivery requirements contained herein will receive, a written acknowledgment from the Trustee that the Trustee or its bailee is holding the underlying promissory notes that constitute or evidence the Loans solely on behalf of and for the benefit of the Secured Parties;

(xi) none of the underlying promissory notes, if any, that constitute or evidence the Loans has any marks or notations indicating that they have been pledged, assigned or otherwise conveyed to any Person other than the Trustee, on behalf of the Secured Parties;

(xii) with respect to Collateral that constitutes a “certificated security,” such certificated security has been delivered to the Trustee and, if in registered form, has been specially indorsed to the Trustee, on behalf of the Secured Parties, or in blank by an effective indorsement or has been registered in the name of the Trustee, on behalf of the Secured Parties, upon original issue or registration of transfer by the seller of such certificated security; and

(xiii) with respect to Collateral that constitutes an “uncertificated security”, that the seller of such uncertificated security has registered the Trustee as the registered owner of such uncertificated security.

(n) Reports Accurate. All Servicing Reports (if prepared by the Borrower, or to the extent that information contained therein is supplied by the Borrower), information, exhibits, financial statements, documents, books, records or reports furnished or to be furnished by the Borrower to the Administrative Agent or any Lender in connection with this Agreement are true, complete and correct in all material respects as of the date it is or shall be dated.

(o) Location of Offices. The Borrower’s location (within the meaning of Article 9 of the UCC) is Delaware. The office where the Borrower keeps all the Records is at the address of the Borrower referred to in Section 13.2 hereof (or at such other locations as to which the notice and other requirements specified in Section 5.2(g) shall have been satisfied). The Borrower’s Federal Employee Identification Number is correctly set forth on Exhibit F-1. The Borrower has not changed its name, whether by amendment of its certificate of formation, by reorganization or otherwise, and has not changed its location within the four months preceding the Closing Date.

(p) Concentration Account. The name and address of the Concentration Account Bank, together with the account number of the Concentration Account of the Borrower at such Concentration Account Bank is specified in Schedule II. The Concentration Account and the Custodial Account are the only accounts to which Collections on the Collateral are sent. Except as contemplated by the Intercreditor Agreement, the Borrower has not granted any Person other than the Administrative Agent and Trustee an interest in the Concentration Account at a future time or upon the occurrence of a future event.

(q) Tradenames. The Borrower has no trade names, fictitious names, assumed names or “doing business as” names or other names under which it has done or is doing business.

(r) Sale Agreement. The Sale Agreement is the only agreement pursuant to which the Borrower purchases Collateral.

(s) Value Given. The Borrower shall have given reasonably equivalent value to the Originator or the applicable third party transferor of Collateral in consideration for the transfer to the Borrower of such Collateral, no such transfer shall have been made for or on account of an antecedent debt, and no such transfer is or may be voidable or subject to avoidance under any section of the Bankruptcy Code.

(t) Accounting. The Borrower accounts for the transfers to it from the Originator of interests in Collateral under the Sale Agreement as financings of such Collateral for consolidated accounting purposes (with a notation that it is treating the transfers as a sale for legal and, where relevant, tax and all other purposes on its books, records and financial statements, in each case consistent with GAAP and with the requirements set forth herein); provided that for federal income tax reporting purposes, the Borrower is treated as a disregarded entity and therefore the transfer is not recognized.

(u) Special Purpose Entity. The Borrower has not and shall not:

(i) engage in any business or activity other than the purchase and receipt of Collateral and related assets, the Grant of Collateral under the Transaction Documents, and such other activities as are incidental thereto;

(ii) acquire or own any material assets other than (a) the Collateral and related assets, and (b) incidental property as may be necessary for the operation of the Borrower;

(iii) except as otherwise expressly permitted in this Agreement, merge into or consolidate with any Person or dissolve, terminate or liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure, without in each case first obtaining the consent of the Administrative Agent and each Lender;

(iv) except as otherwise expressly permitted in this Agreement, fail to preserve its existence as an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization or formation, or without the prior written consent of the Administrative Agent and each Lender, amend, modify, terminate or fail to comply with the provisions of Sections 1.05, 1.07, 1.08, 4.02(b) and 10.01 of its operating agreement and any of the defined terms in Section 1.01 of its operating agreement that are contained in any of the above-mentioned sections thereof, or fail to observe limited liability company formalities;

(v) own any Subsidiary or make any investment in any Person without the consent of the Administrative Agent and each Lender;

(vi) except as permitted by this Agreement and the Intercreditor Agreement, commingle its assets with the assets of any of its Affiliates, or of any other Person;

(vii) incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than (A) indebtedness to the Secured Parties hereunder, (B) under the Borrower ISDA Guaranty or (C) in conjunction with a repayment of all Advances owed to the Lenders, except for trade payables in the ordinary course of its business; provided that such debt is not evidenced by a note and is paid when due;

(viii) become insolvent or fail to pay its debts and liabilities from its assets as the same shall become due;

(ix) fail to maintain its records, books of account and bank accounts separate and apart from those of any other Person;

(x) enter into any contract or agreement with any Affiliate, except upon terms and conditions that are commercially reasonable and intrinsically fair and substantially similar to those that would be available on an arm’s-length basis with unrelated third parties;

(xi) seek its dissolution or winding up in whole or in part;

(xii) fail to correct any known misunderstandings regarding the separate identity of Borrower and the Originator or any principal or Affiliate thereof or any other Person;

(xiii) guarantee, become obligated for, or hold itself out to be responsible for the debt of another Person other than under the Borrower ISDA Guaranty;

(xiv) make any loan or advances to any third party, including any principal or Affiliate, or hold evidence of indebtedness issued by any other Person (other than the Loans, Cash, Permitted Investments and any Hedge Transaction);

(xv) fail to file its own separate tax return, or file a consolidated federal income tax return with any other Person, except as may be required by the Code and regulations (without limiting the foregoing, it is acknowledged and agreed that a single member limited liability company is a disregarded entity for purposes of the Code);

(xvi) fail either to hold itself out to the public as a legal entity separate and distinct from any other Person or to conduct its business solely in its own name in order not (a) to mislead others as to the identity with which such other party is transacting business, or (b) to suggest that it is responsible for the debts of any third party (including any of its principals or Affiliates);

(xvii) fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;

(xviii) file or consent to the filing of any petition, either voluntary or involuntary, to take advantage of any applicable insolvency, bankruptcy, liquidation or reorganization statute, or make an assignment for the benefit of creditors;

(xix) except as may be required by the Code and regulations, share any common logo with or hold itself out as or be considered as a department or division of (a) any of its principals or Affiliates, (b) any Affiliate of a principal or (c) any other Person;

(xx) permit any transfer (whether in any one or more transactions) of any direct ownership interest in the Borrower to the extent it has the ability to control the same, other than a pledge of the membership interests in the Borrower to secure the Fortress Notes pursuant to a pledge agreement approved by the Administrative Agent prior to the Closing Date, unless the Borrower delivers to the Administrative Agent and each Lender an acceptable non-consolidation opinion and the Administrative Agent consents to such transfer;

(xxi) fail to maintain separate financial statements, showing its assets and liabilities separate and apart from those of any other Person (without limiting the foregoing, it is acknowledged that for accounting purposes, the Borrower may be consolidated with another Person as required by GAAP and included in such Person’s consolidated financial statements);

(xxii) fail to pay its own liabilities and expenses only out of its own funds;

(xxiii) fail to pay the salaries of its own employees, if any, in light of its contemplated business operations;

(xxiv) acquire the obligations of or securities issued by its Affiliates or members;

(xxv) fail to allocate fairly and reasonably any overhead expenses that are shared with an Affiliate, including paying for office space and services performed by any employee of an Affiliate;

(xxvi) fail to use separate invoices and checks bearing its own name;

(xxvii) pledge or permit the pledge of its assets for the benefit of any other Person, other than with respect to the payment of the indebtedness to the Secured Parties hereunder;

(xxviii)(A) fail at any time to have at least one Independent Manager except while a vacancy is being filled pursuant to the Borrower’s organizational documents or (B) fail to ensure that all limited liability company actions relating to the selection or replacement of the Independent Manager are duly authorized and in accordance with the Borrower’s organizational documents;

(xxix) fail to provide that the unanimous consent of all its managers (including the consent of the Independent Manager) is required for the Borrower to (a) dissolve or liquidate, in whole or part, or institute proceedings to be adjudicated bankrupt or insolvent, (b) institute or consent to the institution of bankruptcy or insolvency proceedings against it, (c) file a petition seeking or consent to reorganization or relief under any applicable federal or state law relating to bankruptcy or insolvency, (d) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for the Borrower, (e) make any assignment for the benefit of the Borrower’s creditors, (f) admit in writing its inability to pay its debts generally as they become due, or (g) take any action in furtherance of any of the foregoing; and

(xxx) take or refrain from taking, as applicable, each of the activities specified in the non-consolidation opinion of Dechert LLP, dated as of the Closing Date, upon which the conclusions expressed therein are based.

(v) Confirmation from the Originator. The Borrower has received in writing from the Originator confirmation that the Originator will not cause the Borrower to file a voluntary petition under the Bankruptcy Code or Insolvency Laws. Each of the Borrower and the Originator is aware that in light of the circumstances described in the preceding sentence and other relevant facts, the filing of a voluntary petition under the Bankruptcy Code for the purpose of making any Collateral or any other assets of the Borrower available to satisfy claims of the creditors of the Originator would not result in making such assets available to satisfy such creditors under the Bankruptcy Code.

(w) Investment Company Act. The Borrower is not an “investment company” within the meaning of the 1940 Act or is exempt from the provisions of the 1940 Act.

(x) ERISA. The present value of all benefits vested under all “employee pension benefit plans,” as such term is defined in Section 3 of ERISA, maintained by the Borrower, or in which employees of the Borrower are entitled to participate, as from time to time in effect (herein called the “Pension Plans”), does not exceed the value of the assets of the Pension Plan allocable to such vested benefits (based on the value of such assets as of the last annual valuation date). No prohibited transactions, accumulated funding deficiencies, withdrawals or reportable events have occurred with respect to any Pension Plans that, in the aggregate, could subject the Borrower to any material tax, penalty or other liability. No notice of intent to terminate a Pension Plan has been billed, nor has any Pension Plan been terminated under Section 4041(f) of ERISA, nor has the Pension Benefit Guaranty Corporation instituted proceedings to terminate, or appoint a trustee to administer a Pension Plan and no event has occurred or condition exists that might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan.

(y) Compliance with Law. The Borrower has complied in all respects with all Applicable Laws to which it may be subject, and no item of Collateral contravenes any Applicable Laws (including, without limitation, all applicable predatory and abusive lending laws, laws, rules and regulations relating to licensing, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy).

(z) Credit and Collection Policy. The Borrower has complied in all material respects with all provisions applicable to it under the Credit and Collection Policy with respect to all of the Collateral.

(aa) Collections. The Borrower acknowledges that all Collections received by it with respect to the Collateral sold hereunder are held and shall be held in trust for the benefit of the Trustee on behalf of the Secured Parties until deposited into the Collection Account within two Business Days from receipt as required herein.

(bb) Set-Off, etc. No Collateral has been compromised, adjusted, extended, satisfied, subordinated, rescinded, set-off or modified by the Borrower or, to the best of the Borrower’s knowledge, by the Originator or the Obligor thereof, and no Collateral is subject to compromise, adjustment, extension, satisfaction, subordination, rescission, set-off, counterclaim, defense, abatement, suspension, deferment, deduction, reduction, termination or modification, whether arising out of transactions concerning the Collateral or otherwise, by the Borrower, or, to the best of the Borrower’s knowledge, by the Originator or the Obligor with respect thereto, except for amendments, extensions and modifications, if any, to such Collateral otherwise permitted under Section 6.4(a) of this Agreement and in accordance with the Credit and Collection Policy and the Servicing Standard.

(cc) Full Payment. As of the Funding Date thereof, the Borrower has no knowledge of any fact which should lead it to expect that any Collateral will not be paid in full.

(dd) Accuracy of Representations and Warranties. Each representation or warranty by the Borrower contained herein or in any certificate or other document furnished by the Borrower pursuant hereto or in connection herewith is true and correct in all material respects.

(ee) Representations and Warranties in Sale Agreement. The representations and warranties made by the Borrower to the Originator in the Sale Agreement are hereby remade by the Borrower on each date to which they speak in the Sale Agreement as if such representations and warranties were set forth herein. For purposes of this Section 4.1(ee), such representations and warranties are incorporated herein by reference as if made by the Borrower to the Administrative Agent, each Lender and each of the Secured Parties under the terms hereof mutatis mutandis.

(ff) Reaffirmation of Representations and Warranties by the Borrower. On each day that any Advance is made hereunder, the Borrower shall be deemed to have certified that all representations and warranties described in this Section 4.1 are correct on and as of such day as though made on and as of such day, except for any such representations or warranties which are made as of a specific date.

(gg) Environmental. With respect to each item of Related Property as of the applicable Cut-Off Date for the Loan related to such Related Property, to the actual knowledge of a Responsible Officer of the Borrower (without independent inquiry): (a) the related Obligor’s operations comply in all material respects with all applicable Environmental Laws; and (b) the related Obligor does not have any material contingent liability in connection with any release of any Hazardous Materials into the environment. As of the applicable Cut-Off Date for the Loan related to such Related Property, the Borrower has not received any written notice of, or inquiry from any Governmental Authority regarding, any material violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Related Property.

(hh) USA PATRIOT Act. The Borrower is not (i) a country, territory, organization, person or entity named on an Office of Foreign Asset Control (OFAC) list; (ii) a Person that resides or has a place of business in a country or territory named on such lists or which is designated as a “Non-Cooperative Jurisdiction” by the Financial Action Task Force on Money Laundering, or whose subscription funds are transferred from or through such a jurisdiction; (iii) a “Foreign Shell Bank” within the meaning of the USA PATRIOT Act, i.e., a foreign bank that does not have a physical presence in any country and that is not affiliated with a bank that has a physical presence and an acceptable level of regulation and supervision; or (iv) a person or entity that resides in or is organized under the laws of a jurisdiction designated by the United States Secretary of the Treasury under Sections 311 or 312 of the USA PATRIOT Act as warranting special measures due to money laundering concerns.

Section 4.2. Representations and Warranties of the Borrower Relating to the Agreement and the Collateral.

The Borrower hereby represents and warrants, as of the Fifth Amendment and Restatement Closing Date and as of each Cut-Off Date:

(a) Binding Obligation, Valid Transfer and Security Interest.

(i) This Agreement and each other Transaction Document to which the Borrower is a party each constitute a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its respective terms, except as such enforceability may be limited by Insolvency Laws and except as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity).

(ii) This Agreement constitutes a valid Grant of a security interest in all of the Collateral to the Trustee, for the benefit of the Secured Parties, of all right, title and interest of the Borrower in, to and under all of the Collateral, free and clear of any Lien of any Person claiming through or under the Borrower or its Affiliates, except for Permitted Liens, which security interest is a valid and first priority perfected security interest in all Collateral, subject only to Permitted Liens. Neither the Borrower nor any Person claiming through or under Borrower shall have any claim to or interest in the Collection Account or any other Account and, because this Agreement constitutes the Grant of a security interest in such property, except for the interest of Borrower in such property as a debtor for purposes of the UCC.

(b) Eligibility of Collateral. As of the Fifth Amendment and Restatement Closing Date and each Cut-Off Date, (i) the Loan Tape and the information contained in the Borrowing Notice delivered pursuant to Section 2.3 is an accurate and complete listing of all Collateral as of the Cut-Off Date and the information contained therein with respect to the identity of such Collateral and the amounts owing thereunder is true and correct as of the related Cut-Off Date, (ii) each such Loan that is included in the Borrowing Base is an Eligible Loan, (iii) each such item of Collateral is free and clear of any Lien of any Person (other than Permitted Liens) and in compliance with all Applicable Laws, (iv) with respect to each such item of Collateral, all consents, licenses, approvals or authorizations of or registrations or declarations of any Governmental Authority or any Person required to be obtained, effected or given by the Borrower in connection with the Grant of a security interest in such Collateral to the Trustee for the benefit of the Secured Parties have been duly obtained, effected or given and are in full force and effect, and (v) the representations and warranties set forth in Section 4.2(a) are true and correct with respect to each item of Collateral.

(c) No Fraud. Each Loan was originated without any fraud or material misrepresentation by the Originator or, to the best of the Borrower’s knowledge, on the part of the Obligor.

Section 4.3. Representations and Warranties of the Servicer.

The Servicer represents and warrants as follows as of the Fifth Amendment and Restatement Closing Date, each Cut-Off Date, each Funding Date and as of each other date provided under this Agreement or the other Transaction Documents on which such representations and warranties are required to be (or deemed to be) made:

(a) Organization and Good Standing. The Servicer has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Delaware, with all requisite corporate power and authority to own or lease its properties and to conduct its business as such business is presently conducted and to enter into and perform its obligations pursuant to this Agreement.

(b) Due Qualification. The Servicer is duly qualified to do business as a corporation and is in good standing as a corporation, and has obtained all necessary licenses and approvals in all jurisdictions in which the ownership or lease of its property and or the conduct of its business requires such qualification, licenses or approvals, except to the extent that the failure to obtain any such qualification, license or approval could not be reasonably expected to result in a Material Adverse Effect.

(c) Power and Authority; Due Authorization; Execution and Delivery. The Servicer (i) has all necessary power, authority and legal right to (a) execute and deliver this Agreement and the other Transaction Documents to which it is a party, (b) carry out the terms of the Transaction Documents to which it is a party, and (ii) has duly authorized by all necessary corporate action the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party. This Agreement and each other Transaction Document to which the Servicer is a party have been duly executed and delivered by the Servicer.

(d) Binding Obligation. This Agreement and each other Transaction Document to which the Servicer is a party constitutes a legal, valid and binding obligation of the Servicer enforceable against the Servicer in accordance with its respective terms, except as such enforceability may be limited by Insolvency Laws and general principles of equity (whether considered in a suit at law or in equity).

(e) No Violation. The consummation of the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party and the fulfillment of the terms hereof and thereof will not (i) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, the Servicer’s certificate of incorporation or by-laws or any Contractual Obligation of the Servicer, (ii) result in the creation or imposition of any Lien upon any of the Servicer’s properties pursuant to the terms of any such Contractual Obligation, other than this Agreement, or (iii) violate any Applicable Law.

(f) No Proceedings. There is no litigation, proceedings or investigations pending or, to the best knowledge of the Servicer, threatened against the Servicer, before any Governmental Authority (i) asserting the invalidity of this Agreement or any other Transaction

Document to which the Servicer is a party, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document to which the Servicer is a party or (iii) seeking any determination or ruling that could reasonably be expected to have a Material Adverse Effect.

(g) All Consents Required. All approvals, authorizations, consents, orders, licenses or other actions of any Person or of any Governmental Authority (if any) required for the due execution, delivery and performance by the Servicer of this Agreement and any other Transaction Document to which the Servicer is a party have been obtained.

(h) Reports Accurate. All Servicer Certificates and other written and electronic information, exhibits, financial statements, documents, books, records or reports furnished by the Servicer to the Administrative Agent or any Lender in connection with this Agreement are accurate, true and correct in all material respects as of the date it is or shall be dated.

(i) Credit and Collection Policy. The Servicer has complied in all material respects with the Credit and Collection Policy with regard to the origination, underwriting and servicing of the Loans or the acquisition and re-underwriting and servicing of the Loans, as applicable.

(j) Collections. The Servicer acknowledges that all Collections received by it or its Affiliates with respect to the Collateral sold hereunder are held and shall be held in trust for the benefit of the Trustee on behalf of the Secured Parties until deposited into the Collection Account within two Business Days from receipt as required herein.

(k) Bulk Sales. The execution, delivery and performance of this Agreement do not require compliance with any “bulk sales” act or similar law by the Servicer.

(l) Solvency. The Servicer is not the subject of any Insolvency Proceedings or Insolvency Event. The transactions under this Agreement and any other Transaction Document to which the Servicer is a party do not and will not render the Servicer not Solvent.

(m) Taxes. The Servicer has filed or caused to be filed all tax returns that are required to be filed by it. The Servicer has paid or made adequate provisions for the payment of all Taxes and all assessments made against it or any of its property (other than any amount of Tax the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the Servicer), and no tax lien has been filed and, to the Servicer’s knowledge, no claim is being asserted, with respect to any such Tax, fee or other charge.

(n) Exchange Act Compliance; Regulations T, U and X. None of the transactions contemplated herein (including, without limitation, the use of the Proceeds from the sale of the Collateral) will violate or result in a violation of Section 7 of the Exchange Act, or any regulations issued pursuant thereto, including, without limitation, Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II. The Servicer does not own or intend to carry or purchase, and no proceeds from the Advances will be used to carry or purchase, any “margin stock” within the meaning of Regulation U or to extend “purpose credit” within the meaning of Regulation U.

(o) Security Interest. The Servicer will take all steps necessary to ensure that the Borrower has Granted a security interest (as defined in the UCC) to the Trustee, for the benefit of the Secured Parties, in the Collateral, which is enforceable in accordance with Applicable Law upon execution and delivery of this Agreement. Upon the filing of UCC-1 financing statements naming the Trustee as secured party and the Borrower as debtor, the Trustee, for the benefit of the Secured Parties, shall have a valid and perfected first priority security interest in the Collateral (except for any Permitted Liens). All filings (including, without limitation, such UCC filings) as are necessary for the perfection of the Secured Parties’ security interest in the Collateral have been (or prior to the date of the applicable Advance will be) made.

(p) ERISA. The present value of all benefits vested under all “employee pension benefit plans,” as such term is defined in Section 3 of ERISA, maintained by the Servicer, or in which employees of the Servicer are entitled to participate, as from time to time in effect (herein called the “Pension Plans”), does not exceed the value of the assets of the Pension Plan allocable to such vested benefits (based on the value of such assets as of the last annual valuation date). No prohibited transactions, accumulated funding deficiencies, withdrawals or reportable events have occurred with respect to any Pension Plans that, in the aggregate, could subject the Servicer to any material tax, penalty or other liability. No notice of intent to terminate a Pension Plan has been billed, nor has any Pension Plan been terminated under Section 4041(f) of ERISA, nor has the Pension Benefit Guaranty Corporation instituted proceedings to terminate, or appoint a trustee to administer, a Pension Plan and no event has occurred or condition exists that might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan.

(q) Investment Company Act. The Servicer is not an “investment company” within the meaning of the 1940 Act, as amended, or is exempt from the provisions of the 1940 Act.

(r) USA PATRIOT Act. The Servicer is not (i) a country, territory, organization, person or entity named on an OFAC list; (ii) a Person that resides or has a place of business in a country or territory named on such lists or which is designated as a “Non-Cooperative Jurisdiction” by the Financial Action Task Force on Money Laundering, or whose subscription funds are transferred from or through such a jurisdiction; (iii) a “Foreign Shell Bank” within the meaning of the USA PATRIOT Act, i.e., a foreign bank that does not have a physical presence in any country and that is not affiliated with a bank that has a physical presence and an acceptable level of regulation and supervision; or (iv) a person or entity that resides in or is organized under the laws of a jurisdiction designated by the United States Secretary of the Treasury under Sections 311 or 312 of the USA PATRIOT Act as warranting special measures due to money laundering concerns.

(s) Environmental. With respect to each item of Related Property as of the applicable Cut-Off Date for the Loan related to such Related Property, to the actual knowledge of a Responsible Officer of the Servicer (without independent inquiry): (a) the related Obligor’s operations comply in all material respects with all applicable Environmental Laws; and (b) the related Obligor does not have any material contingent liability in connection with any release of any Hazardous Materials into the environment. As of the applicable Cut-Off Date for the Loan related to such Related Property, the Servicer has not received any written notice of, or inquiry from any Governmental Authority regarding, any material violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Related Property.

Section 4.4. Representations and Warranties of the Trustee.

The Trustee in its individual capacity and as Trustee represents and warrants as follows (and any successor Trustee appointed pursuant to Sections 8.5 or 8.7 represents and warrants as follows in its individual capacity and as Trustee):

(a) Organization and Corporate Power. It is a duly organized and validly existing national banking association in good standing under the laws of the United States. It has full corporate power, authority and legal right to execute, deliver and perform its obligations as Trustee under this Agreement.

(b) Due Authorization. The execution and delivery of this Agreement and the consummation of the transactions provided for herein have been duly authorized by all necessary association action on its part, either in its individual capacity or as Trustee, as the case may be.

(c) No Conflict. The execution and delivery of this Agreement, the performance of the transactions contemplated hereby and the fulfillment of the terms hereof will not conflict with, result in any breach of any of the material terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under any indenture, contract, agreement, mortgage, deed of trust, or other instrument to which the Trustee is a party or by which it or any of its property is bound.

(d) No Violation. The execution and delivery of this Agreement, the performance of the transactions contemplated hereby and the fulfillment of the terms hereof will not conflict with or violate, in any material respect, any Applicable Law.

(e) All Consents Required. All approvals, authorizations, consents, orders or other actions of any Person or Governmental Authority applicable to the Trustee, required in connection with the execution and delivery of this Agreement, the performance by the Trustee of the transactions contemplated hereby and the fulfillment by the Trustee of the terms hereof have been obtained.

(f) Validity, Etc. This Agreement constitutes the legal, valid and binding obligation of the Trustee, enforceable against the Trustee in accordance with its terms, except as such enforceability may be limited by applicable Insolvency Laws or general principles of equity (whether considered in a suit at law or in equity).

(g) Non-Affiliated. The Trustee is not affiliated, as that term is defined in Rule 405 under the Securities Act, with the Borrower or with any Person involved in the organization or operation of the Borrower.

(h) Qualified Institutions. The Trustee meets the requirements of Rule 3a-7(a)(4)(i) under the 1940 Act.

Section 4.5. Representations and Warranties of each Lender.

Each Lender hereby individually represents and warrants, as to itself, that (i) it is either a “qualified institutional buyer” under Rule 144A of the Securities Act or an institutional “Accredited Investor” as defined in Rule 501(a)(1)-(3) or (7) under the Securities Act and (ii) it is acquiring the Variable Funding Notes for investment for its own account and not with a view to any distribution of such Variable Funding Notes (but without prejudice to its right at all times to sell or otherwise dispose of the Variable Funding Notes in accordance herewith).

ARTICLE V.

GENERAL COVENANTS

Section 5.1. Affirmative Covenants of the Borrower.

From the date hereof until the Collection Date:

(a) Compliance with Laws. The Borrower will comply in all material respects with all Applicable Laws, including those with respect to the Collateral or any part thereof.

(b) Preservation of Company Existence. The Borrower will preserve and maintain its limited liability company existence, rights, franchises and privileges in the jurisdiction of its formation, and qualify and remain qualified in good standing as a limited liability company in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification has had, or could reasonably be expected to have, a Material Adverse Effect.

(c) Performance and Compliance with Collateral. The Borrower will, at its expense, timely and fully perform and comply (or cause the Originator to perform and comply pursuant to the Sale Agreement) with all provisions, covenants and other promises required to be observed by it under the Collateral and all other agreements related to such Collateral.

(d) Keeping of Records and Books of Account. The Borrower will maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing the Collateral in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all or any portion of the Collateral.

(e) Originator’s Collateral. With respect to the Collateral acquired by the Borrower, the Borrower will (i) acquire such Collateral pursuant to and in accordance with the terms of the Sale Agreement and the Transfer Documents, (ii) (at the Servicer’s expense) take all action necessary to perfect, protect and more fully evidence the Borrower’s ownership of such Collateral free and clear of any Lien other than the Lien created hereunder and Permitted Liens, including, without limitation, (a) filing and maintaining (at the Servicer’s expense), effective financing statements against the Originator in all necessary or appropriate filing offices, and filing continuation statements, amendments or assignments with respect thereto in such filing offices, and (b) executing or causing to be executed such other instruments or notices as may be necessary or appropriate, (iii) permit the Administrative Agent, each Lender or their respective agents or representatives to visit the offices of the Borrower during normal office hours and upon reasonable notice examine and make copies of all documents, books, records and other information concerning the Collateral and discuss matters related thereto with any of the Responsible Officers of the Borrower having knowledge of such matters, and (iv) take all additional action that the Administrative Agent may reasonably request to perfect, protect and more fully evidence the respective interests of the parties to this Agreement in the Collateral.

(f) Delivery of Collections. The Borrower will pay to the Servicer promptly (but in no event later than two Business Days after receipt) all Collections received by Borrower in respect of the Collateral and cause the same to be promptly deposited into the Collection Account by the Servicer in accordance with Section 5.4(k).

(g) Separate Limited Liability Company Existence. The Borrower shall be in compliance with the Special Purpose Entity requirements set forth in Section 4.1(u).

(h) Credit and Collection Policy. The Borrower will (a) comply in all material respects with the Credit and Collection Policy in regard to the Collateral, and (b) furnish to the Administrative Agent and each Lender, prior to its effective date, prompt written notice of any material changes in the Credit and Collection Policy. The Borrower will not agree to or otherwise permit to occur any change in the Credit and Collection Policy that could be reasonably expected to have a Material Adverse Effect without the prior written consent of the Administrative Agent and a Supermajority of the Lenders; provided that no consent shall be required from the Administrative Agent or any Lender in connection with any change mandated by Applicable Law or a Governmental Authority as evidenced by an Opinion of Counsel to that effect delivered to the Administrative Agent and each Lender.

(i) Termination Events. The Borrower will provide the Administrative Agent and each Lender (with copy to the Trustee) with immediate written notice of the occurrence of each Termination Event and each Unmatured Termination Event of which the Borrower has knowledge or has received notice. In addition, no later than five Business Days following the Borrower’s knowledge or notice of the occurrence of any Termination Event or Unmatured Termination Event, the Borrower will provide to the Administrative Agent and each Lender (with copy to the Trustee) a written statement of the chief financial officer or Responsible Officer handling financial matters of the Borrower setting forth the details of such event and the action that the Borrower proposes to take with respect thereto.

(j) Taxes. The Borrower will file and pay any and all Taxes required to meet its obligations with respect thereto under the Transaction Documents.

(k) Use of Proceeds. The Borrower will use the proceeds of any Advances only (i) to acquire Loans pursuant to the terms hereof, (ii) to fund unfunded commitments pertaining to Revolving Loans and Delayed Draw Term Loans, (iii) to deposit funds in the Unfunded Exposure Account and (iv) to make distributions to its member(s) so long as no Termination Event or Unmatured Termination Event has occurred and is continuing.

(l) Obligor Notification Forms. The Borrower shall furnish the Trustee with an appropriate power of attorney to send (at the direction of the Administrative Agent after the occurrence and during the continuance of a Termination Event) Obligor notification forms to give notice to the Obligors and/or any appropriate agent with respect to any Agented Loan of the Trustee’s interest in the Collateral for the benefit of the Secured Parties and the obligation to make payments as directed by the Trustee acting at the direction of the Administrative Agent.

(m) Adverse Claims. The Borrower will not create, or participate in the creation of, or permit to exist, any Liens in relation to the Concentration Account other than in accordance with the terms of the Intercreditor Agreement.

(n) Borrower’s Collateral. With respect to each item of Collateral Granted to the Trustee, for the benefit of the Secured Parties, the Borrower will (i) take all action necessary to perfect, protect and more fully evidence the Grant of the security interest in such Collateral to the Trustee, for the benefit of the Secured Parties, including, without limitation, (a) filing and maintaining (at the Servicer’s expense), effective financing statements against the Borrower in all necessary or appropriate filing offices, and filing continuation statements, amendments or assignments with respect thereto in such filing offices, and (b) executing or causing to be executed such other instruments or notices as may be necessary or appropriate and (ii) take all additional action that the Administrative Agent may reasonably request to perfect, protect and more fully evidence the respective interests of the parties to this Agreement in such Collateral.

(o) Notices. The Borrower will furnish to the Administrative Agent and each Lender:

(i) Income Tax Liability. Within ten Business Days after the receipt of revenue agent reports or other written proposals, determinations or assessments of the Internal Revenue Service or any other taxing authority which propose, determine or otherwise set forth positive adjustments to the Tax liability of the Originator, the Servicer or the Borrower which equal or exceed $1,000,000 in the aggregate, telephonic, facsimile or telecopy notice (confirmed in writing within five Business Days) specifying the nature of the items giving rise to such adjustments and the amounts thereof;

(ii) Auditors’ Management Letters. Promptly after the receipt thereof, any auditors’ management letters are received by the Borrower or by its accountants;

(iii) Representations. Forthwith upon receiving knowledge of the same, the Borrower shall notify the Administrative Agent and each Lender if any representation or warranty set forth in Section 4.1 was incorrect at the time it was given or deemed to have been given and at the same time deliver to the Administrative Agent and each Lender a written notice setting forth in reasonable detail the nature of such facts and circumstances. In particular, but without limiting the foregoing, the Borrower shall notify the Administrative Agent and each Lender in the manner set forth in the preceding sentence before any Funding Date of any facts or circumstances within the knowledge of the Borrower which would render any of the said representations and warranties untrue at the date when such representations and warranties were made or deemed to have been made;

(iv) ERISA. Promptly after receiving notice of any “reportable event” (as defined in Title IV of ERISA) with respect to the Borrower (or any Affiliate thereof), a copy of such notice;

(v) Proceedings. As soon as possible and in any event within three Business Days after any executive officer of the Borrower receives notice or obtains knowledge thereof, notice of any settlement of, material judgment (including a material judgment with respect to the liability phase of a bifurcated trial) in or commencement of any material labor controversy, material litigation, material action, material suit or material proceeding before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting the Collateral, the Transaction Documents, the Trustee’s interest in the Collateral on behalf of the Secured Parties, or the Borrower, the Servicer or the Originator; provided that, notwithstanding the foregoing, any settlement, judgment, labor controversy, litigation, action, suit or proceeding affecting the Collateral, the Transaction Documents, the Trustee’s interest in the Collateral on behalf of the Secured Parties, or the Borrower, the Servicer or the Originator in excess of $1,000,000 or more shall be deemed to be material for purposes of this Section 5.1(o); and

(vi) Notice of Material Events. Promptly upon becoming aware thereof, notice of any other event or circumstances that, in the reasonable judgment of the Borrower, is likely to have a Material Adverse Effect.

(p) Other. The Borrower will furnish to the Administrative Agent and each Lender promptly, from time to time, such other information, documents, records or reports respecting the Collateral or the condition or operations, financial or otherwise, of the Borrower as the Administrative Agent or any Lender may from time to time reasonably request in order to protect the interests of the Administrative Agent, each Lender, the Trustee or the Secured Parties under or as contemplated by this Agreement.

(q) Loan Rating Update. The Borrower (or the Servicer on behalf of the Borrower) shall update the Moody’s Rating of each Loan whose Moody’s Rating is determined pursuant to clause (iv) of the definition thereof within 12 months of the last rating estimate for each such Loan. If at any time the Moody’s Rating of any Loan has been, or is known will be, changed or withdrawn, the Borrower shall update the Loan Tape on the next Measurement Date to reflect such event.

Section 5.2. Negative Covenants of the Borrower.

From the date hereof until the Collection Date:

(a) Other Business. Borrower will not (i) engage in any business other than the transactions contemplated by the Transaction Documents, (ii) incur any Indebtedness, obligation, liability or contingent obligation of any kind other than pursuant to this Agreement, under the Borrower ISDA Guaranty, or under any Hedging Agreement required or permitted by Section 5.3(a), or (iii) form any Subsidiary or make any Investments in any other Person.

(b) Loans Not to be Evidenced by Instruments. The Borrower will take no action to cause any Loan that is not, as of the date hereof or the related Cut-Off Date, as the case may be, evidenced by an Instrument, to be so evidenced except in connection with the enforcement or collection of such Loan.

(c) Security Interests. Except as otherwise permitted herein, including, without limitation, in respect of any Optional Sale, Discretionary Sale or Term Securitization, the Borrower will not sell, pledge, assign or transfer to any other Person, or grant, create, incur, assume or suffer to exist any Lien on any Collateral, whether now existing or hereafter transferred hereunder, or any interest therein, and the Borrower will not sell, pledge, assign or suffer to exist any Lien on its interest, if any, hereunder. The Borrower will promptly notify the Administrative Agent and each Lender of the existence of any Lien on any Collateral and the Borrower shall defend the right, title and interest of the Trustee for the benefit of the Secured Parties in, to and under the Collateral against all claims of third parties; provided that nothing in this Section 5.2(c) shall prevent or be deemed to prohibit the Borrower from suffering to exist Permitted Liens upon any of the Collateral.

(d) Mergers, Acquisitions, Sales, etc. The Borrower will not be a party to any merger or consolidation, or purchase or otherwise acquire any of the assets or any stock of any class of, or any partnership or joint venture interest in, any other Person or in connection with the exercise of remedies in connection with a Loan, or sell, transfer, convey or lease any of its assets, or sell or assign with or without recourse any Collateral or any interest therein (other than as permitted pursuant to this Agreement or the Sale Agreement).

(e) Deposits to Special Accounts. Except as otherwise contemplated by the Intercreditor Agreement, the Borrower will not deposit or otherwise credit, or cause or permit to be so deposited or credited, to the Concentration Account Cash or Cash proceeds other than Collections in respect of the Collateral.

(f) Restricted Payments. The Borrower shall not make any Restricted Junior Payment, except that, so long as no Termination Event or Unmatured Termination Event has occurred and is continuing or would result therefrom, the Borrower may declare and make distributions to its members on their membership interests.

(g) Change of Name or Location of Loan Files. The Borrower shall not (x) change its name, move the location of its principal place of business and chief executive office, change the offices where it keeps the records from the location referred to in Section 13.2, or change the jurisdiction of its formation, or (y) move, or consent to the Trustee or Servicer moving, the Required Loan Documents and the Loan Files from the location thereof on the Closing Date, unless the Borrower has given at least 30 days’ written notice to the Administrative Agent and has taken all actions required under the UCC of each relevant jurisdiction in order to continue the first priority perfected security interest of the Trustee, for the benefit of the Secured Parties, in the Collateral.

(h) Accounting of Purchases. Other than for tax and consolidated accounting purposes, the Borrower will not account for or treat (whether in financial statements or otherwise) the transactions contemplated by the Sale Agreement in any manner other than as a sale of the Collateral by the Originator to the Borrower.

(i) ERISA Matters. The Borrower will not (a) engage or permit any ERISA Affiliate to engage in any prohibited transaction that could result in any liability to the Borrower for which an exemption is not available or has not previously been obtained from the United States Department of Labor, (b) permit to exist any accumulated funding deficiency, as defined in Section 302(a) of ERISA and Section 412(a) of the Code, or funding deficiency with respect to any Benefit Plan other than a Multiemployer Plan, (c) fail to make any payments to a Multiemployer Plan that the Borrower or any ERISA Affiliate may be required to make under the agreement relating to such Multiemployer Plan or any law pertaining thereto, (d) terminate any Benefit Plan so as to result in any material liability to the Borrower, or (e) permit to exist any occurrence of any reportable event described in Title IV of ERISA.

(j) Operating Agreement; Sale Agreement. The Borrower will not amend, modify, waive or terminate any provision of Sections 1.05, 1.07, 1.08, 4.02(b) and 10.01 of its operating agreement or any of the defined terms in Section 1.01 of its operating agreement that are contained in any of the above-mentioned sections thereof, or any provision of the Sale Agreement without the prior written consent of the Administrative Agent and each Lender (each of the Administrative Agent and each Lender acknowledges that it has consented to the Third Amended and Restated Limited Liability Company Agreement of the Borrower executed on the date hereof).

(k) Changes in Payment Instructions to Obligors. The Borrower will not add or terminate the Concentration Account at the Concentration Account Bank listed in Schedule II or make any change, or permit the Servicer to make any change, in its instructions to Obligors regarding payments to be made with respect to the Collateral to the Concentration Account Bank, unless the Administrative Agent has consented to such addition, termination or change (which consent shall not be unreasonably withheld) and has received duly executed copies of the Intercreditor Agreement (incorporating appropriate amendments), with each new Concentration Account Bank being a party thereto.

(l) Extension or Amendment of Collateral. The Borrower will not, except as otherwise permitted in Section 6.4(a), extend, amend or otherwise modify, or permit the Servicer to extend, amend or otherwise modify, the terms of any Collateral (including the Related Security).

(m) Credit and Collection Policy. The Borrower will furnish to the Administrative Agent and each Lender, prior to its effective date, written notice of any material changes in the Credit and Collection Policy. The Borrower will not agree to or otherwise permit to occur any change in the Credit and Collection Policy that could reasonably be expected to have a Material Adverse Effect without the prior written consent of the Administrative Agent and a Supermajority of the Lenders; provided that no consent shall be required from the Administrative Agent or any Lender in connection with any change mandated by Applicable Law or a Governmental Authority as evidenced by an Opinion of Counsel to that effect delivered to the Administrative Agent and each Lender.

Section 5.3. Covenants of the Borrower Relating to the Hedging of Loans.

(a) At any time prior to the occurrence of a Termination Event, the Borrower may enter into Hedging Agreements and Hedge Transactions with respect to Fixed Rate Loans (i) with the prior written consent of the Administrative Agent, not to be unreasonably withheld, delayed or conditioned and (ii) advice of counsel that such action will not cause the Borrower to be considered a “commodity pool” as defined in the Commodity Exchange Act, as amended (the “CEA”), or the Borrower will be operated such that the Originator and Servicer will be eligible for an exemption from registration as a “commodity pool operator” as defined in the CEA and/or as a “commodity trading adviser” as defined in the CEA.

(b) As additional security hereunder, Borrower hereby assigns to the Trustee (solely in its representative capacity and not individually), for the benefit of the Secured Parties, all right, title and interest (but none of the obligations) of the Borrower in each Hedging Agreement, each Hedge Transaction, and all present and future amounts payable by a Hedge Counterparty to Borrower under or in connection with the respective Hedging Agreement and Hedge Transactions with that Hedge Counterparty (“Hedge Collateral”), and Grants a security interest to the Trustee, for the benefit of the Secured Parties, in the Hedge Collateral, provided that so long as no Termination Event has occurred and is continuing, the Trustee, on behalf of the Secured Parties, hereby grants to the Borrower a non-exclusive license (which shall be deemed revoked upon the occurrence of a Termination Event) to exercise any rights under any related Hedging Agreement or Hedge Transaction. Borrower acknowledges that, as a result of that assignment, Borrower may not, except as set forth in the proviso to the immediately preceding sentence, without the prior written consent of the Administrative Agent and the Trustee, exercise any rights under any Hedging Agreement or Hedge Transaction, except for Borrower’s right under any Hedging Agreement to enter into Hedge Transactions in order to meet the Borrower’s obligations under Section 5.3(a) hereof. Nothing herein shall have the effect of releasing the Borrower from any of its obligations under any Hedging Agreement or any Hedge Transaction, nor be construed as requiring the consent of the Administrative Agent, the Trustee or any Secured Party for the performance by Borrower of any such obligations.

(c) The Borrower shall, promptly upon execution thereof, provide to the Administrative Agent and the Trustee, a copy of any Hedging Agreement (including each “Confirmation” thereunder) entered into in connection with this Agreement.

Section 5.4. Affirmative Covenants of the Servicer.

From the date hereof until the Collection Date:

(a) Compliance with Law. The Servicer will comply in all material respects with all Applicable Laws, including those with respect to the Collateral or any part thereof.

(b) Preservation of Company Existence. The Servicer will preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its formation, and qualify and remain qualified in good standing as a corporation in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification has had, or could reasonably be expected to have, a Material Adverse Effect.

(c) Obligations and Compliance with Collateral. The Servicer will duly fulfill and comply with all obligations on the part of the Borrower to be fulfilled or complied with under or in connection with the Collateral and will do nothing to impair the rights of the Trustee, for the benefit of the Secured Parties, in, to and under the Collateral.

(d) Keeping of Records and Books of Account.

(i) The Servicer will maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Collateral in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Collateral and the identification of the Collateral.

(ii) The Servicer shall permit the Trustee, the Administrative Agent, each Lender or their respective agents or representatives to visit the offices of the Servicer during normal office hours and upon reasonable notice and examine and make copies of all documents, books, records and other information concerning the Collateral and discuss matters related thereto with any of the Responsible Officers of the Servicer having knowledge of such matters.

(iii) The Servicer will, on or prior to the date hereof, mark its master data processing records and other books and records relating to the Collateral with a legend, acceptable to the Administrative Agent and each Lender, describing (A) the sale of the Collateral from the Originator to the Borrower, and (B) the pledge of the Collateral from the Borrower to the Trustee for the benefit of the Secured Parties.

(e) Preservation of Security Interest. The Servicer (in the case of the initial Servicer, at its own expense) will execute and file such financing and continuation statements and any other documents that may be required by any law or regulation of any Governmental Authority to preserve and protect fully the security interest of the Trustee for the benefit of the Secured Parties in, to and under the Collateral.

(f) Credit and Collection Policy. The Servicer will (i) comply in all material respects with the Credit and Collection Policy in regard to the Collateral, and (ii) furnish to the Administrative Agent and each Lender, prior to its effective date, prompt written notice of any material changes in the Credit and Collection Policy. The Servicer will not agree to or otherwise permit to occur any material change in the Credit and Collection Policy that could reasonably be expected to have a Material Adverse Effect without the prior written consent of the Administrative Agent and a Supermajority of the Lenders; provided that no consent shall be required from the Administrative Agent or any Lender in connection with any change mandated by Applicable Law or a Governmental Authority as evidenced by an Opinion of Counsel to that effect delivered to the Administrative Agent and each Lender. Performance by the Servicer of its obligations under this Section 5.4(f) shall be deemed performance by the Borrower of its similar obligation under Section 5.1(h).

(g) Termination Events. The Servicer will provide the Administrative Agent and each Lender (with a copy to the Trustee) with immediate written notice of the occurrence of each Termination Event and each Unmatured Termination Event of which the Servicer has knowledge or has received notice. In addition, no later than five Business Days following the Servicer’s knowledge or notice of the occurrence of any Termination Event or Unmatured Termination Event, the Servicer will provide to the Administrative Agent and each Lender (with a copy to the Trustee) a written statement of the chief financial officer or chief accounting officer of the Servicer setting forth the details of such event and the action that the Servicer proposes to take with respect thereto. Performance by the Servicer of its obligations under this Section 5.4(g) shall be deemed performance by the Borrower of its similar obligation under Section 5.1(i).

(h) Taxes. The Servicer will file and pay any and all Taxes required to meet the obligations of the Borrower under the Transaction Documents. Performance by the Servicer of its obligations under this Section 5.4(h) shall be deemed performance by the Borrower of its similar obligation under Section 5.1(j).

(i) Other. The Servicer will promptly furnish to the Trustee, the Administrative Agent and each Lender such other information, documents, records or reports respecting the Collateral or the condition or operations, financial or otherwise, of the Borrower or the Servicer as the Trustee, the Administrative Agent or any Lender may from time to time reasonably request in order to protect the interests of the Administrative Agent, each Lender or Secured Parties under or as contemplated by this Agreement.

(j) Proceedings. As soon as possible and in any event within three Business Days after any executive officer of the Servicer receives notice or obtains knowledge thereof, the Servicer will provide the Administrative Agent and each Lender with written notice of any settlement of, material judgment (including a material judgment with respect to the liability phase of a bifurcated trial) in or commencement of any material labor controversy, material litigation, material action, material suit or material proceeding before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting the Collateral, the Transaction Documents, the Trustee’s interest in the Collateral on behalf of the Secured Parties, or the Borrower, the Servicer or the Originator or any of their Affiliates; provided that, notwithstanding the foregoing, any settlement, judgment, labor controversy, litigation, action, suit or proceeding affecting the Collateral, the Transaction Documents, the Trustee’s interest in the Collateral on behalf of the Secured Parties, or the Borrower, the Servicer or the Originator or any of their Affiliates in excess of $1,000,000 or more shall be deemed to be material for purposes of this Section 5.4(j).

(k) Deposit of Collections. The Servicer shall promptly (but in no event later than two Business Days after receipt) deposit into the Collection Account any and all Collections received by the Borrower, the Servicer or any of their Affiliates.

(l) Change-in-Control. Upon the occurrence of a Change-in-Control, the Servicer shall provide the Administrative Agent, each Lender, the Trustee and the Hedge Counterparties with notice of such Change-in-Control within 30 days after completion of the same.

(m) Loan Rating Update. The Servicer shall cause the Borrower to, or shall on the Borrower’s behalf, update the Moody’s Rating of each Loan whose Moody’s Rating is determined pursuant to clause (iv) of the definition thereof within 12 months of the last rating estimate for each such Loan. If at any time the Moody’s Rating of any Loan has been, or is known will be, changed or withdrawn, the Servicer shall update the Loan Tape on the next Measurement Date to reflect such event.

Section 5.5. Negative Covenants of the Servicer.

From the date hereof until the Collection Date:

(a) Deposits to Special Accounts. Except as otherwise contemplated by the Intercreditor Agreement, the Servicer will not deposit or otherwise credit, or cause or permit to be so deposited or credited to the Concentration Account Cash or Cash proceeds other than Collections in respect of the Collateral.

(b) Mergers, Acquisition, Sales, etc. The Servicer will not consolidate with or merge into any other Person or convey or sell its properties and assets substantially as an entirety to any Person, unless the Servicer is the surviving entity and unless:

(i) the Servicer has delivered to the Administrative Agent and each Lender an Officer’s Certificate and an Opinion of Counsel each stating that any consolidation, merger, conveyance or sale and such supplemental agreement comply with this Section 5.5(b) and that all conditions precedent herein provided for relating to such transaction have been complied with and, in the case of the Opinion of Counsel, that such supplemental agreement is legal, valid and binding with respect to the Servicer and such other matters as the Administrative Agent may reasonably request;

(ii) the Servicer shall have delivered notice of such consolidation, merger, conveyance or sale to the Administrative Agent and each Lender;

(iii) after giving effect thereto, no Termination Event or event that with notice or lapse of time would constitute a Termination Event shall have occurred; and

(iv) so long as Wells Fargo Securities, LLC is the Administrative Agent, Wells Fargo Securities, LLC has consented in writing to such consolidation, merger, conveyance or sale.

(c) Change of Name or Location of Loan Files. The Servicer shall not (x) change its name, move the location of its principal place of business and chief executive office, change the offices where it keeps records concerning the Collateral from the location referred to in Section 13.2, or change the jurisdiction of its formation, or (y) move, or consent to the Trustee moving, the Required Loan Documents and Loan Files from the location thereof on the Closing Date, unless the Servicer has given at least 30 days’ written notice to the Administrative Agent and the Trustee and has taken all actions required under the UCC of each relevant jurisdiction in order to continue the first priority perfected security interest of the Trustee for the benefit of the Secured Parties in the Collateral.

(d) Change in Payment Instructions to Obligors. The Servicer will not add a new Concentration Account or terminate the Concentration Account at the Concentration Account Bank listed in Schedule II or make any change in its instructions to Obligors regarding payments to be made to the Borrower or the Servicer or payments to be made to the Concentration Account Bank, unless the Administrative Agent has consented to such addition, termination or change (which consent shall not be unreasonably withheld) and has received duly executed copies of each Intercreditor Agreement (incorporating appropriate amendments), with each new Concentration Account Bank being a party thereto.

(e) Extension or Amendment of Loans. The Servicer will not, except as otherwise permitted in Section 6.4(a), extend, amend or otherwise modify the terms of any Loans.

Section 5.6. Affirmative Covenants of the Trustee.

From the date hereof until the Collection Date:

(a) Compliance with Law. The Trustee will comply in all material respects with all Applicable Laws.

(b) Preservation of Existence. The Trustee will preserve and maintain its existence, rights, franchises and privileges in the jurisdiction of its formation, and qualify and remain qualified in good standing in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification could reasonably be expected to have a Material Adverse Effect.

(c) Location of Required Loan Documents. Subject to Section 8.8, the Required Loan Documents shall remain at all times in the possession of the Trustee at the address set forth on Annex A to this Agreement unless notice of a different address is given in accordance with the terms hereof or unless the Administrative Agent agrees to allow certain Required Loan Documents to be released to the Servicer on a temporary basis in accordance with the terms hereof except as such Required Loan Documents may be released pursuant to this Agreement.

Section 5.7. Negative Covenants of the Trustee.

(a) No Changes in Trustee Fee. From the date hereof until the Collection Date, the Trustee will not make any changes to the Trustee Fee set forth in the Trustee Fee Letter without the prior written approval of the Administrative Agent, each Lender, the Borrower and the Servicer.

(b) Required Loan Documents. The Trustee will not dispose of any documents constituting the Required Loan Documents in any manner that is inconsistent with the performance of its obligations as the Trustee pursuant to this Agreement and will not dispose of any Collateral except as contemplated by this Agreement.

ARTICLE VI.

ADMINISTRATION AND SERVICING OF LOANS

Section 6.1. Designation of the Servicer.

(a) Servicer. The servicing, administering and collection of the Collateral shall be conducted by the Person designated as the Servicer hereunder from time to time in accordance with this Section 6.1. Until the Administrative Agent gives to the Company a Servicer Termination Notice, the Company is hereby designated as, and hereby agrees to perform the duties and responsibilities of, the Servicer pursuant to the terms hereof.

(b) Successor Servicer. Upon the Servicer’s receipt of a Servicer Termination Notice (with a copy to the Trustee) from the Administrative Agent pursuant to the terms of Section 6.18, the Servicer agrees that it will terminate its activities as Servicer hereunder in a manner that the Administrative Agent reasonably believes will facilitate the transition of the performance of such activities to a Successor Servicer, and the Successor Servicer shall assume each and all of the Servicer’s obligations to service and administer the Collateral, on the terms and subject to the conditions herein set forth, and the Servicer shall use its best reasonable efforts to assist the Successor Servicer in assuming such obligations.

(c) Subcontracts. The Servicer may, with the prior consent of the Administrative Agent, subcontract with any other Person for servicing, administering or collecting the Collateral; provided that the Servicer shall remain liable for the performance of the duties and obligations of the Servicer pursuant to the terms hereof and that any such subcontract may be terminated upon the occurrence of a Servicer Default.

(d) Servicing Programs. In the event that the Servicer uses any software program in servicing the Collateral that it licenses from a third party, the Servicer shall use its best reasonable efforts to obtain whatever licenses or approvals are necessary to allow the Servicer to assign such licenses to any other Successor Servicer appointed as provided in this Agreement.

(e) Waiver. The Borrower acknowledges that the Administrative Agent or any of its Affiliates may act as the Successor Servicer, and the Borrower waives any and all claims against the Administrative Agent or any of its respective Affiliates (other than claims relating to such party’s gross negligence or willful misconduct) relating in any way to the servicing functions having been performed by the Administrative Agent or any of its Affiliates in accordance with the terms and provisions (including the standard of care) set forth in the Transaction Documents.

Section 6.2. Duties of the Servicer.

(a) Appointment. The Borrower hereby appoints the Servicer as its agent, as from time to time designated pursuant to Section 6.1, to service the Collateral and enforce its respective rights in and under such Collateral. In order to facilitate the servicing of the Collateral, the Trustee is hereby directed to and does authorize the Company to perform the duties of the Servicer under this Agreement and the other Transaction Documents. The Servicer hereby accepts such appointment and agrees to perform the duties and obligations with respect thereto as set forth herein. The Servicer and the Borrower hereby acknowledge that the Administrative Agent, each Lender, the Trustee and the Secured Parties are third party beneficiaries of the obligations undertaken by the Servicer hereunder. The parties hereto each acknowledge that the Servicer, as Servicer under this Agreement, possesses only such rights with respect to the enforcement of rights and remedies with respect to the Loans and the Related Property and under the Required Loan Documents as have been transferred to the Borrower and the Trustee with respect to the related Loan.

(b) Duties. The Servicer shall take or cause to be taken all such actions as may be necessary or advisable to collect on the Collateral from time to time, all in accordance with Applicable Laws, and in accordance with the Credit and Collection Policy and the Servicing Standard. Without limiting the foregoing, the duties of the Servicer shall include the following:

(i) servicing and managing the Loans and consenting to and negotiating amendments, modifications and waivers to the Loans in the Collateral in accordance with the Credit and Collection Policy;

(ii) preparing and submitting of claims to, and post-billing liaison with, Obligors on each Loan;

(iii) maintaining all necessary servicing records with respect to the Collateral and providing such reports to the Administrative Agent, each Lender and the Trustee in respect of the servicing of the Collateral (including information relating to its performance under this Agreement) as may be required hereunder or as the Administrative Agent and each Lender may reasonably request;

(iv) maintaining and implementing administrative and operating procedures (including, without limitation, an ability to recreate servicing records evidencing the Collateral in the event of the destruction of the originals thereof) and keeping and maintaining all documents, books, records and other information reasonably necessary or advisable for the collection of the Collateral;

(v) promptly delivering to the Administrative Agent, each Lender, or the Trustee, from time to time, such information and servicing records (including information relating to its performance under this Agreement) as the Administrative Agent, each Lender or the Trustee may from time to time reasonably request;

(vi) identifying each Loan clearly and unambiguously in its servicing records to reflect that such Loan is owned by the Borrower and that the Borrower is Granting a security interest therein to the Trustee for the benefit of the Secured Parties pursuant to this Agreement;

(vii) notifying the Administrative Agent and each Lender of any material action, suit, proceeding, dispute, offset, deduction, defense or counterclaim (1) that is or is threatened to be asserted by an Obligor with respect to any Loan (or portion thereof) of which it has knowledge or has received notice; or (2) that is reasonably expected to have a Material Adverse Effect;

(viii) providing prompt written notice to the Administrative Agent and each Lender, prior to the effective date thereof, of any changes in the Credit and Collection Policy that could be reasonably expected to have a Material Adverse Effect;

(ix) maintaining the perfected security interest of the Trustee, for the benefit of the Secured Parties, in the Collateral;

(x) calculating the Moody’s Rating, the Maximum Weighted Average Rating Factor Test, the Moody’s Weighted Average Rating Factor, the Maximum Weighted Average Life Test, the Minimum Weighted Average Spread Test and the Concentration Limits with respect to the Loans on the dates and times necessary for the Borrower and Servicer to comply with this Agreement;

(xi) maintaining the Loan Files with respect to Loans included as part of the Collateral, provided that, so long as the Servicer is in possession of any Required Loan Documents, the Servicer will hold such Required Loan Documents in a fireproof safe or fireproof file cabinet; and

(xii) directing the Trustee to make payments pursuant to the terms of the Servicing Report in accordance with Section 2.10 and Section 2.11.

(c) Notwithstanding anything to the contrary contained herein, the exercise by the Trustee, the Administrative Agent, each Lender and the Secured Parties of their rights hereunder shall not release the Servicer, the Originator or the Borrower from any of their duties or responsibilities with respect to the Collateral as expressly provided in the Transaction Documents entered into respectively by them. The Secured Parties, the Administrative Agent, each Lender shall not have any obligation or liability with respect to any Collateral, nor shall any of them be obligated to perform any of the obligations of the Servicer or the Trustee hereunder.

Section 6.3. Authorization of the Servicer.

(a) Each of the Borrower, the Trustee and the Secured Parties hereby authorizes the Servicer (including any successor thereto) to take any and all reasonable steps in its name and on its behalf necessary or desirable and not inconsistent with the Grant of the Collateral to the Trustee, for the benefit of the Secured Parties, in the determination of the Servicer, to collect all amounts due under any and all Collateral, including, without limitation, endorsing any of their names on checks and other instruments representing Collections, executing and delivering any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, and all other comparable instruments, with respect to the Collateral and, after the delinquency of any Collateral and to the extent permitted under and in compliance with Applicable Law, to commence proceedings with respect to enforcing payment thereof, to the same extent as the Originator could have done if it had continued to own such Collateral. The Originator, the Borrower and the Trustee, for the benefit of the Secured Parties, shall furnish the Servicer (and any successors thereto) with any powers of attorney and other documents necessary or appropriate to enable the Servicer to carry out its servicing and administrative duties hereunder, and shall cooperate with the Servicer to the fullest extent in order to ensure the collectibility of the Collateral. In no event shall the Servicer be entitled to make the Trustee, the

Secured Parties, the Administrative Agent or the Lenders a party to any litigation without such party’s express prior written consent, or to make the Borrower a party to any litigation, in each such case arising out of or relating to the administration, collection or enforcement of any Loan (other than any routine foreclosure or similar collection procedure), without the Administrative Agent’s consent.

(b) After a Termination Event has occurred and is continuing, at the direction of the Administrative Agent, the Servicer shall take such action as the Administrative Agent may deem necessary or advisable to enforce collection of the Collateral; provided that the Administrative Agent may or may request the Trustee to, at any time that a Termination Event or Unmatured Termination Event has occurred and is continuing, notify any Obligor or any agent under any Agented Loan with respect to any Collateral of the Grant of such Collateral to the Trustee and direct that payments of all amounts due or to become due be made directly to the Trustee or any servicer, collection agent or lock-box or other account designated by the Trustee and, upon such notification and at the expense of the Borrower, the Administrative Agent may enforce collection of any such Collateral, and adjust, settle or compromise the amount or payment thereof or request that the Trustee do the same at its direction subject to the applicable provisions of this Agreement.

Section 6.4. Collection of Payments.

(a) Collection Efforts; Modification of Collateral. The Servicer will collect, or cause to be collected, all payments called for under the terms and provisions of the Loans included in the Collateral as and when the same become due in accordance with the Credit and Collection Policy and the Servicing Standard, and will follow those collection procedures that it follows with respect to all comparable Collateral that it services for itself or others. The Servicer may not waive, modify or otherwise vary any provision of an item of Collateral in a manner that would impair in any material respect the collectibility of the Collateral or in any manner contrary to the Credit and Collection Policy and the Servicing Standard.

(b) Prepaid Loan. The Servicer may not voluntarily permit a Loan to become a Prepaid Loan in whole or in part, unless (x) the Servicer provides a Substitute Loan in accordance with Section 2.19 (provided that a substitution shall only be permitted prior to a Termination Event) or (y) such prepayment will not result in the Collection Account receiving an amount (the “Prepayment Amount”) less than the sum of (a) the OLB (or portion thereof to be prepaid) on the date of such payment, (b) any accrued and unpaid interest thereon, and (c) all Hedge Breakage Costs owing to the relevant Hedge Counterparty for any termination of one or more Hedge Transactions, in whole or in part, as required by the terms of any Hedging Agreement as the result of any such Loan becoming a Prepaid Loan.

(c) Acceleration. If required by the Credit and Collection Policy and the Servicing Standard, the Servicer shall accelerate the maturity of all or any Scheduled Payments and other amounts due under any Loan in which a default under the terms thereof has occurred and is continuing (after the lapse of any applicable grace period) promptly after such Loan becomes a Defaulted Loan.

(d) Taxes and other Amounts. The Servicer will use its best efforts to collect all payments with respect to amounts due for taxes, assessments and insurance premiums relating to each Loan to the extent required to be paid to Borrower for such application under the Underlying Instruments and remit such amounts to the appropriate Governmental Authority or insurer as required by the Underlying Instruments.

(e) Payments to Concentration Account. On or before the applicable Cut-Off Date, the Servicer shall have instructed all Obligors to make all payments in respect of the Collateral directly to the Concentration Account, provided that the Servicer is not required to so instruct any Obligor which is solely a guarantor unless and until the Servicer calls on the related guaranty.

(f) Accounts. Each of the parties hereto hereby agrees that (i) each Account shall be deemed to be a Securities Account and (ii) except as otherwise expressly provided herein, the Trustee shall be exclusively entitled to exercise the rights that comprise each Financial Asset held in each Account. Each of the parties hereto hereby agrees to cause the Trustee, or any other Securities Intermediary that holds any money or other property for the Borrower in an Account, to agree with the parties hereto that (A) the Cash and other property (subject to Section 6.4(g) below with respect to any property other than investment property, as defined in Section 9-102(a)(49) of the UCC) is to be treated as a Financial Asset and (B) the “securities intermediary’s jurisdiction” (within the meaning of Section 8-110 of the UCC) for that purpose shall be the State of New York. In no event may any Financial Asset held in any Account be registered in the name of, payable to the order of, or specially indorsed to, the Borrower, unless such Financial Asset has also been indorsed in blank or to the Trustee or other Securities Intermediary that holds such Financial Asset in such Account.

(g) Underlying Instruments. Notwithstanding any term hereof (or any term of the UCC that might otherwise be construed to be applicable to a “securities intermediary” as defined in the UCC) to the contrary, neither the Trustee nor any Securities Intermediary shall be under any duty or obligation in connection with the acquisition by the Borrower, or the Grant by the Borrower to the Trustee, for the benefit of the Secured Parties, of any Loan in the nature of a loan or a participation in a loan to examine or evaluate the sufficiency of the documents or instruments delivered to it by or on behalf of the Borrower under the related Underlying Instruments, or otherwise to examine the Underlying Instruments, in order to determine or compel compliance with any applicable requirements of or restrictions on transfer (including without limitation any necessary consents). The Trustee shall hold any Instrument delivered to it evidencing any Loan Granted to the Trustee hereunder as trustee and custodial agent for the Secured Parties in accordance with the terms of this Agreement.

(h) Establishment of the Collection Account. The Servicer shall cause to be maintained with the Trustee and in the name of the Borrower, subject to the lien of the Trustee, for the benefit of the Secured Parties, a segregated corporate trust account entitled “Collection Account for NewStar CP Funding LLC, subject to the lien of U.S. Bank National Association, as Trustee for the benefit of the Secured Parties” (the “Collection Account”), and the Servicer shall further cause to be maintained two subaccounts linked to and constituting part of the Collection Account for the purpose of segregating, within two Business Days of the receipt of any Collections, Principal Collections (the “Principal Collections Account”) and Interest Collections

(the “Interest Collections Account”), respectively, over which the Trustee for the benefit of the Secured Parties shall have control and from which none of the Originator, the Servicer or the Borrower shall have any right of withdrawal.

(i) Establishment of the Custodial Account. The Borrower shall maintain at the Trustee a single, segregated trust account which shall be designated as the “Custodial Account”, which shall be held by the Trustee in trust in the name of Borrower, subject to the lien of the Trustee for the benefit of the Secured Parties and over which the Trustee, for the benefit of the Secured Parties, shall have exclusive control and sole right of withdrawal and into which the Trustee shall from time to time deposit Collateral. All Collateral deposited from time to time in the Custodial Account pursuant to this Agreement shall be held by the Trustee as part of the Collateral and shall be applied to the purposes herein provided. The Trustee agrees to give the Borrower immediate notice if the Custodial Account or any funds on deposit therein, or otherwise to the credit of the Custodial Account, shall become subject to any writ, order, judgment, warrant of attachment, execution or similar process. The Borrower shall not have any legal, equitable or beneficial interest in the Custodial Account other than in accordance with Section 2.10 and Section 2.11.

(j) Adjustments. If (i) the Servicer makes a deposit into the Collection Account in respect of a Collection of an item of Collateral and such Collection was received by the Servicer in the form of a check that is not honored for any reason or (ii) the Servicer makes a mistake with respect to the amount of any Collection and deposits an amount that is less than or more than the actual amount of such Collection, the Servicer shall appropriately adjust the amount subsequently deposited into the Collection Account to reflect such dishonored check or mistake. Any Scheduled Payment in respect of which a dishonored check is received shall be deemed not to have been paid.

(k) Establishment of the Unfunded Exposure Account. The Servicer shall cause to be maintained with the Trustee and in the name of the Borrower, subject to the lien of the Trustee, for the benefit of the Secured Parties, a segregated corporate trust account entitled “Unfunded Exposure Account for NewStar CP Funding LLC” (the “Unfunded Exposure Account”). Funds on deposit in the Unfunded Exposure Account as of any date of determination may be withdrawn to fund draw requests of the relevant Obligors under any Delayed Draw Term Loan or Revolving Loan. Any such draw request made by an Obligor, along with wiring instructions for the applicable Obligor, shall be forwarded by the Borrower or the Servicer to the Administrative Agent, and the Servicer shall instruct the Trustee (with a copy to the Administrative Agent) to fund such draw request in accordance with the Underlying Instrument pertaining to such Delayed Draw Term Loan or Revolving Loan. As of any date of determination, any amounts on deposit in the Unfunded Exposure Account that exceed (i) the aggregate of all Unfunded Exposure Equity Amounts prior to the earlier to occur of the end of the Revolving Period or the Termination Date and (ii) the Aggregate Exposure Amount following the earlier to occur of the end of the Revolving Period or the Termination Date, in each case, shall be transferred at the direction of the Servicer into the Principal Collection Account as Principal Collections. Prior to the occurrence of a Termination Event, at the Servicer’s discretion, the Servicer may direct the Trustee to deposit in the Unfunded Exposure Account all Principal Collections received by the Borrower in respect of the Revolving Loans included in the Collateral to the extent necessary to cause the amount on deposit in the Unfunded Exposure Account to equal the Aggregate Exposure Amount; provided that after the occurrence of a Termination Event, the foregoing deposit will be required to be made by the Servicer.

Section 6.5. [Reserved].

Section 6.6. Realization upon Loans Subject to an Assigned Value Adjustment Event.

The Servicer will use reasonable efforts consistent with the Servicing Standard to exercise available remedies (which may include foreclosing upon or repossessing, as applicable, or otherwise comparably convert the ownership of any Related Property) with respect to any Loan that has become subject to one or more of the events specified in clauses (i) through (iv) or (viii) (solely with respect to a Material Modification of the type described in clause (a) of the definition thereof) of the definition of Assigned Value Adjustment Event and as to which no satisfactory arrangements can be made for collection of delinquent payments. The Servicer will comply with the Credit and Collection Policy, the Servicing Standard and Applicable Law in realizing upon such Related Property, which practices and procedures may include reasonable efforts to enforce all obligations of Obligors foreclosing upon, repossessing and causing the sale of such Related Property at public or private sale in circumstances other than those described in the preceding sentence. In any case in which any such Related Property has suffered damage, the Servicer will not expend funds in connection with any repair or toward the foreclosure or repossession of such Related Property unless it reasonably determines that such repair and/or foreclosure or repossession will increase the Recoveries by an amount greater than the amount of such expenses. The Servicer will remit to the Collection Account the Recoveries received in connection with the sale or disposition of Related Property relating to any Loan hereunder.

Section 6.7. Maintenance of Insurance Policies.

The Servicer shall obtain and maintain at its own expense and keep in full force and effect throughout the term of this Agreement a blanket fidelity bond and an errors and omissions insurance policy covering the Servicer’s officers and employees in connection with its activities under this Agreement in an amount not less than $2,000,000. Coverage of the Servicer under a policy or bond obtained by an Affiliate of the Servicer and providing the coverage required by this Section 6.7 shall satisfy the requirements of this Section 6.7.

Section 6.8. [Reserved.]

Section 6.9. [Reserved.]

Section 6.10. [Reserved.]

Section 6.11. Servicing Compensation.

As compensation for its servicing activities hereunder and reimbursement for its expenses, the Servicer shall be entitled to receive the Servicing Fee; provided that it shall be entitled to receive such fee from Collections only to the extent of funds available therefor pursuant to the provisions of Section 2.10 and/or Section 2.11.

Section 6.12. Payment of Certain Expenses by Servicer.

The Servicer will be required to pay all expenses incurred by it in connection with its activities under this Agreement, including fees and disbursements of its independent accountants, Taxes imposed on the Servicer, expenses incurred by the Servicer in connection with payments and reports pursuant to this Agreement, and all other fees and expenses not expressly stated under this Agreement for the account of the Borrower, but excluding Liquidation Expenses incurred as a result of activities contemplated by Section 6.6; provided that, for avoidance of doubt, to the extent Liquidation Expenses relate to a Loan and a Retained Interest such Liquidation Expenses shall be allocated pro rata. The Servicer will be required to pay all reasonable fees and expenses owing to any bank or trust company in connection with the maintenance of the Accounts and the Concentration Account. Notwithstanding the foregoing, and for the avoidance of doubt, nothing contained in this Section 6.12 shall prohibit the Borrower from reimbursing the Servicer for expenses incurred by it hereunder provided such amounts are paid from amounts permitted to be released under this Agreement to the Borrower.

Section 6.13. Reports.

(a) Borrowing or Repayment Notice. On each Funding Date, on each reduction of Advances Outstanding pursuant to Section 2.5, and on each reinvestment of Principal Collections pursuant to Section 2.10, the Borrower (and the Servicer on its behalf) will provide a Borrowing Notice or a Repayment Notice, as applicable, a Borrowing Base Certificate, updated as of such date, and a Loan Tape, updated as of such date, to the Administrative Agent and each Lender (with a copy to the Trustee).

(b) Servicing Report. On each Reporting Date, the Servicer will provide to the Borrower, the Administrative Agent, each Lender and the Trustee a monthly statement determined as of the related Determination Date (a “Servicing Report”), signed by a Responsible Officer of the Servicer and the Borrower and substantially in the form of Exhibit C hereto (as such form may be amended from time to time by such changes as are mutually agreeable to the Servicer and the Administrative Agent) which shall include (i) a Borrowing Base calculated as of the most recent Determination Date, (ii) calculations showing compliance with the Collateral Quality Test and the Concentration Limits, (iii) the Loan Tape calculated as of the most recent Determination Date and (iv) if such Reporting Date precedes a Payment Date, amounts to be remitted pursuant to Section 2.10 or 2.11, as applicable, to the applicable parties (which shall include any applicable wiring instructions of the parties receiving payment).

(c) Servicer’s Certificate. Together with each Servicing Report, the Servicer shall submit to the Administrative Agent, each Lender and the Trustee, a certificate (a “Servicer’s Certificate”) signed by a Responsible Officer of the Servicer and substantially in the form of Exhibit I.

(d) Financial Statements. The Servicer will submit to the Administrative Agent, each Lender and the Trustee, (i) within 45 days after the end of each of its fiscal quarters (excluding the fiscal quarter ending on the date specified in clause (ii)), consolidated and consolidating unaudited financial statements of the Servicer for the most recent fiscal quarter, and (ii) within 90 days after the end of each fiscal year, consolidated and consolidating audited financial statements of the Servicer, audited by a firm of nationally recognized independent public accountants, as of the end of such fiscal year.

(e) Tax Returns. Upon demand by the Administrative Agent, the Servicer shall deliver copies of all federal, state and local Tax returns and reports filed by the Borrower and Servicer, or in which the Borrower or Servicer was included on a consolidated or combined basis (excluding sales, use and like taxes).

(f) Obligor Financial Statements; Valuation Reports; Other Reports. The Servicer will deliver to the Administrative Agent (and, upon request, each Lender) with respect to each Obligor, (i) to the extent received by the Borrower and/or the Servicer pursuant to the Underlying Instruments, the complete financial reporting package with respect to such Obligor and with respect to each Loan for such Obligor (including any covenant compliance certificates with respect to such Obligor and with respect to each Loan for such Obligor) provided to the Borrower and/or the Servicer either monthly or quarterly, as the case may be, by such Obligor, which delivery shall be made within 45 days (or such longer period as specified in the Underlying Instruments) after the end of each such month or such Obligor’s fiscal quarters, as applicable (excluding the last month or fiscal quarter, as applicable, of each such Obligor’s fiscal year), and within 90 days (or such longer period as specified in the Underlying Instruments) after the end of each such Obligor’s fiscal year, and (ii) a quarterly update to the “tear sheet” prepared by the Servicer with respect to such Obligor and with respect to each Loan for such Obligor, which delivery shall be made within 45 days (or such longer period as specified in the Underlying Instruments) after the end of each such Obligor’s fiscal quarters (excluding the last fiscal quarter of each such Obligor’s fiscal year) and within 90 days (or such longer period as specified in the Underlying Instruments) after the end of each such Obligor’s fiscal year. The Servicer will promptly deliver to the Administrative Agent, upon reasonable request and to the extent received by the Borrower and/or the Servicer, all other documents and information required to be delivered by the Obligors to the Borrower with respect to any Loan included in the Collateral.

(g) Amendments to Loans. The Servicer will deliver to the Administrative Agent a copy of any material amendment, restatement, supplement, waiver or other modification to the Underlying Instruments of any Loan (along with any internal documents prepared by the Servicer and provided to its investment committee in connection with such amendment, restatement, supplement, waiver or other modification) within ten (10) Business Days of the effectiveness of such amendment, restatement, supplement, waiver or other modification.

Section 6.14. Annual Statement as to Compliance.

The Servicer will provide to the Administrative Agent, each Lender and the Trustee, within 90 days following the end of each fiscal year of the Servicer (beginning with the fiscal year ending December 31, 2011), a fiscal report signed by a Responsible Officer of the Servicer certifying that (a) a review of the activities of the Servicer, and the Servicer’s performance pursuant to this Agreement, for the fiscal period ending on the last day of such fiscal year has been made under such Person’s supervision and (b) the Servicer has performed or has caused to be performed in all material respects all of its obligations under this Agreement throughout such year and no Servicer Default has occurred and is continuing.

Section 6.15. Annual Independent Public Accountant’s Servicing Reports.

The Servicer will cause a firm of nationally recognized independent public accountants (who may also render other services to the Servicer) to furnish to the Administrative Agent, each Lender and the Trustee, within 90 days following the end of each fiscal year of the Servicer: (i) a report relating to such fiscal year to the effect that (a) such firm has reviewed certain documents and records relating to the servicing of the Collateral, and (b) based on such examination, such firm is of the opinion that the Servicing Reports for such year were prepared in compliance with this Agreement, except for such exceptions as it believes to be immaterial and such other exceptions as will be set forth in such firm’s report and (ii) a report covering such fiscal year to the effect that such accountants have applied certain agreed-upon procedures (a draft of which procedures are attached hereto as Schedule V, it being understood that the Servicer and the Administrative Agent will provide an updated Schedule V reflecting any further amendments relating to such Schedule V prior to the issuance of the first such agreed-upon procedures report) to certain documents and records relating to the Collateral under any Transaction Document, compared the information contained in the Servicing Reports and the Servicer’s Certificates delivered during the period covered by such report with such documents and records and that no matters came to the attention of such accountants that caused them to believe that such servicing was not conducted in compliance with this Article VI, except for such exceptions as such accountants shall believe to be immaterial and such other exceptions as shall be set forth in such statement.

Section 6.16. Limitation on Liability of the Servicer and Others.

Except as provided herein, the Servicer shall not be under any liability to the Administrative Agent, any Lender , the Trustee, the Secured Parties or any other Person for any action taken or for refraining from taking any action pursuant to this Agreement whether arising from express or implied duties under this Agreement; provided that, notwithstanding anything to the contrary contained herein, nothing shall protect the Servicer against any liability that would otherwise be imposed by reason of its willful misfeasance, bad faith or negligence in the performance of duties or by reason of its willful misconduct hereunder.

Section 6.17. The Servicer Not to Resign.

The Servicer shall not resign from the obligations and duties hereby imposed on it except upon the Servicer’s determination that (i) the performance of its duties hereunder is or becomes impermissible under Applicable Law and (ii) there is no reasonable action that the Servicer could take to make the performance of its duties hereunder permissible under Applicable Law. Any such determination permitting the resignation of the Servicer shall be evidenced as to clause (i) above by an Opinion of Counsel to such effect delivered to the Administrative Agent, each Lender and the Trustee. No such resignation shall become effective until a Successor Servicer shall have assumed the responsibilities and obligations of the Servicer in accordance with Section 6.2 and Section 6.19.

Section 6.18. Servicer Defaults.

If any one of the following events (each, a “Servicer Default”) shall occur and be continuing:

(a) any failure by the Servicer to make any payment, transfer or deposit into the Collection Account or the Unfunded Exposure Account (including, without limitation, with respect to bifurcation and remittance of Collections) as required by this Agreement which continues unremedied for a period of two Business Days;

(b) any failure on the part of the Servicer duly to observe or perform in any material respect any other covenants or agreements of the Servicer set forth in this Agreement or the other Transaction Documents to which the Servicer is a party (including, without limitation, any material delegation of the Servicer’s duties that is not permitted by Section 6.1) and the same continues unremedied for a period of 30 days (if such failure can be remedied) after the earlier to occur of (i) the date on which written notice of such failure requiring the same to be remedied shall have been given to the Servicer by the Administrative Agent, any Lender or the Trustee and (ii) the date on which a Responsible Officer of the Servicer acquires knowledge thereof;

(c) the failure of the Servicer to make any payment when due (after giving effect to any related grace period) with respect to any recourse debt or other obligations, which debt or other obligations are in excess of $5,000,000, individually or in the aggregate, or the occurrence of any event or condition that has resulted in the acceleration of such recourse debt or other obligations, if such event or condition has not been waived;

(d) an Insolvency Event shall occur with respect to the Servicer;

(e) the Servicer fails in any material respect to comply with the Credit and Collection Policy and the Servicing Standard regarding the servicing of the Collateral and the same continues unremedied for a period of 30 days (if such failure can be remedied) after the earlier to occur of (i) the date on which written notice of such failure requiring the same to be remedied shall have been given to the Servicer by the Administrative Agent, any Lender or the Trustee and (ii) the date on which a Responsible Officer of the Servicer acquires knowledge thereof;

(f) the failure of the initial Servicer to maintain Liquidity of at least $25,000,000 for more than the greater of three (3) Business Days or five (5) days; provided, however, on one occurrence from and after the Fifth Amendment and Restatement Closing Date only on which the initial Servicer fails to maintain such Liquidity for more than five (5) days, no Servicer Default shall occur unless such failure continues for thirty (30) days or more; provided, further, however, in the event a Servicer Default of the type described in this clause (f) shall occur or be expected to occur, the Servicer may request a waiver of such Servicer Default and, in connection therewith, submit to the Administrative Agent a cash flow forecast which forecasts the cure of such Servicer Default (for the avoidance of doubt, Administrative Agent may approve or disapprove such request in their sole and absolute discretion); or

(g) the Servicer consents or agrees to, or otherwise permits to occur, under circumstances in which the Servicer could have reasonably prevented the occurrence thereof, any material amendment, modification, change, supplement or rescission (any of the foregoing an “amendment” for purposes of this Section 6.18(g)) of or to the Credit and Collection Policy (after the adoption of same) in whole or in part that could have a Material Adverse Effect on the Collateral, the Administrative Agent, any Lender or the other Secured Parties, without the prior written consent of the Administrative Agent and each Lender which amendment shall remain in effect for a period of ten Business Days after notice thereof is delivered to the Administrative Agent (which notice shall be delivered within seven days after the effectiveness of such amendment) and the Administrative Agent shall not have delivered a written consent thereto during such ten Business Day period; provided that such prior written consent shall not be required in the case of an amendment which was mandated by any Applicable Law or Governmental Authority;

(h) the Company or an Affiliate thereof shall cease to be the Servicer;

(i) the occurrence or existence of any change with respect to the Servicer which has a Material Adverse Effect;

(j) with respect to the initial Servicer only, the Company fails to maintain the aggregate of its GAAP stockholders’ equity and subscribed stockholders’ equity in an amount equal to $475,000,000, as (i) increased by 80% of the proceeds of any equity offerings (including capital contributions) of the Company consummated after the Closing Date, (ii) increased by 50% of cumulative positive GAAP net income earned by the Company after the Closing Date and (iii) as decreased, due to an accounting change or changes in tax rates imposed after the Closing Date, by the amounts of any reductions in the assets designated on the Company’s consolidated balance sheet as “deferred income taxes, net” and/or “deferred financing costs, net” from the amounts thereof shown on the Company’s consolidated balance sheet as of September 30, 2010; or

(k) any failure by the Servicer to deliver any required Servicing Report or other Required Reports hereunder on or before the date occurring two Business Days after the date such report is required to be made or given, as the case may be, under the terms of this Agreement;

(l) any representation, warranty or certification made by the Servicer in any Transaction Document or in any certificate delivered pursuant to any Transaction Document shall prove to have been incorrect in any materially adverse respect when made which continues to be unremedied for a period of 30 days after the earlier to occur of (i) the date on which written notice of such incorrectness requiring the same to be remedied shall have been given to the Servicer by the Administrative Agent, any Lender or the Trustee and (ii) the date on which a Responsible Officer of the Servicer acquires knowledge thereof;

(m) the failure of the initial Servicer to maintain Liquidity of at least $15,000,000 for more than three (3) Business Days; or

(n) any financial or other information reasonably requested by the Administrative Agent or any Lender is not provided as requested within the greater of (i) three (3) Business Days or (ii) five (5) days following such request;

(o) the rendering against the Servicer of one or more final judgments, decrees or orders for the payment of money in excess of United States $7,500,000, individually or in the aggregate, and the continuance of such judgment, decree or order unsatisfied and in effect for any period of more than 60 consecutive days without a stay of execution;

(p) any change in the management of the Servicer (whether by resignation, termination, disability, death or lack of day to day management) relating to any three of Tim Conway, Peter Schmidt-Fellner, John Frishkopf, Bob Clemmens, John Bray and Rob Brown, or any failure by any three of the aforementioned Persons to provide active and material participation in the Servicer’s daily activities including, but not limited to, general management, underwriting, and the credit approval process and credit monitoring activities, which no later than 60 days after the occurrence of any event specified above is not cured by the Servicer hiring a reputable, experienced individual reasonably satisfactory to the Administrative Agent to replace the Person who is no longer actively participating in the management of the Servicer or which is not waived in writing by the Administrative Agent; provided that time relating to an individual’s vacation within the Servicer’s employee policy and customary industry standards shall not constitute lack of day-to-day management or failure to provide active and material participation in the Servicer’s daily activities;

(q) any change in the control of the Servicer that takes the form of either a merger or consolidation that does not comply with the provisions of Section 5.5(b); or

(r) a Termination Event of the type described in Section 10.1(b), (c), (g)(2), (g)(3), (h), (k), (m), (p) or (r) occurs; provided that a Termination Event pursuant to Section 10.1(p) shall be deemed not to have occurred for a period not to exceed 30 days pending the resolution of any lien being contested in good faith by the Borrower or the Originator, as applicable; or

(s) the Company or any majority-owned Affiliate thereof defaults beyond any applicable grace period in performing any obligation as servicer under any term loan or revolving credit facility (for the avoidance of doubt, excluding this Agreement except as expressly provided herein and any 144A or publicly registered CLOs) with any Lender or any Affiliate thereof which is majority-owned, directly or indirectly, by the ultimate parent of any Lender;

then, notwithstanding anything herein to the contrary, so long as any such Servicer Default shall not have been remedied within any applicable cure period prior to the date of delivery of a Servicer Termination Notice (defined below), the Administrative Agent, by written notice to the Servicer (with a copy to the Trustee) (a “Servicer Termination Notice”), may terminate all of the rights and obligations of the Servicer as Servicer under this Agreement.

Section 6.19. Appointment of Successor Servicer.

(a) On and after the receipt by the Servicer of a Servicer Termination Notice pursuant to Section 6.18, the Servicer shall continue to perform all servicing functions under this Agreement until the date specified in the Servicer Termination Notice or otherwise specified by the Administrative Agent in writing or, if no such date is specified in such Servicer Termination

Notice or otherwise specified by the Administrative Agent, until a date mutually agreed upon by the Servicer and the Administrative Agent and shall be entitled to receive, to the extent of funds available therefor pursuant to Section 2.10 or Section 2.11, as applicable, the Servicing Fee therefor until such date, together with all other amounts to be paid or reimbursed to them as Servicer which remain outstanding as of such date. The Administrative Agent shall as promptly as possible appoint a successor servicer (the “Successor Servicer”), and such Successor Servicer shall accept its appointment by a written assumption in a form acceptable to the Administrative Agent and each Lender. In the event that a Successor Servicer has not accepted its appointment at the time when the Servicer ceases to act as Servicer, the Administrative Agent shall petition a court of competent jurisdiction to appoint any established financial institution, having a net worth of not less than United States $50,000,000 and whose regular business includes the servicing of assets similar to the Collateral, as the Successor Servicer hereunder.

(b) Upon its appointment, the Successor Servicer shall be the successor in all respects to the Servicer with respect to servicing functions under this Agreement and shall be subject to all the responsibilities, duties and liabilities relating thereto placed on the Servicer by the terms and provisions hereof, and all references in this Agreement to the Servicer shall be deemed to refer to the Successor Servicer; provided that the Successor Servicer shall have (i) no liability with respect to any action performed by the terminated Servicer prior to the date that the Successor Servicer becomes the successor to the Servicer or any claim of a third party based on any alleged action or inaction of the terminated Servicer, (ii) no obligation to perform any advancing obligations, if any, of the Servicer unless it elects to in its sole discretion, (iii) no obligation to pay any taxes required to be paid by the Servicer (provided that the Successor Servicer shall pay any income taxes for which it is liable), (iv) no obligation to pay any of the fees and expenses of any other party to the transactions contemplated hereby, and (v) no liability or obligation with respect to any Servicer indemnification obligations of any prior Servicer, including the original Servicer. The indemnification obligations of the Successor Servicer, upon becoming a Successor Servicer, are expressly limited to those arising on account of its failure to act in good faith and with reasonable care under the circumstances. In addition, the Successor Servicer shall have no liability relating to the representations and warranties of the Servicer contained in Article IV.

(c) All authority and power granted to the Servicer under this Agreement shall automatically cease and terminate upon termination of this Agreement and shall pass to and be vested in the Borrower and, without limitation, the Borrower is hereby authorized and empowered to execute and deliver, on behalf of the Servicer, as attorney-in-fact or otherwise, all documents and other instruments, and to do and accomplish all other acts or things necessary or appropriate to effect the purposes of such transfer of servicing rights. The Servicer agrees to cooperate with the Borrower in effecting the termination of the responsibilities and rights of the Servicer to conduct servicing of the Collateral.

(d) As compensation, any Successor Servicer (including, without limitation, the Administrative Agent) so appointed shall be entitled to receive the Servicing Fee, together with any other servicing compensation in the form of assumption fees, late payment charges or otherwise as provided herein that accrued prior thereto.

(e) Notwithstanding anything contained in this Agreement to the contrary, a Successor Servicer if appointed as the Servicer, is authorized to accept and rely on all of the accounting, records (including computer records) and work of the prior Servicer relating to the Loans (collectively, the “Predecessor Servicer Work Product”) without any audit or other examination thereof, and such Successor Servicer shall have no duty, responsibility, obligation or liability for the acts and omissions of the prior Servicer. If any error, inaccuracy, omission or incorrect or non-standard practice or procedure (collectively, “Errors”) exist in any Predecessor Servicer Work Product and such Errors make it materially more difficult to service or should cause or materially contribute to the Successor Servicer making or continuing any Errors (collectively, “Continued Errors”), such Successor Servicer shall have no duty, responsibility, obligation or liability for such Continued Errors; provided that such Successor Servicer agrees to use its best efforts to prevent further Continued Errors. In the event that the Successor Servicer becomes aware of Errors or Continued Errors, it shall, with the prior consent of the Administrative Agent, reconstruct and reconcile such data as is commercially reasonable to correct such Errors and Continued Errors and to prevent future Continued Errors. Such Successor Servicer shall be entitled to recover its costs thereby expended in accordance with Section 2.10 or Section 2.11, as applicable.

(f) In connection with the transfer of servicing, the Servicer agrees to cooperate and use its best efforts in effecting the transition of the responsibilities and rights of servicing of the Loans, including, without limitation, the transfer to the Successor Servicer for the administration by it of all cash amounts that shall at the time be held by Servicer for deposit, or have been deposited by the Servicer, or thereafter received with respect to the Loans and the delivery to the Successor Servicer in an orderly and timely fashion of all files and records with respect to the Loans and a computer tape in readable form containing all information necessary to enable the Successor Servicer to service the Loans. In addition, the Servicer agrees to cooperate and use its best efforts in providing at its expense to the Successor Servicer, reasonable access (including at the premises of the Servicer) to Servicer’s employees, and any and all of the books, records (in electronic or other form) or other information reasonably requested by it to enable the Successor Servicer, to assume the servicing functions hereunder.

ARTICLE VII.

[RESERVED]

ARTICLE VIII.

THE TRUSTEE

Section 8.1. Designation of Trustee.

(a) Initial Trustee. The role of Trustee hereunder and under the other Transaction Documents to which the Trustee is a party shall be conducted by the Person designated as Trustee hereunder from time to time in accordance with this Section 8.1. Until the Administrative Agent shall give to US Bank a Trustee Termination Notice and the provisions of Section 8.5 have been satisfied, US Bank is hereby designated as, and hereby agrees to perform the duties and obligations of, Trustee pursuant to the terms hereof and of the other Transaction Documents to which it, as Trustee, is a party.

(b) Successor Trustee. Upon the Trustee’s receipt of a Trustee Termination Notice from the Administrative Agent of the designation and acceptance of appointment of a successor Trustee pursuant to the provisions of Section 8.5, the Trustee agrees that it will terminate its activities as Trustee hereunder.

(c) Secured Party. The Administrative Agent and the Lenders hereby appoint US Bank, in its capacity as Trustee, as their trustee for purposes of perfection of a security interest in the Collateral. US Bank, in its capacity as Trustee, hereby accepts such appointment and agrees to perform the duties set forth in Section 8.2(b) and (c).

Section 8.2. Duties of Trustee.

(a) Appointment. The Borrower and the Administrative Agent each hereby appoints US Bank to act as Trustee for the benefit of the Secured Parties. The Trustee hereby accepts such appointment and agrees to perform the duties and obligations with respect thereto set forth herein and in the other Transaction Documents to which it, as Trustee, is a party.

(b) Duties. Until its removal pursuant to Section 8.5, the Trustee shall perform on behalf of the Administrative Agent and the Secured Parties the following duties and obligations:

(i) The Trustee, as custodian hereunder, shall take and retain custody of the Required Loan Documents delivered by the Borrower pursuant to Sections 3.2 and 3.3 hereof in accordance with the terms and conditions of this Agreement, all for the benefit of the Secured Parties. Within five Business Days of its receipt (excluding, for the avoidance of doubt, any Required Loan Documents in the custody of the Trustee as of the Closing Date) of any Required Loan Documents, the Trustee shall review the related Required Loan Documents (as identified on the related Loan Checklist) to confirm that (A) such documents have been properly executed and have no missing or mutilated pages, (B) as identified on the Loan Checklist, there is evidence in the file that UCC and other filings (required by the Required Loan Documents) have been made, (C) if listed on the Loan Checklist, an Insurance Policy exists with respect to any real or personal property constituting the Related Property, and (D) the original principal balance of such Loan, Loan number and Obligor name with respect to such Loan is referenced on the related electronic file delivered with such loan documents as specified below and is not a duplicate Loan (such items (A) through (D) collectively, the “Review Criteria”). In order to facilitate the foregoing review by the Trustee, in connection with each delivery of Required Loan Documents hereunder to the Trustee, the Servicer shall provide to the Trustee an electronic file (in EXCEL or a comparable format) that contains the related Loan Checklist or that otherwise contains the Loan identification number, the original principal balance of such Loan and the name of the Obligor with respect to each related Loan. If, at the conclusion of such review, the Trustee shall determine that (i) the original principal balance of each Loan for which it has received Required Loan Documents is less than as set forth on the electronic file, the Trustee shall immediately notify the Administrative Agent and the Servicer of such discrepancy, and (ii) any Review Criteria are not satisfied, the Trustee shall within one Business Day notify the Servicer of such determination and provide the Servicer with a list of the non-complying Loans and the applicable Review Criteria that they fail to satisfy. The Servicer shall have five Business Days to correct any non-compliance with any Review Criteria. In addition, if the Servicer does not cure any such non-compliance, it shall provide a written request to the Trustee (such request subject to the approval of the Administrative Agent) for the return by the Trustee to the Borrower of any Loan which fails to satisfy any Review Criteria. Other than the foregoing, the Trustee shall not have any responsibility for reviewing any Required Loan Documents.

(ii) In taking and retaining custody of the Required Loan Documents, the Trustee shall be deemed to be acting as the agent of the Administrative Agent and the Secured Parties; provided that the Trustee makes no representations as to the existence, perfection or priority of any Lien on the Required Loan Documents or the instruments therein; and provided further that the Trustee’s duties as agent shall be limited to those expressly contemplated herein.

(iii) All Required Loan Documents shall be kept in fire resistant vaults, rooms or cabinets at the locations specified on Schedule III attached hereto, or at such other office as shall be specified to the Administrative Agent and the Servicer by the Trustee in a written notice delivered at least 45 days prior to such change. All Required Loan Documents shall be placed together with an appropriate identifying label and maintained in such a manner so as to permit retrieval and access. All Required Loan Documents shall be clearly segregated from any other documents or instruments maintained by the Trustee.

(iv) On each Reporting Date, the Trustee shall provide a written report to the Administrative Agent and the Servicer (in a form acceptable to the Administrative Agent) identifying each Loan for which it holds Required Loan Documents, the non-complying Loans and the applicable Review Criteria that any non-complying Loan fails to satisfy.

(v) Prior to acquiring a Loan, the Borrower or the Servicer will provide the Trustee with a Trade Ticket, together with the proposed form of Borrowing Notice to be used in connection therewith.

(vi) Not later than 12:00 noon four Business Days following the related Determination Date, the Servicer shall provide to the Administrative Agent and the Trustee via e-mail certain asset level information, which shall include but not be limited to the following information: (x) for each Loan, the name and number of the related Obligor, the collection status, the loan status, the date of each Scheduled Payment, as applicable, and the OLB, (y) the Borrowing Base and (z) the Adjusted Borrowing Value and such other items as may reasonably be expected in connection with the transactions contemplated by this Agreement.

(vii) Promptly after receipt thereof, the Trustee shall provide to the Servicer a copy of all written notices and communications identified as being sent to it in connection with the Collateral held hereunder which it receives from the related Obligor or any other Person. In no instance shall the Trustee be under any duty or obligation to take any action on behalf of the Servicer (or Borrower) in respect of the exercise of any voting or consent rights, or similar actions, unless it receives specific written instructions from the Servicer (prior to the occurrence of a Termination Event) or the Administrative Agent (after the occurrence of a Termination Event) in which event the Trustee shall vote, consent or take such other action in accordance with such instructions.

(viii) In performing its duties, the Trustee shall use the same degree of care and attention as it employs with respect to similar collateral that it holds as Trustee for others.

(c) Additional Duties. Until its removal pursuant to Section 8.5 (after which the successor Trustee shall perform the duties of the Trustee hereunder), the Trustee shall perform, on behalf of the Borrower and the Servicer, the following duties and obligations:

(i) No later than 11:00 a.m. on each Business Day, the Trustee shall deliver to the Servicer either via e-mail or via the Trustee’s Internet website a daily “cash availability report” which will detail all cash receipts with respect to the Loans received as of the close of business of the prior Business Day, identifying which portion thereof constitutes Interest Collections, which portion thereof constitutes Principal Collections and any other amounts received not classified as either Interest Collections or Principal Collections. No later than the close of business on the Business Day the Servicer receives such a daily cash availability report, the Servicer shall review the same and identify any discrepancies between the cash receipts shown on the Trustee’s daily cash availability report and the cash receipts relating to the Loans shown on the WSO System. Thereafter the Trustee and the Servicer will cooperate to promptly resolve any discrepancies.

(ii) The Trustee shall provide a list of all Required Loan Documents held in custody by the Trustee pursuant to this Agreement to the Administrative Agent on at least a monthly basis, either via e-mail or via the Trustee’s Internet website.

(iii) The Trustee shall maintain all necessary or appropriate records, operating procedures and systems with respect to its express duties under this Agreement and shall provide with reasonable promptness such additional reports and information (which information is reasonably available to the Trustee) as may be reasonably requested from time to time by the Servicer.

(iv) The Trustee shall make payments pursuant to the terms of the Servicing Report in accordance with Section 2.10 and Section 2.11 (the “Payment Duties”).

(d) (i) Each of the Administrative Agent, each Lender and each Secured Party further authorizes the Trustee to take such action as Trustee hereunder and to exercise such powers under this Agreement and the other Transaction Documents as are delegated to the Trustee by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. In furtherance, and without limiting the generality of the foregoing, each Secured Party hereby appoints the Trustee (acting at the direction of the Administrative Agent) as its agent to execute and deliver all further instruments and documents, and take all further action that the Administrative Agent deems necessary in order to perfect, protect or more fully evidence the security interests granted by the Borrower hereunder, or to enable any of them to exercise or enforce any of their respective rights hereunder, including, without limitation, the execution by the Trustee as secured party/assignee of such financing or continuation statements, or amendments thereto or assignments thereof, relative to all or any of the Loans now existing or hereafter arising, and such other instruments or notices, as may be necessary or appropriate for the purposes stated hereinabove. Nothing in this Section 8.2(d)(i) shall be deemed to relieve the Servicer or Borrower of its obligation to protect the interest of the Trustee (for the benefit of the Secured Parties) in the Collateral, including to file financing and continuation statements in respect of the Collateral in accordance with Section 5.4(e) or to require the Administrative Agent or the Trustee to assume any of the obligations of the Servicer or the Borrower.

(ii) The Administrative Agent may direct the Trustee to take any such incidental action hereunder. With respect to other actions which are incidental to the actions specifically delegated to the Trustee hereunder, the Trustee shall not be required to take any such incidental action hereunder, but shall be required to act or to refrain from acting (and shall be fully protected in acting or refraining from acting) upon the direction of the Administrative Agent; provided that the Trustee shall not be required to take any action hereunder if the taking of such action, in the reasonable determination of the Trustee, (x) shall be in violation of any Applicable Law or contrary to any provisions of this Agreement or (y) shall expose the Trustee to liability hereunder or otherwise (unless it has received an indemnity reasonably satisfactory to it with respect thereto). In the event the Trustee requests the consent of the Administrative Agent and the Trustee does not receive a response (either consenting or declining to consent) from the Administrative Agent within 10 Business Days of its receipt of such request, then the Administrative Agent shall be deemed to have declined to consent to the relevant action.

(iii) Except as expressly provided herein, the Trustee shall not be under any duty or obligation to take any affirmative action to exercise or enforce any power, right or remedy available to it under this Agreement or any of the Required Loan Documents (x) unless and until expressly so directed by the Administrative Agent or (y) prior to the occurrence of the Termination Date pursuant to clause (d) of the definition of “Termination Date” (and upon such occurrence, the Trustee shall act in accordance with the written instructions of the Administrative Agent pursuant to clause (x)). The Trustee shall not be liable for any action taken, suffered or omitted by it in accordance with the request or direction of any Secured Party, to the extent that this Agreement provides such Secured Party has the right to so direct the Trustee, or the Administrative Agent. The Trustee shall not be deemed to have notice or knowledge of any matter hereunder, including a Termination Event, unless a Responsible Officer of the Trustee has knowledge of such matter or written notice thereof is received by the Trustee.

Section 8.3. Merger or Consolidation.

Any Person (i) into which the Trustee may be merged or consolidated, (ii) that may result from any merger or consolidation to which the Trustee shall be a party, or (iii) that may succeed to the properties and assets of the Trustee substantially as a whole, which Person in any of the foregoing cases executes an agreement of assumption to perform every obligation of the Trustee hereunder, shall be the successor to the Trustee under this Agreement without further act of any of the parties to this Agreement.

Section 8.4. Trustee Compensation.

As compensation for its Trustee activities hereunder, the Trustee shall be entitled to a fee (the “Trustee Fee”) from the Servicer in accordance with the Trustee Fee Letter. To the extent that such Trustee Fee is not paid by the initial Servicer, the Trustee shall be entitled to receive the unpaid balance of its Trustee Fee to the extent of funds available therefor pursuant to the provision of Section 2.10 or Section 2.11, as applicable. The Trustee’s entitlement to receive the Trustee Fee shall cease on the earlier to occur of: (i) its removal as Trustee pursuant to Section 8.5 or (ii) the termination of this Agreement.

Section 8.5. Trustee Removal.

The Trustee may be removed, with or without cause, by the Administrative Agent by notice given in writing to the Trustee (the “Trustee Termination Notice”); provided that, notwithstanding its receipt of a Trustee Termination Notice, the Trustee shall continue to act in such capacity until a successor Trustee has been appointed (with, so long as a Termination Event has not occurred and is not continuing, the consent of the Borrower, such consent not to be unreasonably withheld), has agreed to act as Trustee hereunder, has made the representations and warranties contained in Section 4.4, and has received all Required Loan Documents held by the previous Trustee.

Section 8.6. Limitation on Liability.

(a) The Trustee undertakes to perform only such duties and obligations as are specifically set forth in this Agreement, it being expressly understood by all parties hereto that there are no implied duties or obligations of the Trustee hereunder. Without limiting the generality of the foregoing, the Trustee, except as expressly set forth herein, shall have no obligation to supervise, verify, monitor or administer the performance of the Servicer or the Borrower. The Trustee may act through its agents, nominees, attorneys and custodians (each selected with due care) in performing any of its duties and obligations under this Agreement, it being understood by the parties hereto that the Trustee will be responsible for any misconduct or negligence on the part of such agents, attorneys or custodians acting on the routine and ordinary day-to-day operations for and on behalf of the Trustee. Neither the Trustee nor any of its officers, directors, employees or agents shall be liable, directly or indirectly, for any damages or expenses arising out of the services performed under this Agreement other than damages or expenses that result from the gross negligence or willful misconduct of it or them or the failure to perform materially in accordance with this Agreement. It being understood that no action taken in accordance with the directions of the Administrative Agent shall be deemed to constitute gross negligence or willful misconduct.

(b) The Trustee shall not be liable for any obligation of the Servicer or the Borrower contained in this Agreement or for any errors of the Servicer or the Borrower contained in any computer tape, certificate or other data or document delivered to the Trustee hereunder or on which the Trustee must rely in order to perform its obligations hereunder, and the Secured Parties, the Administrative Agent and the Trustee each agree to look only to the Servicer to perform such obligations. The Trustee shall have no responsibility and shall not be in default hereunder or incur any liability for any failure, error, malfunction or any delay in carrying out any of its duties under this Agreement if such failure or delay results from the Trustee acting in accordance with information prepared or provided by a Person other than the Trustee or the failure of any such other Person to prepare or provide such information. The Trustee shall have no responsibility, shall not be in default and shall incur no liability for (i) any act or failure to act of any third party, including the Servicer, (ii) any inaccuracy or omission in a notice or communication received by the Trustee from any third party, (iii) the invalidity or unenforceability of any Collateral under Applicable Law, (iv) the breach or inaccuracy of any representation or warranty made with respect to any Collateral, or (v) the acts or omissions of any successor Trustee.

(c) The Trustee may conclusively rely on and shall be fully protected in acting upon any certificate (including any Officer’s Certificate of the Servicer or the Borrower), instrument, opinion, notice, letter, telegram or other document delivered to it and that in good faith it reasonably believes to be genuine and that has been signed by the proper party or parties. The Trustee may rely conclusively on and shall be fully protected in acting upon (i) the written instructions of any designated officer of the Administrative Agent or (ii) the verbal instructions of the Administrative Agent. The Trustee shall not be liable for any action taken by it in good faith and reasonably believed by it to be within the discretion or powers conferred upon it, or taken by it pursuant to any direction or instruction by which it is governed hereunder, or omitted to be taken by it by reason of the lack of direction or instruction required hereby for such action.

(d) The Trustee may consult counsel satisfactory to it and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

(e) The Trustee shall not be liable for any error of judgment, or for any act done or step taken or omitted by it, in good faith, or for any mistakes of fact or law, or for anything that it may do or refrain from doing in connection herewith except in the case of its willful misconduct or grossly negligent performance or omission of its duties and in the case of the negligent performance of its Payment Duties and in the case of its negligent performance of its duties in taking and retaining custody of the Required Loan Documents.

(f) The Trustee makes no warranty or representation and shall have no responsibility (except as expressly set forth in this Agreement) as to the content, enforceability, completeness, validity, sufficiency, value, genuineness, ownership or transferability of the Collateral, and will not be required to and will not make any representations as to the validity or value (except as expressly set forth in this Agreement) of any of the Collateral. The Trustee shall not be responsible for or have any duty to ascertain or inquire into the satisfaction of any condition precedent set forth in Sections 3.1, 3.2 or 3.3 of elsewhere herein. The Trustee shall not be obligated to take any legal action hereunder that might in its judgment involve any expense or liability unless it has been furnished with an indemnity reasonably satisfactory to it.

(g) The Trustee shall have no duties or responsibilities except such duties and responsibilities as are specifically set forth in this Agreement and no covenants or obligations shall be implied in this Agreement against the Trustee. Except as expressly provided for herein, the Trustee shall have no duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates, that is communicated or obtained by the Responsible Officer of the Trustee.

(h) The Trustee shall not be required to expend or risk its own funds in the performance of its duties hereunder.

(i) It is expressly agreed and acknowledged that the Trustee is not guaranteeing performance of or assuming any liability for the obligations of the other parties hereto or any parties to the Collateral.

(j) In case any reasonable question arises as to its duties hereunder, the Trustee may, prior to the occurrence of a Termination Event or the Termination Date, request instructions from the Servicer and may, after the occurrence of a Termination Event or the Termination Date, request instructions from the Administrative Agent, and shall be entitled at all times to refrain from taking any action unless it has received instructions from the Servicer or the Administrative Agent, as applicable, except where it would be grossly negligent to do so. The Trustee shall in all events have no liability, risk or cost for any action taken pursuant to and in compliance with the instruction of the Administrative Agent. In no event shall the Trustee be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(k) The Trustee shall not be liable for failing to perform or delay in performing its specified duties hereunder which results from or is caused by a failure or delay on the part of the Borrower or the Servicer or another Person in furnishing necessary, timely and accurate information to the Trustee.

(l) The Trustee shall be without liability to the Borrower, Servicer or any Secured Party for any damage or loss resulting from or caused by events or circumstances beyond the Trustee’s reasonable control including nationalization, expropriation, currency restrictions, the interruption, disruption or suspension by any Governmental Authority of any securities market, power, mechanical, communications or other technological failures or interruptions, computer viruses or the like, fires, floods, earthquakes or other natural disasters, civil and military disturbance, acts of war or terrorism, riots, revolution, acts of God, work stoppages, strikes, national disasters of any kind, or other similar events or acts; errors by the Servicer or any Secured Party in its instructions to the Trustee; or changes in applicable law, regulation or orders.

Section 8.7. The Trustee Not to Resign.

The Trustee shall not resign from the obligations and duties hereby imposed on it except upon the Trustee’s determination that (i) the performance of its duties hereunder is or becomes impermissible under Applicable Law and (ii) there is no reasonable action that the Trustee could take to make the performance of its duties hereunder permissible under Applicable Law. Any such determination permitting the resignation of the Trustee shall be evidenced as to clause (i) above by an Opinion of Counsel to such effect delivered to the Administrative Agent and each Lender. No such resignation shall become effective until a successor Trustee (which successor Trustee, so long as a Termination Event has not occurred and is not continuing, shall be reasonably acceptable to Borrower) shall have assumed the responsibilities and obligations of the Trustee hereunder and has made the representations and warranties contained in Section 4.4.

Section 8.8. Release of Documents.

(a) Release for Servicing. From time to time and as appropriate for the enforcement or servicing of any of the Collateral, the Trustee is hereby authorized (unless and until such authorization is revoked by the Administrative Agent), upon written receipt from the Servicer of a request for release of documents and receipt in the form annexed hereto as Exhibit H, to release to the Servicer the related Required Loan Documents or the documents set forth in such request and receipt to the Servicer. All documents so released to the Servicer shall be held by the Servicer in trust for the Trustee for the benefit of the Secured Parties in accordance with the terms of this Agreement. The Servicer shall return to the Trustee the Required Loan Documents or other such documents (i) immediately upon the request of the Administrative Agent, or (ii) when the Servicer’s need therefor in connection with such foreclosure or servicing no longer exists, unless the Loan shall be liquidated, in which case, upon receipt of an additional request for release of documents and receipt certifying such liquidation from the Servicer to the Trustee in the form annexed hereto as Exhibit H, the Servicer’s request and receipt submitted pursuant to the first sentence of this subsection shall be released by the Trustee to the Servicer.

(b) Limitation on Release. The foregoing provision respecting release to the Servicer of the Required Loan Documents and documents by the Trustee upon request by the Servicer shall be operative only to the extent that at any time the Trustee shall not have released to the Servicer active Required Loan Documents (including those requested) pertaining to more than 15 Loans at the time being serviced by the Servicer under this Agreement. Any additional Required Loan Documents or documents requested to be released by the Servicer may be released only upon written authorization of the Administrative Agent (other than with respect to the release of Required Loan Documents in connection with Sections 2.19, 2.20 and 2.21). The limitations of this paragraph shall not apply to the release of Required Loan Documents to the Servicer pursuant to the immediately succeeding subsection.

(c) Release for Payment. Upon receipt by the Trustee of the Servicer’s request for release of documents and receipt in the form annexed hereto as Exhibit H (which certification shall include a statement to the effect that all amounts received in connection with such payment or repurchase have been credited to the Collection Account as provided in this Agreement), the Trustee shall promptly release the related Required Loan Documents to the Servicer.

Section 8.9. Return of Required Loan Documents.

The Borrower may, with the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld and which consent shall not be required in connection with the release of Required Loan Documents as specified in Section 2.23), require that the Trustee return each Required Loan Document (a) delivered to the Trustee in error, (b) as to which the lien on the Related Property has been released pursuant to Section 9.2, or (c) that is required to be redelivered to the Borrower in connection with the termination of this Agreement, in each case by submitting to the Trustee and the Administrative Agent a written request in the form of Exhibit H hereto (signed by both the Borrower and the Administrative Agent (provided that the signature of the Administrative Agent shall not be required in connection with the release of Required Loan Documents as specified in Section 2.23)) specifying the Collateral to be so returned and reciting that the conditions to such release have been met (and specifying the Section or Sections of this Agreement being relied upon for such release). The Trustee shall upon its receipt of each such request for return executed by the Borrower and the Administrative Agent (when required to be signed by the Administrative Agent) promptly, but in any event within five Business Days, return the Required Loan Documents so requested to the Borrower.

Section 8.10. Access to Certain Documentation and Information Regarding the Collateral; Audits.

The Trustee shall provide to the Administrative Agent and each Lender access to the Required Loan Documents and all other documentation regarding the Collateral including in such cases where the Administrative Agent and each Lender is required in connection with the enforcement of the rights or interests of the Secured Parties, or by applicable statutes or regulations, to review such documentation, such access being afforded without charge but only (i) upon two Business Days prior written request, (ii) during normal business hours and (iii) subject to the Servicer’s and Trustee’s normal security and confidentiality procedures. Prior to the Closing Date and periodically thereafter at the discretion of the Administrative Agent and each Lender, the Administrative Agent and each Lender may review the Servicer’s collection and administration of the Collateral in order to assess compliance by the Servicer with the Credit and Collection Policy and the Servicing Standard, as well as with this Agreement and may conduct an audit of the Collateral and Required Loan Documents in conjunction with such a review. Such review shall be reasonable in scope and shall be completed in a reasonable period of time. Prior to the occurrence of a Termination Event or an Unmatured Termination Event, the Servicer shall be required to bear the expense of no more than two such reviews within any 12-month period and any additional reviews shall be at the expense of the Administrative Agent and each Lender. On and after the occurrence of a Termination Event or an Unmatured Termination Event, the Servicer shall be required to bear the expense of all such reviews. Without limiting the foregoing provisions of this Section 8.10, from time to time on request of the Administrative Agent, the Trustee shall permit certified public accountants or other auditors acceptable to the Administrative Agent to conduct, at the Servicer’s expense, a review of the Required Loan Documents and all other documentation regarding the Collateral.

ARTICLE IX.

SECURITY INTEREST

Section 9.1. Grant of Security Interest.

(a) The Borrower hereby Grants to the Trustee, for the benefit of the Secured Parties, a lien and continuing security interest in all of the Borrower’s right, title and interest in, to and under (but none of the obligations under) all Collateral (including any Hedging Agreements), whether now existing or hereafter arising or acquired by the Borrower, and wherever the same may be located, to secure the prompt, complete and indefeasible payment and performance in full when due, whether by lapse of time, acceleration or otherwise, of the Aggregate Unpaids of the Borrower arising in connection with this Agreement and each other Transaction Document, whether now or hereafter existing, due or to become due, direct or indirect, or absolute or contingent, including, without limitation, all Aggregate Unpaids. The Trustee acknowledges such Grant, accepts the trust hereunder in accordance with the provisions hereof and agrees to hold the Collateral in trust as provided herein. The Grant of a security interest under this Section 9.1 does not constitute and is not intended to result in a creation or an assumption by the Trustee, the Administrative Agent, the Lenders, any Hedge Counterparty or any of the Secured Parties of any obligation of the Borrower or any other Person in connection with any or all of the Collateral or under any agreement or instrument relating thereto. Anything herein to the contrary notwithstanding, (a) the Borrower shall remain liable under the Collateral to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by the Trustee, on behalf of the Secured Parties, of any of its rights in the Collateral shall not release the Borrower from any of its duties or obligations under the Collateral, and (c) none of the Administrative Agent, the Lenders, any Hedge Counterparty or any Secured Party shall have any obligations or liability under the Collateral by reason of this Agreement, nor shall the Trustee, the Administrative Agent, the Lenders, any Hedge Counterparty or any Secured Party be obligated to perform any of the obligations or duties of the Borrower thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

(b) Each of the Borrower, the Trustee, the Administrative Agent and the Lenders, on behalf of the Secured Parties, hereby acknowledges and agrees that the security interest Granted hereby in the Collateral constitutes continuing collateral security for all of the obligations of the Borrower arising in connection with this Agreement and each other Transaction Document, whether now existing or hereafter arising.

(c) Each of the parties to this Agreement and each Hedge Counterparty (by its acceptance of the benefits hereof) hereby acknowledges and agrees as follows:

(i) Each of the Administrative Agent, each Lender and each other Secured Party hereby transfers and assigns to the Trustee, for the benefit of the Secured Parties, its entire right, title and interest in and to the Collateral to the extent previously sold, transferred, assigned or conveyed by sale, Grant of a security interest, or otherwise, to it on and after the Initial Closing Date to and including the date of this Agreement so that the Trustee, on behalf of the Secured Parties, shall have the benefit of a perfected security interest in the Collateral and the Hedge Collateral from and including the date such Collateral or Hedge Collateral, as applicable, first became Collateral or Hedge Collateral, as applicable, hereunder to but excluding the date of the release of any such Collateral or Hedge Collateral, as applicable, from the Lien of this Agreement in accordance with this Agreement.

(ii) The Administrative Agent hereby transfers and assigns to the Trustee its entire right, title and interest as Conduit Administrative Agent under the Intercreditor Agreement.

(iii) To the extent any Transaction Document, Transfer Document or Required Loan Document which refers to the Collateral and was delivered prior to the date of this Agreement refers to the “Collateral Administrator” or “Collateral Custodian” thereunder, such references are hereby deemed to refer to the Trustee hereunder for all purposes hereunder or thereunder.

Section 9.2. Release of Lien on Collateral.

At the same time as (i) any Collateral expires by its terms and all amounts in respect thereof have been paid in full by the related Obligor and deposited in the Collection Account, (ii) any Loan becomes a Prepaid Loan in full and all amounts in respect thereof have been paid in full by the related Obligor and deposited in the Collection Account, (iii) any Loan is repurchased, substituted, replaced or sold in accordance with Section 2.19, (iv) any Loan has been the subject of an Optional Sale pursuant to Section 2.20, (v) any Loan has been the subject of a Discretionary Sale pursuant to Section 2.21, or (vi) the earlier of (a) the termination of the Facility Amount in whole pursuant to Section 2.5(a) and (b) the Collection Date, the Trustee for the benefit of the Secured Parties will, to the extent requested by the Servicer, release its interest in such Collateral or contemporaneously release its interest in the Collateral as provided herein upon completion of such substitution or deposit of the required amounts into the Collection Account. In connection with any sale of such Related Property, the Trustee for the benefit of the Secured Parties will after the deposit of the Proceeds of such sale into the Collection Account, at the sole expense of the Servicer, execute and deliver to the Servicer any assignments, bills of sale, termination statements and any other releases and instruments as the Servicer may reasonably request in order to effect the release and transfer of such Related Property; provided that the Trustee for the benefit of the Secured Parties will make no representation or warranty, express or implied, with respect to any such Related Property in connection with such sale or transfer and assignment. Nothing in this section shall diminish the Servicer’s obligations pursuant to Section 6.6 with respect to the Proceeds of any such sale.

Section 9.3. Further Assurances.

The provisions of Section 13.12 shall apply to the security interest Granted under Section 9.1 as well as to the Advances hereunder.

Section 9.4. Remedies.

Upon the occurrence of a Termination Event, the Trustee, on behalf of the Secured Parties, shall have, with respect to the Collateral granted pursuant to Section 9.1, and in addition to all other rights and remedies available to the Trustee, the Administrative Agent and Secured Parties under this Agreement or other Applicable Law, all rights and remedies of a secured party upon default under the UCC, subject to the provisions of Section 10.2(c) and 10.2(d).

Section 9.5. Waiver of Certain Laws.

Each of the Borrower and the Servicer agrees, to the fullest extent that it may lawfully so agree, that neither it nor anyone claiming through or under it will set up, claim or seek to take advantage of any appraisement, valuation, stay, extension or redemption law now or hereafter in force in any locality where any Collateral may be situated in order to prevent, hinder or delay the enforcement or foreclosure of this Agreement, or the absolute sale of any of the Collateral or any part thereof, or the final and absolute putting into possession thereof, immediately after such sale, of the purchasers thereof, and each of the Borrower and the Servicer, for itself and all who may at any time claim through or under it, hereby waives, to the fullest extent that it may be lawful so to do, the benefit of all such laws, and any and all right to have any of the properties or assets constituting the Collateral marshaled upon any such sale, and agrees that the Trustee, on behalf of the Secured Parties, or any court having jurisdiction to foreclose the security interests granted in this Agreement may sell the Collateral as an entirety or in such parcels as the Trustee, on behalf of the Secured Parties, or such court may determine.

Section 9.6. Power of Attorney.

Each of the Borrower and the Servicer hereby irrevocably appoints the Trustee its true and lawful attorney (with full power of substitution) in its name, place and stead and at its expense, in connection with the enforcement of the rights and remedies provided for in this Agreement, including without limitation the following powers: (a) to give any necessary receipts or acquittance for amounts collected or received hereunder, (b) to make all necessary transfers of the Collateral in connection with any such sale or other disposition made pursuant hereto, (c) to execute and deliver for value all necessary or appropriate bills of sale, assignments and other instruments in connection with any such sale or other disposition, the Borrower and the Servicer hereby ratifying and confirming all that such attorney (or any substitute) shall lawfully do hereunder and pursuant hereto, and (d) to sign any agreements, orders or other documents in connection with or pursuant to any Transaction Document or Hedging Agreement. Nevertheless, if so requested by the Trustee, the Administrative Agent or a Lender, the Borrower shall ratify and confirm any such sale or other disposition by executing and delivering to the Trustee all proper bills of sale, assignments, releases and other instruments as may be designated in any such request.

ARTICLE X.

TERMINATION EVENTS

Section 10.1. Termination Events.

The following events shall be Termination Events (each, a “Termination Event”) hereunder:

(a) the Borrower or the Originator defaults in making any payment required to be made under an agreement for borrowed money to which it is a party in an aggregate principal amount in excess of $500,000 in the case of the Borrower and $5,000,000 in the case of the Originator and such default is not cured within the applicable cure period, if any, provided for under such agreement (it being understood that if amounts received from the Revolving Lenders are not sufficient to repay in full any Swingline Advance required to be refunded under Section 2.14 due to the existence of a Defaulting Lender hereunder, then the Borrower shall have twenty-two (22) days to repay such Swingline Advance as provided in Section 2.14(b)); or

(b) any failure on the part of the Borrower or the Originator duly to observe or perform in any material respect any other covenants or agreements of the Borrower or the Originator set forth in this Agreement or the other Transaction Documents to which the Borrower or the Originator is a party (it being understood, without limiting the generality of the foregoing, that any failure to meet any Concentration Limit or Collateral Quality Test is not a Termination Event) and the same continues unremedied for a period of thirty days (if such failure can be remedied) after the earlier to occur of (i) the date on which written notice of such failure requiring the same to be remedied shall have been given to the Borrower or the Originator by the Administrative Agent and (ii) the date on which the Borrower or the Originator acquires knowledge thereof; or

(c) the occurrence of an Insolvency Event relating to the Borrower or the Originator; or

(d) a Servicer Default (so long as NewStar Financial, Inc. is the Servicer) occurs and is continuing for a period of two (2) days after expiration of the applicable cure period, if any; or

(e) (1) the rendering of one or more final judgments, decrees or orders by a court or arbitrator of competent jurisdiction for the payment of money in excess individually or in the aggregate of $7,500,000, against the Originator, or $500,000 against the Borrower, and the Borrower or the Originator, as applicable, shall not have either (i) discharged or provided for the discharge of any such judgment, decree or order in accordance with its terms or (ii) perfected a timely appeal of such judgment, decree or order and caused the execution of same to be stayed during the pendency of the appeal or (2) the Originator or the Borrower shall have made payments of amounts by the Originator in excess of $5,000,000, or by the Borrower in excess of $500,000, in the settlement of any litigation, claim or dispute (excluding payments made from insurance proceeds); or

(f) the Borrower shall cease to be an Affiliate of the Originator or shall fail to qualify as a bankruptcy-remote entity based upon customary criteria such that reputable counsel of national standing could no longer render a substantive nonconsolidation opinion with respect thereto; or

(g) (1) any Transaction Document, or any lien or security interest granted thereunder, shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of the Borrower, the Originator, or the Servicer,

(2) the Borrower, the Originator or the Servicer shall, directly or indirectly, contest in any manner the effectiveness, validity, binding nature or enforceability of any Transaction Document or any lien or security interest thereunder, or

(3) any security interest securing any obligation under any Transaction Document shall, in whole or in part, cease to be a perfected first priority security interest except as otherwise expressly permitted to be released in accordance with the applicable Transaction Document; or

(h) the Borrower engages in any activities other than those related to the Transaction Documents and the Collateral; or

(i) a Borrowing Base Deficiency exists and the same continues unremedied for three Business Days (provided that if such Borrowing Base Deficiency is solely the result of a decrease in the Assigned Value of a Loan by the Administrative Agent pursuant to clause (b) or clause (c) of the definition of Assigned Value, the applicable cure period shall be 10 Business Days); or

(j) an “Event of Default” which has resulted in an acceleration occurs under and as defined in the Note Purchase Agreement, dated as of January 25, 2011, among NewStar Equipment Finance I, LLC, as the borrower, NewStar Financial, Inc., as the servicer and the originator, Wells Fargo Bank, National Association, as the lender, the trustee and the backup servicer, and Wells Fargo Securities, LLC, as the deal agent, as amended from time to time; or

(k) (i) failure of the Borrower to maintain at least one Independent Manager (it being understood that the Borrower shall not be in violation of the requirement to have at least one Independent Manager after the earlier of an Independent Manager resigning or becoming deceased so long as a new Independent Manager is appointed within 30 days after the Borrower has actual knowledge or receives written notice thereof), (ii) the removal of any Independent Manager of the Borrower without “cause” (as such term is defined in the organizational document of the Borrower) or without giving prior written notice to the Administrative Agent, each as required in the organizational documents of the Borrower or (iii) an Independent Manager of the Borrower which is not provided by a nationally recognized service reasonably acceptable to the Administrative Agent shall be appointed without the consent of the Administrative Agent; or

(l) failure to pay all Aggregate Unpaids in full on the Termination Date; or

(m) failure on the part of the Borrower or Originator to make any payment or deposit (including, without limitation, with respect to bifurcation and remittance of Collections or any other payment or deposit required to be made hereunder, including, without limitation, to any Secured Party, Affected Party or Indemnified Party) required by the terms of any Transaction Document on the day such payment or deposit is required to be made and the same continues unremedied for two Business Days; or

(n) the Borrower shall become required to register as an “investment company” within the meaning of the 1940 Act or the arrangements contemplated by the Transaction Documents shall require registration as an “investment company” within the meaning of the 1940 Act; or

(o) there shall exist any event or occurrence of which any Responsible Officer of the Borrower shall have notice or knowledge, that has caused a Material Adverse Effect; or

(p) the Internal Revenue Service shall file notice of a lien pursuant to Section 6323 of the Code with regard to any assets of the Borrower or the Originator and such lien shall not have been released within five Business Days, or the Pension Benefit Guaranty Corporation shall file notice of a lien pursuant to Section 4068 of ERISA with regard to any of the assets of the Borrower or the Originator and such lien shall not have been released within five Business Days; or

(q) any Change-in-Control shall occur; or

(r) any representation, warranty or certification made by the Borrower or the Originator in any Transaction Document or in any certificate delivered pursuant to any Transaction Document shall prove to have been incorrect when made, which has a Material Adverse Effect on the Secured Parties and which continues to be unremedied for a period of 30 days after the earlier to occur of (i) the date on which written notice of such incorrectness requiring the same to be remedied shall have been given to the Borrower or the Originator by the Administrative Agent and (ii) the date on which a Responsible Officer of the Borrower or the Originator acquires knowledge thereof.

Section 10.2. Remedies.

(a) Upon the occurrence of a Termination Event (other than a Termination Event described in Section 10.1(c)), the Administrative Agent or a Supermajority of the Lenders, by notice to the Borrower (with a copy to the Trustee), may declare the Termination Date to have occurred and the Termination Period to have commenced.

(b) Upon the occurrence of a Termination Event described in Section 10.1(c), the Termination Date shall occur immediately and the Termination Period shall commence automatically.

(c) Subject to Section 10.2(i), upon the occurrence of any Termination Event described in Section 10.1, no further Advances will be made, and the Trustee, on behalf of the Secured Parties and at the direction of the Administrative Agent, shall have, in addition to all of the rights and remedies under this Agreement or otherwise, all other rights and remedies provided under the UCC of each applicable jurisdiction and other Applicable Laws, in each case subject to clause (ii) of this Section 10.2(c), and Sections 10.2(d) through (h), which rights shall be cumulative. Without limiting the generality of the foregoing sentence, the Trustee (at the direction of the Administrative Agent) or the Administrative Agent may (i) require the Borrower and Servicer to, and the Borrower and Servicer hereby agree that they will at the Servicer’s expense and upon request of the Trustee or the Administrative Agent, forthwith assemble all or any part of the Collateral as directed by the Trustee or the Administrative Agent and make the same available to the Trustee or the Administrative Agent at a place to be designated by the Trustee or the Administrative Agent and (ii) sell the Collateral or any part thereof in one or more parcels at a public or private sale subject to the requirements set forth in Sections 10.2(d) through (h). Neither the Administrative Agent nor the Trustee (acting as directed by the Administrative Agent) shall market, hold discussions with or otherwise prepare or make arrangements for the sale of any part of the Collateral prior to sending the notice specified in Section 10.2(d). Notwithstanding anything to the contrary set forth herein, the Administrative Agent will not cause or direct the sale of any Loans or other Collateral on and after the declaration or occurrence of the Termination Date unless either (i) the Administrative Agent determines in its sole discretion that the anticipated proceeds of a sale or liquidation of all or any portion of the Collateral (after deducting the reasonable expenses of such sale or liquidation) would be sufficient to discharge in full the Aggregate Unpaids (or in the case of a sale of less than all of the Collateral, an amount sufficient to discharge the amount of the Aggregate Unpaids attributable to such portion of the Collateral) or (ii) the Supermajority Lenders direct such sale and liquidation.

(d) The Trustee or the Administrative Agent shall provide at least 30 Business Days’ prior notice to the Borrower and the Servicer of its intention to sell any Collateral (a “Notice of Intended Sale”), but no such Notice of Intended Sale shall be valid if given prior to the occurrence or declaration of a Termination Event. During such 30 Business Day period, the Administrative Agent shall use its commercially reasonable efforts to obtain Eligible Bids with respect to the Collateral, subject to the Notice of Intended Sale. The delivery of a Notice of Intended Sale shall not obligate or otherwise commit the Trustee or the Administrative Agent to sell any Collateral.

(e) If the Trustee (acting as directed by the Administrative Agent) or the Administrative Agent proposes to sell the Collateral or any part thereof in one or more parcels at a public or private sale, at the request of the Trustee or the Administrative Agent, as applicable, the Borrower and the Servicer shall make available to each prospective bidder, on a timely basis, all reasonable information relating to the Collateral subject to sale, including, without limitation, copies of any disclosure documents, contracts, financial statements of the applicable Obligors, covenant certificates and any other materials reasonably requested by the Administrative Agent or such bidders; provided that neither the Borrower nor the Servicer shall be required to disclose any information which it is required by law or contract to keep confidential.

(f) At any time after the Borrower has received notice of a Termination Date from the Administrative Agent and before the Collateral has been sold, the Borrower may pay to the Trustee an amount equal to the Aggregate Unpaids, and, once such payment is applied by the Trustee to reduce Aggregate Unpaids to $0, the Collection Date shall have occurred.

(g) (i) If the Trustee (acting as directed by the Administrative Agent) or the Administrative Agent elects to sell the Collateral in whole, but not in part, at a public or private sale, the Borrower may exercise its right of first refusal to repurchase the Collateral, in whole but not in part, prior to such sale at a purchase price that is not less than the amount of Aggregate Unpaids as of the date of such proposed sale. The Borrower’s right of first refusal shall terminate not later than 4:00 p.m. on the Business Day following the Business Day on which the Borrower receives notice of the Trustee’s or the Administrative Agent’s election to sell such Collateral, such notice to attach copies of all Eligible Bids received by the Trustee or the Administrative Agent in respect of such Collateral.

(ii) If the Trustee (acting as directed by the Administrative Agent) or the Administrative Agent elects to sell less than all of the Collateral in one or more parcels at a public or private sale, the Borrower may exercise its right of first refusal to repurchase such portion of the Collateral prior to such sale at a purchase price of not less than highest Eligible Bid received in respect of such portion of the Collateral as of the date of such proposed sale, as notified by Trustee or the Administrative Agent to the Borrower. The Borrower’s right of first refusal shall terminate not later than 4:00 p.m. on the Business Day on which the Borrower receives notice of the Trustee’s or the Administrative Agent’s election to sell such portion of the Collateral, if such notice is delivered by 12:00 noon on such Business Day; provided that if such notice is delivered after 12:00 noon on the Business Day on which the Borrower receives such notice, or if the highest Eligible Bid received in respect of such portion of the Collateral is greater than $25,000,000, the Borrower’s right of first refusal shall terminate not later than 12:00 noon on the following Business Day.

(iii) If the Borrower elects not to exercise its right of first refusal as provided in clauses (i) or (ii) above, the Trustee (acting as directed by the Administrative Agent) or the Administrative Agent shall sell such Collateral or portion thereof for a purchase price equal to the highest of the Eligible Bids then received. For the avoidance of doubt, any determination of the highest Eligible Bid shall only consider bids for the same parcels of Collateral.

(iv) It is understood that the Borrower may submit its bid for the Collateral or any portion thereof as a combined bid with the bids of other members of a group of bidders, and shall have the right to find bidders to bid on the Collateral or any portion thereof.

(v) It is understood that the Borrower’s right of first refusal shall apply to each proposed sale of the same parcel of Collateral.

(h) All Cash Proceeds received by the Trustee in respect of any sale of, collection from, or other realization upon, all or any part of the Collateral (after payment of any amounts incurred in connection with such sale) shall be deposited into the Collection Account and be applied against all or any part of the Aggregate Unpaids pursuant to Section 2.11 or otherwise in such order as the Trustee, as directed by the Administrative Agent, shall elect in its discretion.

ARTICLE XI.

INDEMNIFICATION

Section 11.1. Indemnities by the Borrower.

(a) Without limiting any other rights that any such Person may have hereunder or under Applicable Law, the Borrower hereby agrees to indemnify the Administrative Agent, the Lenders, the Trustee, the Secured Parties, the Affected Parties and each of their respective assigns and officers, directors, employees and agents (collectively, the “Indemnified

Parties”), forthwith on demand, from and against any and all damages, losses, claims, liabilities and related costs and expenses, including reasonable attorneys’ fees and disbursements (all of the foregoing being collectively referred to as the “Indemnified Amounts”) awarded against or incurred by such Indemnified Party or any of them arising out of or as a result of this Agreement or any interest in the Collateral or in respect of any Loan included in the Collateral, excluding, however, Indemnified Amounts to the extent resulting from gross negligence or willful misconduct on the part of such Indemnified Party. If the Borrower has made any indemnity payment pursuant to this Section 11.1 and such payment fully indemnified the recipient thereof and the recipient thereafter collects any payments from others in respect of such Indemnified Amounts, then the recipient shall repay to the Borrower an amount equal to the amount it has collected from others in respect of such indemnified amounts. Without limiting the foregoing, the Borrower shall indemnify each Indemnified Party for Indemnified Amounts relating to or resulting from:

(i) any representation or warranty made or deemed made by the Borrower, the Servicer (if the Originator or one of its Affiliates is the Servicer) or any of their respective officers under or in connection with this Agreement or any other Transaction Document, which shall have been false or incorrect in any material respect when made or deemed made or delivered;

(ii) the failure by the Borrower or the Servicer (if the Originator or one of its Affiliates is the Servicer) to comply with any term, provision or covenant contained in this Agreement or any agreement executed in connection with this Agreement, or with any Applicable Law, with respect to any Collateral or the nonconformity of any Collateral with any such Applicable Law;

(iii) the failure to vest and maintain vested in the Trustee, for the benefit of the Secured Parties, a perfected security interest in the Collateral, together with all Collections, free and clear of any Lien (other than Permitted Liens) whether existing at the time of any Advance or at any time thereafter;

(iv) the failure to maintain, as of the close of business on each Business Day prior to the Termination Date, an amount of Advances Outstanding that is less than or equal to the Maximum Availability on such Business Day;

(v) the failure to file, or any delay in filing, financing statements, continuation statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other Applicable Laws with respect to any Collateral, whether at the time of any Advance or at any subsequent time;

(vi) any dispute, claim, offset or defense (other than the discharge in bankruptcy of the Obligor) of the Obligor to the payment with respect to any Collateral (including, without limitation, a defense based on the Collateral not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim related to such Collateral;

(vii) any failure of the Borrower or the Servicer (if the Originator or one of its Affiliates is the Servicer) to perform its duties or obligations in accordance with the provisions of this Agreement or any of the other Transaction Documents to which it is a party or any failure by the Originator, the Borrower or any Affiliate thereof to perform its respective duties under any Collateral;

(viii) the failure of any Concentration Account Bank to remit any amounts held in a Concentration Account pursuant to the instructions of the Servicer or the Trustee (to the extent such Person is entitled to give such instructions in accordance with the terms hereof and of the Intercreditor Agreement) whether by reason of the exercise of set-off rights or otherwise;

(ix) any inability to obtain any judgment in, or utilize the court or other adjudication system of, any state in which an Obligor may be located as a result of the failure of the Borrower or the Originator to qualify to do business or file any notice or business activity report or any similar report;

(x) any action taken by the Borrower or the Originator (in its capacity as Servicer) in the enforcement or collection of any Collateral;

(xi) any products liability claim or personal injury or property damage suit or other similar or related claim or action of whatever sort arising out of or in connection with any Related Property or Collateral;

(xii) any claim, suit or action of any kind arising out of or in connection with Environmental Laws, including any vicarious liability;

(xiii) the failure by Borrower to pay when due any Taxes for which the Borrower is liable, including without limitation, sales, excise or personal property taxes payable in connection with the Collateral;

(xiv) except as required by the second sentence in Section 11.1(a) of this Agreement and Section 2(c) of the Intercreditor Agreement, any repayment by the Administrative Agent, the Lenders or a Secured Party of any amount previously distributed in reduction of Advances Outstanding or payment of Interest or any other amount due hereunder or under any Hedging Agreement, in each case which amount the Administrative Agent, the Lenders or a Secured Party believes in good faith is required to be repaid;

(xv) except for funds held in the Concentration Account, the commingling of Collections on the Collateral at any time with other funds;

(xvi) any investigation, litigation or proceeding related to this Agreement or the use of proceeds of Advances or the Collateral;

(xvii) any failure by the Borrower to give reasonably equivalent value to the Originator or, at the direction of the Originator, the applicable third party transferor, in consideration for the transfer to the Borrower of any item of Collateral or any attempt by any Person to void or otherwise avoid any such transfer under any statutory provision or common law or equitable action, including, without limitation, any provision of the Bankruptcy Code;

(xviii) the use of the proceeds of any Advance in a manner other than as provided in this Agreement and the Sale Agreement;

(xix) the failure of the Borrower, the Originator or any of their respective agents or representatives to remit to the Servicer or the Trustee, on behalf of the Secured Parties, Collections on the Collateral remitted to the Borrower, the Originator, the Servicer or any such agent or representative as provided in this Agreement; or

(xx) the failure by the Borrower to comply with any of the covenants relating to the Hedging Agreement in accordance with the Transaction Documents.

(b) Any amounts subject to the indemnification provisions of this Section 11.1 shall be paid by the Borrower to the Indemnified Party within five Business Days following such Person’s demand therefor.

(c) If for any reason the indemnification provided above in this Section 11.1 is unavailable to the Indemnified Party or is insufficient to hold an Indemnified Party harmless, then the Borrower shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by such Indemnified Party on the one hand and the Borrower on the other hand but also the relative fault of such Indemnified Party as well as any other relevant equitable considerations.

(d) The obligations of the Borrower under this Section 11.1 shall survive the resignation or removal of the Administrative Agent, the Lenders, the Servicer or the Trustee and the termination of this Agreement.

Section 11.2. Indemnities by the Servicer.

(a) Without limiting any other rights that any such Person may have hereunder or under Applicable Law, the Servicer hereby agrees to indemnify each Indemnified Party, forthwith on demand, from and against any and all Indemnified Amounts awarded against or incurred by any such Indemnified Party by reason of any acts, omissions or alleged acts or omissions of the Servicer, including, but not limited to (i) any representation or warranty made by the Servicer under or in connection with any Transaction Document, any Servicing Report, any Servicer’s Certificate or any other information or report delivered by or on behalf of the Servicer pursuant hereto, which shall have been false, incorrect or misleading in any material respect when made or deemed made, (ii) the failure by the Servicer to comply with any Applicable Law, (iii) the failure of the Servicer to comply with its duties or obligations in accordance with this Agreement, (iv) the failure by the Servicer to comply with any of the covenants relating to the Hedging Agreement in accordance with the Transaction Documents, or (v) any litigation, proceedings or investigation against the Servicer. The parties agree that the provisions of this Section 11.2 shall not be interpreted to provide recourse to the Servicer against loss by reason of the bankruptcy, insolvency or lack of creditworthiness of an Obligor with respect to any Loan. The provisions of this indemnity shall run directly to and be enforceable by an injured party subject to the limitations hereof.

(b) Any amounts subject to the indemnification provisions of this Section 11.2 shall be paid by the Servicer to the Indemnified Party within five Business Days following such Person’s demand therefor.

(c) The Servicer shall have no liability for making indemnification hereunder to the extent any such indemnification constitutes recourse for uncollectible or uncollected Loans.

(d) The obligations of the Servicer under this Section 11.2 shall survive the resignation or removal of the Administrative Agent, the Lenders or the Trustee and the termination of this Agreement.

(e) Any indemnification pursuant to this Section 11.2 shall not be payable from the Collateral.

Section 11.3. After-Tax Basis.

Indemnification under Section 11.1 and Section 11.2 shall be in an amount necessary to make the Indemnified Party whole after taking into account any tax consequences to the Indemnified Party of the receipt of the indemnity provided hereunder, including the effect of such tax or refund on the amount of tax measured by net income or profits that is or was payable by the Indemnified Party.

ARTICLE XII.

THE ADMINISTRATIVE AGENT

Section 12.1. The Administrative Agent.

(a) Appointment. Each Lender and Secured Party hereby appoints and authorizes the Administrative Agent as its agent hereunder and hereby further authorizes the Administrative Agent to appoint additional agents to act on its behalf and for the benefit of each of the Lenders and Secured Parties. Each Lender and Secured Party further authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Transaction Documents as are delegated to the Administrative Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Transaction Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth in this Agreement, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Transaction Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Agreement with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b) Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or any other Transaction Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Affiliates of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facility as well as activities as Administrative Agent.

(c) Authorization to File. The Borrower irrevocably authorizes the Administrative Agent and appoints the Administrative Agent as its attorney-in-fact to act on behalf of the Borrower (i) to file financing statements necessary or desirable in the Administrative Agent’s sole discretion to perfect and to maintain the perfection and priority of the interest of the Secured Parties in the Collateral and (ii) to file a carbon, photographic or other reproduction of this Agreement or any financing statement with respect to the Collateral as a financing statement in such offices as the Administrative Agent in its sole discretion deems necessary or desirable to perfect and to maintain the perfection and priority of the interests of the Secured Parties in the Collateral. This appointment is coupled with an interest and is irrevocable.

(d) Administrative Agent Expenses. If the Borrower or the Servicer, as applicable, fails to perform any of its agreements or obligations under Section 5.1(n) or Section 5.4(e), the Administrative Agent may (but shall not be required to) itself perform, or cause performance of, such agreement or obligation, and the expenses of the Administrative Agent incurred in connection therewith shall be payable by the Borrower or the Servicer (on behalf of the Borrower), as applicable, upon the Administrative Agent’s demand therefor.

(e) Administrative Agent’s Reliance, Etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them as Administrative Agent under or in connection with this Agreement or any of the other Transaction Documents, except for its or their own gross negligence or willful misconduct. Each Secured Party hereby waives any and all claims against the Administrative Agent or any of its Affiliates for any action taken or omitted to be taken by the Administrative Agent or any of its Affiliates under or in connection with this Agreement or any of the other Transaction Documents, except for its or their own gross negligence or willful misconduct. The Administrative Agent shall not be liable to the Borrower, any Lender, any Secured Party or any other Person with respect to any determination made by it in good faith unless it shall be determined that the Administrative Agent was grossly negligent in ascertaining the pertinent facts. Without limiting the foregoing, the Administrative Agent: (i) may consult with legal counsel (including counsel for the Borrower or the Originator), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (ii) makes no warranty or representation and shall not be responsible for any statements, warranties or representations made in or in connection with this Agreement; (iii) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any of the other Transaction Documents on the part of the Borrower, the Originator, or the Servicer or to inspect the property (including the books and records) of the Borrower, the Originator, or the Servicer; (iv) shall not be responsible for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any of the other Transaction Documents or any other instrument or document furnished pursuant hereto or thereto; and (v) may rely upon and/or shall incur no liability under or in respect of this Agreement or any of the other Transaction Documents by acting upon any notice (including notice by telephone), consent, certificate or other instrument or writing (which may be by facsimile) believed by it to be genuine and signed or sent by the proper party or parties, or upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person. In determining compliance with any condition hereunder to the making of an Advance that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Advance.

(f) Actions by Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Transaction Document unless it shall first receive such advice or concurrence of the Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Without limiting the generality of the foregoing, the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Transaction Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders or Supermajority of Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Transaction Documents) and shall not, except as expressly set forth herein and in the other Transaction Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Transaction Document in accordance with a request or consent of the Required Lenders or Supermajority of Lenders (or such other number or percentage of Lenders as shall be specified or as the Administrative Agent shall believe good faith necessary); provided, that, notwithstanding anything to the contrary herein, the Administrative Agent shall not be required to take any action hereunder if the taking of such action, in the reasonable determination of the Administrative Agent, shall be in violation of any Applicable Law or contrary to any provision of this Agreement or shall expose the Administrative Agent to liability hereunder or otherwise. In the event the Administrative Agent requests the consent of a Lender pursuant to the foregoing provisions and the Administrative Agent does not receive a consent (either positive or negative) from such Person within ten

Business Days of such Person’s receipt of such request, then such Lender shall be deemed to have declined to consent to the relevant action. The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Transaction Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Unmatured Termination Event or Termination Event, (iv) the value, validity, enforceability, sufficiency, effectiveness or genuineness of this Agreement, any other Transaction Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

(g) Notice of Termination Event, Unmatured Termination Event or Servicer Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of a Termination Event, Unmatured Termination Event or Servicer Default, unless the Administrative Agent has received written notice from a Lender, the Borrower or the Servicer referring to this Agreement, describing such Termination Event, Unmatured Termination Event or Servicer Default and stating that such notice is a “Notice of Termination Event,” “Notice of Unmatured Termination Event” or “Notice of Servicer Default,” as applicable. The Administrative Agent shall (subject to Section 12.1(c)) take such action with respect to such Termination Event, Unmatured Termination Event or Servicer Default as may be requested by the Lenders acting jointly or as the Administrative Agent shall deem advisable or in the best interest of the Lenders.

(h) Credit Decision with Respect to the Administrative Agent. Each Lender and Secured Party acknowledges that none of the Administrative Agent or any of its Affiliates has made any representation or warranty to it, and that no act by the Administrative Agent hereinafter taken, including any consent to and acceptance of any assignment or review of the affairs of the Borrower, the Servicer or any of their respective Affiliates or review or approval of any of the Collateral, shall be deemed to constitute any representation or warranty by any of the Administrative Agent or its Affiliates to any Lender as to any matter, including whether the Administrative Agent has disclosed material information in its possession. Each Lender and Secured Party acknowledges that it has, independently and without reliance upon the Administrative Agent, or any of the Administrative Agent’s Affiliates, and based upon such documents and information as it has deemed appropriate, made its own evaluation and decision to enter into this Agreement and the other Transaction Documents to which it is a party. Each Lender and Secured Party also acknowledges that it will, independently and without reliance upon the Administrative Agent, or any of the Administrative Agent’s Affiliates, and based on such documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under this Agreement and the other Transaction Documents to which it is a party. Each Secured Party hereby agrees that the Administrative Agent shall not have any duty or responsibility to provide any Secured Party with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Borrower, the Servicer or their respective Affiliates which may come into the possession of the Administrative Agent or any of its Affiliates.

(i) Indemnification of the Administrative Agent. Each Lender agrees to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower or the Servicer), ratably in accordance with its Pro-Rata Share, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any of the other Transaction Documents, or any action taken or omitted by the Administrative Agent hereunder or thereunder; provided that the Lenders shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct; provided, further, that no action taken in accordance with the directions of the Required Lenders or Supermajority of Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Article XII. Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent, ratably in accordance with its Pro-Rata Share, promptly upon demand for any out-of-pocket expenses (including counsel fees) incurred by the Administrative Agent in connection with the administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and the other Transaction Documents, to the extent that such expenses are incurred in the interests of or otherwise in respect of the Lenders hereunder and/or thereunder and to the extent that the Administrative Agent is not reimbursed for such expenses by the Borrower or the Servicer.

(j) Successor Administrative Agent. The Administrative Agent may resign at any time, effective upon the appointment and acceptance of a successor Administrative Agent as provided below, by giving at least five days’ written notice thereof to each Lender and the Borrower and may be removed at any time with cause by the Lenders acting jointly. Upon any such resignation or removal, the Lenders acting jointly shall appoint a successor Administrative Agent. Each Lender agrees that it shall not unreasonably withhold or delay its approval of the appointment of a successor Administrative Agent. If no such successor Administrative Agent shall have been so appointed, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation or the removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Secured Parties, appoint a successor Administrative Agent which successor Administrative Agent shall be either (i) a commercial bank organized under the laws of the United States or of any state thereof and have a combined capital and surplus of at least $50,000,000 or (ii) an Affiliate of such a bank. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article XII shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

(k) Payments by the Administrative Agent. Unless specifically allocated to a specific Lender pursuant to the terms of this Agreement, all amounts received by the Administrative Agent on behalf of the Lenders shall be paid by the Administrative Agent to the

Lenders in accordance with their respective Pro-Rata Shares in the applicable Advances Outstanding or, if there are no Advances Outstanding, in accordance with the most recent applicable Commitment, on the Business Day received by the Administrative Agent, unless such amounts are received after 12:00 noon on such Business Day, in which case the Administrative Agent shall use its reasonable efforts to pay such amounts to each Lender on such Business Day, but, in any event, shall pay such amounts to such Lender not later than the following Business Day. The Administrative Agent shall pay amounts owing to each Lender in accordance with the written instructions delivered by such Lender to the Administrative Agent.

ARTICLE XIII.

MISCELLANEOUS

Section 13.1. Amendments and Waivers.

Except as provided in this Section 13.1, no amendment, waiver or other modification of any provision of this Agreement shall be effective without the written agreement of the Borrower, the Servicer, the Administrative Agent and a Supermajority of the Lenders; provided that no amendment, waiver or consent shall:

(a) increase the Commitment of any Lender without the written consent of such Lender;

(b) waive, extend or postpone any date fixed by this Agreement or any other Transaction Document for any payment or mandatory prepayment of principal, interest, fees or other amounts due to the Lenders (or any of them) or any scheduled or mandatory reduction of the Commitment hereunder or under any other Transaction Document without the written consent of each Lender directly and adversely affected thereby;

(c) reduce the principal of, or the rate of interest specified herein on, any Advance or Obligation, or any fees or other amounts payable hereunder or under any other Transaction Document to the Lenders without the written consent of each Lender directly and adversely affected thereby;

(d) change Section 2.10 or 2.11 or any related definitions or provisions in a manner that would alter the order of application of proceeds or would alter the pro rata sharing of payments required thereby, in each case, without the written consent of each Lender directly and adversely affected thereby;

(e) change any provision of this Section 13.1 or reduce the percentages specified in the definitions of “Required Lenders”, “Supermajority” or any other provision hereof specifying the number or percentage of the Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender directly affected thereby;

(f) consent to the assignment or transfer by any of the Borrower, the Originator or the Servicer of such party’s rights and obligations under any Transaction Document to which it is a party (except as expressly permitted hereunder or thereunder), in each case, without the written consent of each Lender;

(g) make any modification to the definition of “Borrowing Base”, “Advance Rate”, “Adjusted Borrowing Value”, “Maximum Availability”, “Minimum Equity Amount” (except as otherwise set forth in the definition thereof), or “Excess Concentration Amount”, in each case, which would have a material adverse effect on the calculation of the Borrowing Base, without the written consent of each Lender;

(h) release all or substantially all of the Collateral or release any Transaction Document (other than as specifically permitted or contemplated in this Agreement or the applicable Transaction Document) without the written consent of each Lender; or

(i) make material amendments to the definitions of “Collateral Quality Test”, “Maximum Weighted Average Life Test”, “Minimum Weighted Average Spread Test”, “Maximum Weighted Average Rating Factor Test” or any definitions therein, in each case, without the written consent of each Lender;

provided, further, that (i) any amendment of the Agreement that is solely for the purpose of adding a Lender may be effected with the consent of the Administrative Agent and the Borrower, but without the written consent of any Lender, (ii) no such amendment, waiver or modification materially adversely affecting the rights or obligations of the Trustee shall be effective without the written agreement of the Trustee; (iii) no amendment, waiver or modification adversely affecting the rights or obligations of any Hedge Counterparty shall be effective without the written agreement of such Person, (iv) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent, affect the rights or duties of the Administrative Agent under this Agreement or any other Transaction Document, (v) no amendment, waiver or consent shall, unless in writing and signed by the Swingline Lender in addition to the Lenders required above, affect the rights or duties of the Swingline Lender under this Agreement and (vi) the Administrative Agent and the Borrower shall be permitted to amend any provision of the Transaction Documents (and such amendment shall become effective without any further action or consent of any other party to any Transaction Document) if the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature in any such provision. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. The Borrower or the Servicer on its behalf will deliver a copy of all amendments, waivers and modifications to the Trustee. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

Section 13.2. Notices, Etc.

All notices, reports and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including communication by email and facsimile copy) and mailed, e-mailed, faxed, transmitted or delivered, as to each party hereto, at its address set forth on Annex A to this Agreement or at such other address as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall be effective, upon receipt, or in the case of (a) notice by mail, five days after being deposited in the United States mail, first class postage prepaid, (b) notice by email, when verbal or electronic communication of receipt is obtained, or (c) notice by facsimile copy, when verbal communication of receipt is obtained.

Section 13.3. Ratable Payments.

If any Secured Party, whether by setoff or otherwise, has payment made to it with respect to any portion of the Aggregate Unpaids owing to such Secured Party (other than payments received pursuant to Section 11.1) in a greater proportion than that received by any other Secured Party, such Secured Party agrees, promptly upon demand, to purchase for Cash without recourse or warranty a portion of the Aggregate Unpaids held by the other Secured Parties so that after such purchase each Secured Party will hold its ratable proportion of the Aggregate Unpaids; provided that if all or any portion of such excess amount is thereafter recovered from such Secured Party, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

Section 13.4. No Waiver; Remedies.

No failure on the part of the Administrative Agent, the Trustee or any Secured Party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right. The rights and remedies herein provided are cumulative and not exclusive of any rights and remedies provided by law.

Section 13.5. Binding Effect; Benefit of Agreement.

This Agreement shall be binding upon and inure to the benefit of the Borrower, the Servicer, the Administrative Agent, the Trustee, the Secured Parties and their respective successors and permitted assigns. Each Affected Party and each Indemnified Party shall be an express third party beneficiary of this Agreement.

Section 13.6. Term of this Agreement.

This Agreement, including, without limitation, the Borrower’s representations and covenants set forth in Articles IV and V, and the Servicer’s representations, covenants and duties set forth in Articles VI and VIII, create and constitute the continuing obligation of the parties hereto in accordance with its terms, and shall remain in full force and effect until the Collection Date; provided that the rights and remedies with respect to any breach of any representation and warranty made or deemed made by the Borrower or the Servicer pursuant to Articles III and IV, the indemnification and payment provisions of Article XI and the provisions of Section 13.9, Section 13.10 and Section 13.11, shall be continuing and shall survive any termination of this Agreement.

Section 13.7. Governing Law; Consent to Jurisdiction; Waiver of Objection to Venue, Service of Process.

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. EACH OF THE PARTIES HERETO AND EACH HEDGE COUNTERPARTY HEREBY AGREES TO THE NON-EXCLUSIVE JURISDICTION OF ANY FEDERAL COURT LOCATED WITHIN THE STATE OF NEW YORK. EACH OF THE PARTIES HERETO HEREBY WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS, AND ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED HEREUNDER IN ANY OF THE AFOREMENTIONED COURTS AND CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT.

Each of the Borrower and the Servicer agrees that service of process may be effected by mailing a copy thereof by registered or certified mail, postage prepaid, to the Borrower or the Servicer, as applicable, at its address specified in Annex A to this Agreement or at such other address as the Administrative Agent shall have been notified in accordance herewith. Nothing in this Section 13.7 shall affect the right of the Lenders or the Administrative Agent to serve legal process in any other manner permitted by law.

Section 13.8. Waiver of Jury Trial.

TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO AND EACH HEDGE COUNTERPARTY HEREBY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE BETWEEN THE PARTIES HERETO ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP BETWEEN ANY OF THEM IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. INSTEAD, ANY SUCH DISPUTE RESOLVED IN COURT WILL BE RESOLVED IN A BENCH TRIAL WITHOUT A JURY.

Section 13.9. Costs, Expenses and Taxes.

(a) In addition to the rights of indemnification granted to the Indemnified Parties under Article XI hereof, the Borrower agrees to pay on demand (or, if the Borrower does not pay such amounts, the Servicer shall pay on demand) all reasonable costs and expenses of the Administrative Agent, the Trustee and the Secured Parties incurred in connection with the preparation, execution, delivery, administration (including periodic auditing), renewal, amendment or modification of, or any waiver or consent issued in connection with, this Agreement and the other documents to be delivered hereunder or in connection herewith (including any Hedging Agreement), including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Administrative Agent, the Trustee and the Secured Parties with respect thereto and with respect to advising the Administrative Agent, the Trustee and the Secured Parties as to their respective rights and remedies under this Agreement and the other documents to be delivered hereunder or in connection herewith (including any Hedging Agreement), and all reasonable costs and expenses, if any (including reasonable counsel fees and expenses), incurred by the Administrative Agent, the Trustee or the Secured Parties in connection with the enforcement of this Agreement by such Person and the other documents to be delivered hereunder or in connection herewith (including any Hedging Agreement).

(b) The Borrower shall pay on demand (or, if the Borrower does not pay such amounts, the Servicer shall pay on demand) any and all stamp, sales, excise and other Taxes and fees payable or determined to be payable to any Governmental Authority in connection with the execution, delivery, filing and recording of this Agreement, the other documents to be delivered hereunder or any agreement or other document providing liquidity support, credit enhancement or other similar support to the Lenders in connection with this Agreement or the funding or maintenance of Advances hereunder.

(c) The Borrower shall pay on demand (or, if the Borrower does not pay such amounts, the Servicer shall pay on demand) all other reasonable costs, expenses and Taxes (excluding income taxes) incurred by the Administrative Agent, the Trustee, the Lenders and the Secured Parties (“Other Costs”) under or in connection with this Agreement, including, without limitation, all costs and expenses incurred by the Administrative Agent and the Lenders in connection with periodic audits of the Borrower’s, the Originator’s or the Servicer’s books and records.

Section 13.10. No Proceedings.

(a) Each of the parties hereto and each Hedge Counterparty (by accepting the benefits of this Agreement) hereby agrees that it will not institute against, or join any other Person in instituting against, any Conduit Lender, the Administrative Agent, or any Liquidity Banks any Insolvency Proceeding so long as any commercial paper issued by the applicable Conduit Lender shall be outstanding and there shall not have elapsed one year and one day since the last day on which any such commercial paper shall have been outstanding.

(b) Each of the parties hereto (other than the Administrative Agent with the consent of the Lenders) hereby agrees that it will not institute against, or join any other Person in instituting against, the Borrower any Insolvency Proceeding so long as there shall not have elapsed one year and one day since the Collection Date.

Section 13.11. Recourse Against Certain Parties.

(a) No recourse under or with respect to any obligation, covenant or agreement (including, without limitation, the payment of any fees or any other obligations) of any party hereto as contained in this Agreement or any other agreement, instrument or document entered into by it pursuant hereto or in connection herewith shall be had against any administrator of any such Person, or any incorporator, affiliate, stockholder, member, manager, officer, employee or director of any such Person by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that the agreements of each of the parties hereto contained in this Agreement and all of the other agreements, instruments and documents entered into by it pursuant hereto or in connection herewith are, in each case, solely the corporate or limited liability company obligations of such Person and that no personal liability whatsoever shall attach to or be incurred by any administrator of any such Person or any incorporator, stockholder, affiliate, member, manager, officer, employee or director of any such Person under or by reason of any of the obligations, covenants or agreements of such Person contained in this Agreement or in any other such instruments, documents or agreements, or that are implied therefrom, and that any and all personal liability of every such administrator of any such Person and each incorporator, stockholder, affiliate, member, manager, officer, employee or director of any such Person or any of them, for breaches by any such Person of any such obligations, covenants or agreements, which liability may arise either at common law or at equity, by statute or constitution, or otherwise, is hereby expressly waived as a condition of and in consideration for the execution of this Agreement

(b) Notwithstanding anything in this Agreement to the contrary, no Conduit Lender shall have any obligation to pay any amount required to be paid by it hereunder in excess of any amount available to such Conduit Lender after paying or making provision for the payment of its Commercial Paper Notes. All payment obligations of a Conduit Lender hereunder are contingent on the availability of funds in excess of the amounts necessary to pay its Commercial Paper Notes; and each of the other parties hereto agrees that it will not have a claim under Section 101(5) of the Bankruptcy Code if and to the extent that any such payment obligation owed to it by such Conduit Lender exceeds the amount available to such Conduit Lender to pay such amount after paying or making provision for the payment of its Commercial Paper Notes.

(c) Notwithstanding any contrary provision set forth herein, no claim may be made by the Borrower, the Originator or the Servicer or any other Person against the Administrative Agent, the Secured Parties or the Trustee or their respective Affiliates, directors, officers, employees, attorneys or agents for any special, indirect, consequential or punitive damages in respect to any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement, or any act, omission or event occurring in connection therewith; and the Borrower, the Originator and the Servicer each hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected.

(d) No obligation or liability to any Obligor under any of the Loans is intended to be assumed by the Trustee, the Administrative Agent or any Secured Party under or as a result of this Agreement and the transactions contemplated hereby.

(e) The provisions of this Section 13.11 shall survive the termination of this Agreement.

Section 13.12. Protection of Right, Title and Interest in the Collateral; Further Action Evidencing Advances.

(a) The Servicer shall cause all financing statements and continuation statements and any other necessary documents perfecting the security and interest of the Trustee, for the benefit of the Secured Parties, in the Collateral to be promptly recorded, registered and filed, and at all times to be kept, recorded, registered and filed, all in such manner and in such places as may be required by law fully to preserve and protect the perfection and priority of the security interest of the Trustee, for the benefit of the Secured Parties, in all property comprising the Collateral. The Servicer shall deliver to the Administrative Agent and the Trustee file-stamped copies of, or filing receipts for, any document recorded, registered or filed as provided above, as soon as available following such recording, registration or filing. The Borrower shall cooperate fully with the Servicer in connection with the obligations set forth above and will execute any and all documents reasonably required to fulfill the intent of this Section 13.12(a).

(b) The Borrower agrees that from time to time, at its expense, it will promptly execute and deliver all instruments and documents, and take all actions, that the Administrative Agent may reasonably request in order to perfect, protect or more fully evidence the Advances hereunder and the security interest granted in the Collateral, or to enable the Administrative Agent or the Trustee, for the benefit of the Secured Parties, to exercise and enforce their rights and remedies hereunder or under any Transaction Document.

(c) If the Borrower or the Servicer fails to perform any of its obligations hereunder, the Administrative Agent or any Secured Party may (but shall not be required to) perform, or cause performance of, such obligation; and the Administrative Agent’s or such Secured Party’s costs and expenses incurred in connection therewith shall be payable by the Borrower as provided in Article XI. The Borrower irrevocably authorizes the Administrative Agent and appoints the Administrative Agent as its attorney-in-fact to act on behalf of the Borrower (i) to execute on behalf of the Borrower as debtor and to file financing statements necessary or desirable in the Administrative Agent’s sole discretion to perfect and to maintain the perfection and priority of the security interest of the Trustee, for the benefit of the Secured Parties, in the Collateral and (ii) to file a carbon, photographic or other reproduction of this Agreement or any financing statement with respect to the Collateral as a financing statement in such offices as the Administrative Agent in its sole discretion deems necessary or desirable to perfect and to maintain the perfection and priority of the security interest of the Trustee, for the benefit of the Secured Parties, in the Collateral. This appointment is coupled with an interest and is irrevocable.

(d) Without limiting the generality of the foregoing, Borrower will, not earlier than six months and not later than three months prior to the fifth anniversary of the date of filing of the financing statement referred to in Section 3.1 or any other financing statement filed pursuant to this Agreement or in connection with any Advance hereunder, unless the Collection Date shall have occurred:

(i) deliver and file or cause to be filed an appropriate continuation statement with respect to such financing statement; and

(ii) deliver or cause to be delivered to the Administrative Agent an opinion of the counsel for Borrower, in form and substance reasonably satisfactory to the Administrative Agent, confirming and updating the opinion delivered pursuant to Section 3.1 with respect to perfection and otherwise to the effect that the security interest hereunder continues to be an enforceable and perfected security interest, subject to no other Liens of record except as provided herein or otherwise permitted hereunder, which opinion may contain usual and customary assumptions, limitations and exceptions.

Section 13.13. Confidentiality.

(a) Each of the Administrative Agent, the Secured Parties, the Servicer, the Trustee and the Borrower shall maintain and shall cause each of its employees and officers to maintain the confidentiality of the Agreement and all information with respect to the other parties, including all information regarding the Borrower and the Servicer and their respective businesses obtained by it or them in connection with the structuring, negotiating and execution of the transactions contemplated herein, except that each such party and its officers and employees may (i) disclose such information to its external accountants, investigators, auditors, attorneys, investors, potential investors or other agents engaged by such party in connection with any due diligence or comparable activities with respect to the transactions and Loans contemplated herein and the agents of such Persons (“Excepted Persons”); provided that each Excepted Person shall, as a condition to any such disclosure, agree for the benefit of the Administrative Agent, the Secured Parties, the Servicer, the Trustee and the Borrower that such information shall be used solely in connection with such Excepted Person’s evaluation of, or relationship with, the Borrower and its affiliates, (ii) disclose the existence of the Agreement, but not the financial terms thereof, (iii) disclose such information as is required by Applicable Law and (iv) disclose this Agreement and such information in any suit, action, proceeding or investigation (whether in law or in equity or pursuant to arbitration) involving any of the Transaction Documents for the purpose of defending itself, reducing its liability, or protecting or exercising any of its claims, rights, remedies, or interests under or in connection with any of the Transaction Documents. It is understood that the financial terms that may not be disclosed except in compliance with this Section 13.13(a) include, without limitation, all fees and other pricing terms, and all Termination Events, Servicer Defaults, and priority of payment provisions.

(b) Anything herein to the contrary notwithstanding, the Borrower and the Servicer each hereby consents to the disclosure of any nonpublic information with respect to it (i) to the Administrative Agent, the Trustee or the Secured Parties by each other, (ii) by the Administrative Agent, the Trustee and the Secured Parties to any prospective or actual assignee or participant of any of them provided such Person agrees to hold such information confidential, or (iii) by the Administrative Agent, and the Secured Parties to any commercial paper dealer or provider of a surety, guaranty or credit, liquidity or first loss enhancement to any Lender or any Person providing financing to, or holding equity interests in, any Lender, as applicable, and to any officers, directors, employees, outside accountants and attorneys of any of the foregoing, provided each such Person is informed of the confidential nature of such information. In addition, the Secured Parties and the Administrative Agent may disclose any such nonpublic information as required pursuant to any law, rule, regulation, direction, request or order of any judicial, administrative or regulatory authority or proceedings (whether or not having the force or effect of law).

(c) Notwithstanding anything herein to the contrary, the foregoing shall not be construed to prohibit (i) disclosure of any and all information that is or becomes publicly known; (ii) disclosure of any and all information (a) if required to do so by any applicable statute, law, rule or regulation, (b) to any government agency or regulatory body having or claiming authority to regulate or oversee any respects of the Administrative Agent’s, the Secured Parties’, the Trustee’s, the Servicer’s or the Borrower’s business or that of their affiliates, (c) pursuant to any subpoena, civil investigative demand or similar demand or request of any court, regulatory authority, arbitrator or arbitration to which the Administrative Agent, the Secured Parties, the Trustee, the Servicer or the Borrower or an officer, director, employer, shareholder or affiliate of any of the foregoing is a party, (d) in any preliminary or final offering circular, registration statement or contract or other document approved in advance by the Borrower, the Servicer or the Originator or (e) to any affiliate, independent or internal auditor, agent, employee or attorney of the Trustee having a need to know the same, provided that the Trustee advises such recipient of the confidential nature of the information being disclosed; or (iii) any other disclosure authorized by the Borrower, Servicer or Originator.

Section 13.14. Execution in Counterparts; Severability; Integration.

This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts (including by facsimile), each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby. This Agreement, the other Transaction Documents and any agreements or letters (including fee letters) executed in connection herewith contain the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof, superseding all prior oral or written understandings.

Section 13.15. Waiver of Setoff.

Each of the parties hereto hereby waives any right of setoff it may have or to which it may be entitled under this Agreement from time to time against any Lender or its assets.

Section 13.16. Assignments.

(a) With the prior written consent of the Borrower (which consent shall not be unreasonably withheld), each Lender may at any time assign, grant a security interest or sell a participation interest in such Lender’s rights and obligations hereunder and interest herein in whole or in part and/or any Advance (or portion thereof) or any VFN (or any portion thereof) to any Person rated “A2” or higher by Moody’s or “A” or higher by S&P; provided that (i) no transfer of any Advance (or any portion thereof) or of any VFN (or any portion thereof) shall be made unless such transfer is exempt from the registration requirements of the Securities Act and any applicable state securities laws or is made in accordance with the Securities Act and such laws, and is made only to either an “accredited investor” as defined in paragraphs (a)(1), (2), (3), or (7) of Rule 501 of Regulation D under the Securities Act (or any entity in which all of the equity owners are entities described within such paragraphs) or to a “qualified institutional buyer” as defined in Rule 144A under the Securities Act, (ii) following the occurrence of a Termination Event, no such consent of the Borrower shall be required and the Person to whom the Lender assigns, grants a security interest or sells a participation interest of any Advance (or portion thereof) or VFN (or portion thereof) shall not be required to meet the aforementioned rating threshold of “A2” or higher by Moody’s or “A” or higher by S&P, (iii) in the case of an assignment of any Advance (or any portion thereof) or of any VFN (or of any portion thereof), the assignee executes and delivers to the Servicer, the Borrower and the Administrative Agent a fully executed Transferee Letter substantially in the form of Exhibit J hereto (a “Transferee Letter”), (iv) any Lender may assign or participate all or a portion of its interests hereunder or under its VFN without the consent of the Borrower to any Person rated “A2” or higher by Moody’s or “A” or higher by S&P upon such Lender’s good faith determination that such assignment or participation is required for regulatory reasons, (v) no Conduit or Lender shall need prior consent of the Borrower to assign, grant a security interest in, sell a participation interest in any Advance (or portion thereof) or any VFN (or portion thereof) to a Liquidity Bank, an Affiliate or its related Lender and (vi) no Lender shall need prior written consent of the Borrower to assign, grant a security interest in, or sell a participation interest in any Advance (or portion thereof) or any VFN (or portion thereof) to an Affiliate or another Lender. Notwithstanding anything contained in this Agreement to the contrary, if any Lender becomes a Defaulting Lender, unless such Lender shall have been deemed to no longer be a Defaulting Lender pursuant to Section 2.26(b), then, in each case, the Administrative Agent with consent of Borrower (not to be unreasonably withheld) shall have the right to cause such Person to assign its entire interest in the Advances and this Agreement to a transferee selected by the Administrative Agent in an assignment which satisfies the conditions set forth in the first sentence of this Section 13.16(a). The parties to any such assignment, grant or sale of a participation interest shall execute and deliver to the Administrative Agent, for its acceptance and recording in its books and records, such agreement or document as may be satisfactory to such parties and the Administrative Agent. The Borrower shall not assign or delegate, or grant any interest in, or permit any Lien to exist upon, any of the Borrower’s rights, obligations or duties under this Agreement without the prior written consent of the Administrative Agent.

(b) Notwithstanding any other provision of this Section 13.16, any Lender may at any time pledge or grant a security interest in all or any portion of its rights (including, without limitation, rights to payment of principal and interest) under this Agreement to secure obligations of such Lender to a Federal Reserve Bank, without notice to or consent of the Borrower or the Administrative Agent; provided that no such pledge or grant of a security interest shall release such Lender from any of its obligations hereunder, or substitute any such pledgee or grantee for such Lender as a party hereto.

Section 13.17. Heading and Exhibits.

The headings herein are for purposes of references only and shall not otherwise affect the meaning or interpretation of any provision hereof. The schedules and exhibits attached hereto and referred to herein shall constitute a part of this Agreement and are incorporated into this Agreement for all purposes.

Section 13.18. Non-Confidentiality of Tax Treatment.

All parties hereto agree that each of them and each of their employees, representatives, and other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including, without limitation, opinions or other tax analyses) that are provided to any of them relating to such tax treatment and tax structure. “Tax treatment” and “tax structure” shall have the same meaning as such terms have for purposes of Treasury Regulation Section 1.6011-4; provided that with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transaction as well as other information, the provisions of this Section 13.18 shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of the transactions contemplated hereby.

Section 13.19. Cooperation with Trustee and the Servicer.

The Administrative Agent and each of the Lenders agree to provide to the Trustee or to the Servicer, as applicable, such information that the Trustee or the Servicer may reasonably request from time to time in connection with the preparation and delivery of any reports required pursuant to this Agreement or in connection with the performance of their other duties under this Agreement or any other Transaction Document; provided that the Administrative Agent and each Lender shall not be required to assume any undue burden or incur any undue expense in connection with this Section 13.19.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

THE BORROWER:	NEWSTAR CP FUNDING LLC

	By:	NewStar Financial, Inc., its Designated Manager

	By:	/s/ John J. Frishkopf
Name: John J. Frishkopf
Title: Treasurer, Head of Asset Management

THE ORIGINATOR AND SERVICER:	NEWSTAR FINANCIAL, INC.

	By:	/s/ John J. Frishkopf
Name: John J. Frishkopf
Title: Treasurer, Head of Asset Management

[Signatures Continued on the Following Page]

SWINGLINE LENDERS: Commitment: $30,000,000	WELLS FARGO BANK, NATIONAL ASSOCIATION

	By:	/s/ Kevin Sunday
Name: Kevin Sunday
Title: Director

REVOLVING LENDERS: Commitment: $150,000,000	WELLS FARGO BANK, NATIONAL ASSOCIATION

	By:	/s/ Kevin Sunday
Name: Kevin Sunday
Title: Director

Commitment: $25,000,000	CAPITAL ONE, NATIONAL ASSOCIATION

	By:	/s/ John J. Walsh IV
Name: John J. Walsh IV
Title: Senior Director

THE ADMINISTRATIVE AGENT:	WELLS FARGO SECURITIES, LLC

	By:	/s/ Matt Jensen
Name: Matt Jensen, CFA
Title: Vice President

[Signatures Continued on the Following Page]

Fifth Amended and Restated

Loan and Servicing Agreement

THE TRUSTEE:	U.S. BANK NATIONAL ASSOCIATION, not in its individual capacity but solely as Trustee

	By:	/s/ Seth Frink
Name: Seth Frink
Title: Assistant Vice President

Fifth Amended and Restated

Loan and Servicing Agreement

Annex A

NEWSTAR CP FUNDING LLC

500 Boylston Street, Suite 1250

Boston, Massachusetts 02116

Attention: Brian Forde

Telephone: (617) 848-4373

Fax: (617) 848-4300

NEWSTAR FINANCIAL, INC.

500 Boylston Street, Suite 1250

Boston, Massachusetts 02116

Attention: Brian Forde

Telephone: (617) 848-4373

Fax: (617) 848-4300

WELLS FARGO SECURITIES, LLC,

as Administrative Agent

One Wells Fargo Center, Mail Code: D1053-082

Charlotte, NC 28288

Attention: Kevin Sunday

Facsimile: (704) 715-0067

Confirmation: (704) 383-5267

[All electronic dissemination of Notices should be sent to scp.mmloans@wellsfargo.com]

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Lender

One Wells Fargo Center, Mail Code: D1053-082

Charlotte, NC 28288

Attention: Kevin Sunday

Facsimile: (704) 715-0067

Confirmation: (704) 383-5267

[All electronic dissemination of Notices should be sent to scp.mmloans@wellsfargo.com]

U.S. BANK NATIONAL ASSOCIATION

1719 Range Way

Mail Code: Ex - SC - FLOR

Florence, South Carolina 29501

Attn: Sandra Farrow

Ref: NewStar CP Funding/Wells Fargo Warehouse

Facsimile No.: 843-673-4925

Confirmation No: 843-673-4929

U.S. BANK NATIONAL ASSOCIATION

Corporate Trust Services - CDO Unit

One Federal Street, Third Floor

Boston, Massachusetts 02110

Attn: Kyle Harcourt

Reference: NewStar CP Funding/Wells Fargo Warehouse

Facsimile No.: 503-258-6028

Confirmation No: 617-603-6506

Annex A-1